PROSPECTUS	Filed Pursuant to Rule 424(b)(4)
Registration No.: 333-296413

BLOCKCHAIN DIGITAL INFRASTRUCTURE, INC.

33,333,334 Shares of Common Stock

This is a firm commitment public offering (the “Offering”) of 33,333,334 shares of common stock, par value $0.0001 per share (“common stock” or “Common Stock”) of BlockchAIn Digital Infrastructure, Inc. at the public offering price of $1.65 per share, for gross aggregate proceeds of $55,000,001.10.

Our common stock is listed on the NYSE American under the symbol “AIB.” On June 4, 2026, the last reported sale price of our common stock was $2.05 per share. The public offering price per share of common stock sold in this Offering of $1.65 was determined between us and the representative of the underwriters based on market conditions at the time of pricing and is a discount to the current market price. The securities in this Offering will be offered at a fixed price of $1.65 per share and will be issued in a single closing.

You should read this prospectus and any prospectus supplement, together with additional information described under “Where You Can Find More Information,” carefully before you invest in any of our securities.

We are an “emerging growth company” as defined by the Jumpstart Our Business Startups Act of 2012, and as such, we have elected to comply with certain reduced public company reporting requirements for this prospectus and future filings. See “Risk Factors – As an emerging growth company, BlockchAIn cannot be certain if the reduced disclosure requirements applicable to emerging growth companies will make BlockchAIn common stock less attractive to investors.”

Investing in our securities is speculative and involves a high degree of risk. You should carefully consider the risk factors beginning on page 9 of this prospectus before purchasing our securities.

	Per Share	Total
Public offering price	$1.65	$55,000,001.10
Underwriting discounts and commissions (6.0%)(1)	$0.099	$3,300,000.07
Proceeds to us, before expenses	$1.551	$51,700,001.03

(1)	We have agreed to issue the representative of the underwriters, at the closing of this offering, common stock purchase warrants (“Representative Warrants”) to purchase the number of shares of common stock equal to 4% of the aggregate number of shares of common stock sold in this offering, including any shares sold upon exercise of the underwriters’ option. In addition, we have agreed to reimburse the representative for certain expenses in connection with this offering. See “Underwriting.”

We have granted the underwriters a 45-day option to purchase up to an aggregate of 4,999,999 shares of our common stock to cover over-allotments, if any. If the underwriters exercise the option in full, the total underwriting discounts and commissions payable by us will be approximately $3,794,999.97 and the total proceeds to us, before expenses, will be approximately $59,454,999.48.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the securities against payment on or about June 8, 2026, subject to the satisfaction of customary closing conditions.

Lucid Capital Markets

The date of this prospectus is June 5, 2026.

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-1 that we filed with the U.S. Securities and Exchange Commission (the “SEC”). You should carefully read this prospectus and any prospectus supplement, as well as additional information described under “Where You Can Find More Information,” before deciding to invest in our securities.

We have not, and the underwriters have not, authorized anyone to provide any information or to make any representations other than those contained in this prospectus prepared by or on behalf of us or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the securities offered hereby, and only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date, regardless of its time of delivery or any sale of our securities. Our business, financial condition, results of operations and prospects may have changed since that date.

The information provided in this prospectus contains statistical data and estimates, including those relating to market size and competitive position of the markets in which we participate, that we obtained from our own internal estimates and research, as well as from industry and general publications and research, surveys and studies conducted by third parties. Industry publications, studies and surveys generally state that they have been obtained from sources believed to be reliable. While we believe our internal company research is reliable and the definitions of our market and industry are appropriate, neither this research nor these definitions have been verified by any independent source.

For investors outside the United States: We have not, and the underwriters have not, done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the securities and the distribution of this prospectus outside the United States.

We own or have rights to trademarks or trade names that we use in connection with the operation of our business, including our corporate names, logos and website names. This prospectus may contain trademarks, service marks and trade names of other companies, which are the property of their respective owners. Our use or display of third parties’ trademarks, service marks, trade names or products in this prospectus is not intended to, and should not be read to, imply a relationship with or endorsement or sponsorship of us. Solely for convenience, some of the copyrights, trade names and trademarks referred to in this prospectus are listed without their ©, ® and ™symbols, but we will assert, to the fullest extent under applicable law, our rights to our copyrights, trade names and trademarks. All other trademarks are the property of their respective owners.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements contained in this prospectus may constitute “forward-looking statements” for purposes of federal securities laws. Such statements can be identified by the fact that they do not relate strictly to historical or current facts. Forward-looking statements appear in a number of places in this registration statement including, without limitation, in the sections of this registration statement titled “Business” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. Forward-looking statements are typically identified by words such as “plan,” “believe,” “expect,” “anticipate,” “contemplate,” “intend,” “outlook,” “estimate,” “forecast,” “project,” “continue,” “could,” “may,” “might,” “possible,” “potential,” “predict,” “should,” “will,” “would” and other similar words and expressions (including the negative of any of the foregoing), but the absence of these words does not mean that a statement is not forward-looking.

These forward-looking statements are based on information available as of the date of this prospectus and our management’s current expectations, forecasts and assumptions, and involve a number of judgments, known and unknown risks and uncertainties and other factors, many of which are outside the control of the Company and our directors, officers and affiliates. There can be no assurance that future developments will be those that have been anticipated. Accordingly, forward-looking statements should not be relied upon as representing our views as of any subsequent date.

These forward-looking statements involve a number of risks, uncertainties or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, those factors described in “Risk Factors,” our periodic filings with the SEC and the following:

●	the expected benefits of and potential value created by the Business Combination for the Signing Day Sports Stockholders and the One Blockchain Securityholders;

●	the ability to maintain the listing of BlockchAIn’s securities on the NYSE American following the Business Combination;

●	the price and volatility of Bitcoin, ETH and other cryptocurrencies;

●	our ability to begin or complete any project that is “in the pipeline,” contracted or negotiated but not yet under active construction;

●	our ability to make effective judgments regarding pricing strategy and resource allocation;

●	our ability to control electricity costs;

●	the risk that one or more of our customers may experience financial distress or bankruptcy, which could result in reduced revenue, uncollectible accounts receivable, or disruptions to our operations;

●	regulatory changes or actions that may restrict the use of cryptocurrencies or the operation of cryptocurrency networks in a manner that may require our customers or tenants to cease certain or all operations;

●	the risks to our business of earthquakes, fires, floods, and other natural catastrophic events and interruptions by man-made issues such as strikes and terrorist attacks;

●	unexpected costs or expenses to our business;

●	our expectations regarding our cash runway or use of its cash; and

●	general economic and business conditions in our market.

You should refer to “Risk Factors” on page 9 of this prospectus for a discussion of important factors that may cause our actual results to differ materially from those expressed or implied by our forward-looking statements. As a result of the risks, uncertainties and assumptions described under “Risk Factors” and elsewhere, we cannot assure you that the forward-looking statements in this prospectus will prove to be accurate. Furthermore, if our forward-looking statements prove to be inaccurate, the inaccuracy may be material. In light of the significant uncertainties in these forward-looking statements, you should not regard these statements as a representation or warranty by us or any other person that we will achieve our objectives and plans in any specified time frame or at all.

You should not rely upon forward-looking statements as predictions of future events. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee that the future results, levels of activity, performance, or events and circumstances reflected in the forward-looking statements will be achieved or occur.

Should one or more of these risks or uncertainties materialize or should any of the assumptions made by our management proves incorrect, actual results may vary in material respects from those projected in these forward-looking statements.

All subsequent written and oral forward-looking statements addressed in this prospectus and attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this prospectus. Except to the extent required by applicable law or regulation, we undertake no obligation to update these forward-looking statements to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events.

PROSPECTUS SUMMARY

This summary highlights selected information that is presented in greater detail elsewhere in this prospectus. Because it is only a summary, it does not contain all of the information you should consider before investing in our securities and it is qualified in its entirety by, and should be read in conjunction with, the more detailed information included elsewhere in this registration statement. Before you decide whether to purchase our securities, you should read this entire prospectus carefully, including the sections of this prospectus titled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations”. You should also carefully read the information in this prospectus, including our financial statements, and the exhibits to the registration statement of which this prospectus is a part.

The Company

Through One Blockchain, our primary operating subsidiary, we develop, own and operate digital infrastructure dedicated to AI hosting and high-performance computing optimized colocation data center capacity. Our operations are currently centered around our existing 65 MW data center facility, which we refer to as CLT-01.

As part of our planned transition and expansion, we are developing a modular deployment architecture intended to convert existing powered land and brownfield sites, including digital-asset-mining facilities, into AI/HPC-grade colocation facilities. To support this approach, we secure executed utility commitments before committing capital to vertical construction. Our facilities are designed for liquid-cooled, high-density AI compute workloads, with rack densities of up to 150 kilowatts and N+1 mechanical and electrical redundancy. We operate on an “owner-agnostic” platform: our tenants supply their own graphics processing units (GPUs) and other compute hardware, and we provide the underlying real estate, power, cooling, and connectivity infrastructure under long-term leases. We believe this structure aligns our cash flows with the duration of AI infrastructure demand without exposing us to the residual-value or technology-obsolescence risks associated with hardware ownership.

As of May 2026, our portfolio consists of:

●	Approximately 65 MW of energized utility load at our CLT-01 campus;

●	Approximately 25 MW of additional capacity in active development or interconnection; and

●	An identified development pipeline of approximately 485 MW across four sites.

Active Commercial Dialogue with Prospective Tenants.

We are continuously seeking new tenants and currently have ongoing commercial dialogue with multiple prospective tenants across the following categories: (i) GPU cloud platforms; (ii) Bare-metal GPU marketplaces; (iii) AI cloud infrastructure operators; (iv) AI silicon and hosted-inference platforms; and (v) Sovereign AI infrastructure programs.

As of the date of this prospectus, other than one non-binding letter of intent with a data infrastructure tenant for an additional 5 MW at CLT-01, we have negotiated and exchanged draft lease agreements with a global cloud provider covering 26 MW utility load (20 MW IT load) of data center capacity at CLT-01. Finalizing and executing this lease is subject to the provider securing an end-user for the lease, which may take several weeks. As a result, we have commenced preliminary negotiations with other prospective tenants and have exchanged drafts of lease agreements.  We anticipate that the lease, or a materially similar lease with other prospective tenant or tenants, could potentially be executed within the next 90 days. However, execution of any lease remains subject to continued negotiation, technical and commercial diligence, site and power availability review, legal documentation, credit review, financing considerations, internal approvals and other customary conditions. There can be no assurance that any definitive lease will be executed within such timeframe, or at all, or that any definitive lease, if executed, will be for the capacity, duration or economic terms currently under discussion.

Industry and Market Opportunity

The global data center industry has experienced sustained growth over the past decade as enterprises increasingly rely on digital infrastructure to support cloud computing, data-intensive applications, and the continued growth of internet traffic. Organizations are generating and processing significantly larger volumes of data while simultaneously adopting distributed IT architectures designed to improve scalability, performance and resiliency.

A growing number of organizations are transitioning toward outsourcing their data center requirements to third-party providers in order to reduce capital expenditures, increase operational flexibility, and gain access to specialized infrastructure and connectivity ecosystems. Carrier-neutral multi-tenant data centers (“MTDCs”), which provide colocation space, power, cooling, physical security, and access to multiple network providers and cloud platforms, have become an increasingly important component of global digital infrastructure.

More recently, the rapid adoption of artificial intelligence, machine learning and other high-performance computing workloads has begun to materially increase demand for data center capacity capable of supporting high-density computing environments. These workloads require substantial power availability, advanced cooling systems and highly reliable infrastructure, which has increased the importance of purpose-built facilities designed to support higher power densities.

Management believes that several long-term industry trends — including enterprise digital transformation, the continued growth of cloud computing, increasing demand for interconnection between digital platforms, and the emergence of AI-driven workloads — are expected to continue driving demand for outsourced data center infrastructure. Management believes the Company’s operational capabilities and infrastructure position it to participate in the growing demand for data center capacity in its markets.

Demand for compute infrastructure capable of supporting AI training and inference workloads has accelerated meaningfully since 2023. Industry data we have reviewed indicates that U.S. data center installed capacity has grown from approximately 10 gigawatts (GW) in 2023 to approximately 15.5 GW in 2025, and that third-party forecasts project growth to approximately 95 GW by 2030. According to JLL’s North America Data Center Report (Year-End 2025) and Goldman Sachs Research (2026), data center power demand is projected to grow at a 21% compound annual growth rate, with the sector expected to account for approximately 11% of total U.S. grid consumption by 2030 and requiring an estimated $720 billion in grid infrastructure investment to support that demand. Hyperscale cloud providers have collectively committed in excess of $1 trillion in data center capital expenditure through 2028, reflecting the scale of enterprise demand for AI-ready compute infrastructure that purpose-built colocation operators like AIB are positioned to serve.

We believe this growth has materially outpaced incremental electric grid capacity additions, which have grown at an estimated 2% to 3% annually, and that primary U.S. interconnection queues now exhibit average wait times of five to six years.

Industry vacancy in North American data center markets is currently estimated at approximately 1%, and prices for “powered-land” parcels (i.e., land with executed power-delivery commitments) have risen meaningfully in recent quarters. We believe that the combination of accelerating demand for AI-suitable compute, slow incremental grid capacity additions, and the cost and timeline to procure new utility interconnection has created a structural undersupply of large-format, AI-ready colocation capacity in the United States.

Our Competitive Strengths

We believe the following competitive strengths position us to capture value from these market dynamics:

●	Contracted utility power as a development gate. We pursue executed utility ESAs or comparable binding power commitments prior to commencing vertical construction. We believe this discipline reduces the principal source of execution delay in our industry.

●	Repurposing of existing energized infrastructure. Our anchor CLT-01 site has been previously operated as a 40 MW digital-asset-mining facility and is grid-interconnected, zoned for industrial/ data center use, and equipped with carrier-neutral connectivity. We believe the conversion of existing powered land into AI/HPC colocation capacity offers materially faster time-to-energization than greenfield development.

●	AI-optimized facility design. Our facilities are designed for rack densities of up to 150 kW, liquid cooling, N+1 redundancy, and a target annualized power usage effectiveness (PUE) of approximately 1.3. We believe these specifications align with the requirements of current-generation AI training workloads.

●	Owner-agnostic operating model. Our tenants supply their own GPU and compute hardware under long-term leases. We do not own, finance, or operate GPUs, and we do not assume technology-obsolescence or residual-value risk associated with hardware.

●	Modular construction approach. Our facilities are designed in standardized 10 MW data-hall modules, which allows phased deployment, parallel civil work, and pre-engineered equipment procurement. We target a 9-to-12-month delivery cycle per module against an industry baseline of 18 months or longer for traditional builds, although we cannot assure that any particular project will meet these timelines.

●	Supply chain pre-positioning. We secure long-lead electrical equipment—including transformers and generators—under letters of intent at site selection and have eight key vendor relationships in place. We believe these arrangements mitigate procurement risk for time-critical components.

●	Experienced management team. Members of our management team have prior operating experience in data center construction, hyperscale infrastructure leasing, capital markets, and tax-advantaged real estate structures. See “Management”..

Recent Developments

The following developments have occurred since the beginning of 2026 and are described elsewhere in this prospectus:

●	Repurposing of our existing facility, referred to as CLT-01. In the first quarter of 2026, we announced the repurposing of our existing energized 40 MW CLT-01 site for AI/HPC colocation use.

●	NYSE American listing. In March 2026, our common stock began trading on the NYSE American under the symbol “AIB.”

●	Electrical Service Agreement (“ESA”) expansion at CLT-01. On May 27, 2026, we executed an amended ESA expanding the utility power capacity available to the CLT-01 site to 65 MW.

Business Combination

On May 27, 2025, the Company entered into the Business Combination Agreement with Signing Day Sports, Merger Sub I, Merger Sub II, and One Blockchain, providing for a business combination. Upon the consummation of the Business Combination, Merger Sub I merged with and into Signing Day Sports, with Signing Day Sports surviving as a wholly-owned subsidiary of BlockchAIn, and Merger Sub II merged with and into One Blockchain, with One Blockchain surviving as a wholly-owned subsidiary of BlockchAIn.

On March 16, 2026, the business combination closed (the “Closing”). As a result of the business combination, each outstanding share of Signing Day Sports common stock was exchanged for the right to receive 0.09334 of one (1) registered share of common stock of BlockchAIn, except that if the exchange would otherwise result in a fractional BlockchAIn share being issuable to a Signing Day Sports stockholder, the number of BlockchAIn shares issuable to such stockholder was rounded up to the nearest whole share with respect to that BlockchAIn share (the “Exchange Ratio”). A total of 3,198,511 shares of common stock was issued to the Signing Day Sports stockholders (prior to the rounding adjustments). In addition, each outstanding option to purchase Signing Day Sports common stock or outstanding warrant to purchase Signing Day Sports common stock that had not previously been exercised prior to the Closing was converted into an option or warrant, as applicable, to purchase a number of BlockchAIn shares equal to the number of shares of Signing Day Sports common stock subject to such option or warrant immediately prior to the Closing multiplied by the Exchange Ratio, with the per share exercise price divided by the Exchange Ratio, and each option immediately became fully vested.

As a result of the One Blockchain Merger, the membership interests of One Blockchain (“One Blockchain membership interests”) outstanding prior to the One Blockchain Merger were automatically cancelled, in exchange for the right of the holders thereof to receive the number of BlockchAIn shares equal to (a) the product of (i) the number of fully-diluted shares of Signing Day Sports common stock outstanding immediately prior to the effective time of the Business Combination, not including certain out-of-the-money derivative securities (“SGN Outstanding Shares”), multiplied by (ii) 1/0.085, and multiplied by (iii) the Exchange Ratio, minus (b) the product of (i) the SGN Outstanding Shares multiplied by (ii) the Exchange Ratio (the “One Blockchain Merger Consideration”).

In connection with the Business Combination, on March 16, 2026, Signing Day Sports Stockholders received 3,198,511 shares of common stock (prior to the rounding adjustments) and the securityholders of One Blockchain received 33,225,888 shares of common stock.

The Business Combination Agreement provides for the issuance of earnout shares (the “Earnout Shares”) to the members, as of immediately prior to the Closing, of One Blockchain (collectively, the “One Blockchain Securityholders”), consisting of shares of common stock, if the 2026 EBITDA equals or exceeds $25 million. The Earnout Shares will equal 11.628% of the One Blockchain Merger Consideration, subject to adjustment. One Blockchain Securityholders may receive up to 3,863,460 (subject to adjustment) additional BlockchAIn shares, respectively, if the Earnout Shares are issued. If the conditions for the issuance of the Earnout Shares are met, the Earnout Shares will be issued within ten calendar days following the date on which BlockchAIn files its annual report for its 2026 fiscal year with the SEC.

In addition, at the closing of the Business Combination, BlockchAIn issued to Maxim Group, as the financial advisor to One Blockchain (as the agreed consideration for advisory services provided to One Blockchain) and the designee of Maxim Partners, (i) 1,204,669 shares of common stock equal to 3.5% of the total transaction enterprise value, in accordance with the obligations of One Blockchain under the Advisory Agreement. At such time the Earnout Shares, if any, are issued, a number of shares of common stock equal to 3.5% of the Earnout Shares will be issued at such time. Maxim Group may receive up to 140,126 additional shares of common stock if the Earnout Shares are issued. The number of shares of common stock issued to Maxim Group at the Closing, and if applicable, in connection with the Earnout Shares, will reduce only the equity ownership otherwise allocable to the holders of One Blockchain membership interests.

The transaction terms of the Business Combination provided that following the Closing, Signing Day Sports Stockholders would own 8.5% of the Company, One Blockchain Securityholders would own 88.3% of the Company, and Maxim (or its designees) would own 3.2% of the Company. After the Closing, an additional 17,065 shares of common stock were issued to Signing Day Sports Stockholders due to rounding adjustments as a result of fractional shares outstanding after Closing. To realign the shareholding percentages with those contemplated by the Business Combination transaction documents, the Board of Directors approved the issuance of an additional 177,729 shares of common stock to be issued to legacy One Blockchain securityholders and 6,444 additional shares of common stock to be issued to Maxim. Such shares have not been issued as of the date of this prospectus.

Emerging Growth Company

We are an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). As an emerging growth company, we are eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, as amended (the “Sarbanes-Oxley Act”), reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. As a result, changes in rules of U.S. generally accepted accounting principles or their interpretation, the adoption of new guidance or the application of existing guidance to changes in our business could significantly affect our business, financial condition and results of operations. In addition, we are in the process of evaluating the benefits of relying on the other exemptions and reduced reporting requirements provided by the JOBS Act, as more fully described in the section of this registration statement titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Emerging Growth Company.”

We will remain an emerging growth company until the earlier of: (i) the last day of the fiscal year (a) following the fifth anniversary of the sale of our common equity securities pursuant to an effective registration statement under the Securities Act, (b) in which we have total annual gross revenues of at least $1.235 billion, or (c) in which we are deemed to be a large accelerated filer, which means the market value of our common equity that is held by non-affiliates equals or exceeds $700 million as of the last business day of our most recently completed second fiscal quarter; and (ii) the date on which we have issued more than $1.0 billion in non-convertible debt securities during the prior three-year period. References herein to “emerging growth company” have the meaning associated with it in the JOBS Act.

Summary Risk Factors

Risks Related to this Offering

●	Investors in this offering will experience immediate and substantial dilution in the net tangible book value per share of their investment.

●	Our management will have broad discretion over the use of the proceeds we receive in this offering and might not apply the proceeds in ways that increase the value of your investment.

●	This offering may cause the trading price of our common stock to decrease.

Risks Related to Ownership of Common Stock

●	We may seek to raise additional funds, finance acquisitions or develop strategic relationships by issuing securities that would dilute your ownership. Depending on the terms available to us, if these activities result in significant dilution, it may negatively impact the trading price of our common stock.

●	Future sales of a substantial number of shares of common stock by us or our large stockholders, or dilutive exercises of a substantial number of warrants by our warrant holders could adversely affect the market price of our common stock.

●	If our shares of common stock become subject to the penny stock rules, it would become more difficult to trade our shares.

●	If securities or industry analysts do not publish research or reports about our business, or if they issue an adverse opinion regarding its stock, its stock price and trading volume could decline.

●	We are an emerging growth company and a “smaller reporting company” and the reduced reporting requirements applicable to such companies may make our common stock less attractive to investors.

●	The price of our common stock may be volatile, and you may lose all or part of your investment.

●	There may not be enough liquidity in our securities to enable securityholders to sell their securities.

●	The Company may be deemed a “controlled company” within the meaning of the NYSE American rules and the rules of the SEC.

●	The ongoing requirements of being a public company may strain the Company’s resources and distract management and we will incur substantial costs as a result of being a public company.

●	We do not intend to pay any cash dividends in the foreseeable future.

Risks Related to Our Business and Operations

●	We have generated the majority of our revenue from a small number of customers, including Blue Ridge Digital Mining, which is controlled by Jerry Tang, our Chief Executive Officer, President, and the direct or indirect owner of the majority of the membership interests of the One Blockchain Securityholders, and we are therefore exposed to a number of related risks.

●	Our operational results and growth are heavily dependent on securing and maintaining favorable agreements for power and land, and the failure to do so could adversely impact our business and planned expansions.

●	Our operations are dependent on the performance and reliability of our data center infrastructure and operational technology.

●	We are subject to risks associated with our need for significant and reliable electric power, and the complexities of our power agreements, including true-up adjustments and curtailment requirements, could adversely impact our costs and profitability.

●	Construction, equipment procurement, and commissioning of data center facilities are subject to delays, cost overruns, and supply chain disruptions.

●	We may not be able to finalize or execute definitive lease agreements with prospective tenants, which could adversely affect our financial results, growth prospects, and business strategy.

Risks Related to the Digital Infrastructure and HPC Industries

●	The digital infrastructure and high-performance computing industries in which One Blockchain operates are characterized by rapidly evolving technology, shifting customer requirements, and increasing demand for power-dense hosting capacity. If One Blockchain fails to adapt its service offerings, maintain competitive pricing, or meet the operational expectations of its customers, it may not be able to attract new customers or retain existing customers, and its business and results of operations may be adversely affected.

●	The development of blockchain technology and cryptocurrency is in its early stage and any adverse development in the cryptocurrency or blockchain market could adversely affect One Blockchain’s business and results of operations.

●	Technological obsolescence of mining equipment could negatively impact our business.

Risks Related to Our Financial Condition

●	We have a limited operating history operating as an AI/HPC colocation developer. Our historical financial statements primarily reflect the operations of our legacy digital-asset-mining business.

●	We will require significant capital to fund our growth strategy, and failure to obtain necessary financing on favorable terms, or at all, could adversely affect our growth and operations.

●	Our former investment banker may assert rights to participate in, or claim fees from, this offering notwithstanding our position that such rights have been terminated.

Risks Related to Regulatory Compliance and Other Legal Matters

●	We are subject to a highly-evolving regulatory landscape and any adverse changes to, or our failure to comply with, any laws and regulations could adversely affect our business, reputation, prospects or operations.

●	We may be involved in legal and other disputes from time to time arising out of our operations, including disputes with our suppliers, customers or employees. Our vendors and customers are also subject to risks relating to litigation and disputes, which could adversely affect our business or reputation.

●	Digital asset mining activities are energy-intensive, which may restrict the geographic locations of data center hosting facilities and have a negative environmental impact.

●	Future sales of shares by existing stockholders could cause the Company’s stock price to decline.

Corporate Information

Our principal executive offices are located at 1540 Broadway, Ste. 1010, New York, NY 10036 and our telephone number is 646-493-2993. Our website address is https://oneblockchain.ai/. Any information contained on, or that can be accessed through, our website is not incorporated by reference into, nor is it in any way part of this registration statement and should not be relied upon in connection with making any decision with respect to an investment in our securities. We are required to file annual, quarterly and current reports, proxy statements and other information with the SEC. You may obtain any of the documents filed by us with the SEC at no cost from the SEC’s website at http://www.sec.gov.

THE OFFERING

Issuer:	BlockchAIn Digital Infrastructure, Inc.

Common Stock offered by us:	33,333,334 shares of common stock (or 38,333,333 shares of common stock if the representative exercises its option to purchase additional shares in full) based on the public offering price of $1.65 per share.

Public offering price:	$1.65 per share of common stock.

Common stock outstanding immediately prior to this offering:	37,646,133 shares of common stock as of June 4, 2026.

Common stock to be outstanding immediately after this offering (1):	70,979,467 shares (or 75,979,466 shares if the representative exercises its option to purchase additional shares in full).

Option to Purchase Additional Shares	We have granted a 45-day option to the underwriters to purchase from us, at the public offering price, less the underwriting discounts and commissions, up to 4,999,999 additional shares of common stock solely to cover over-allotments, if any.

Use of proceeds:	We expect to receive net proceeds, after deducting the underwriting discounts and commissions and estimated expenses payable by us, of approximately $51.4 million (or approximately $59.1 million if the representative exercises its option to purchase additional shares in full).

We currently intend to use the net proceeds from this offering for working capital, capital expenditures relating to growing our business, and general corporate purposes. See “Use of Proceeds.”

Underwriting Compensation:	Upon the closing of this offering, we will pay the underwriter a cash transaction fee equal to 6.0% of the aggregate gross cash proceeds to us from the sale of the securities in the Offering. In addition, we will reimburse the representative for certain out-of-pocket expenses related to the Offering. See “Underwriting.”

Representative Warrants Lock-Up

We will issue to the representative, or its designees, at the closing of this Offering common stock purchase warrants (“Representative Warrants”) to purchase the number of shares of common stock equal to 4% of the aggregate number of shares of common stock sold in this Offering, including shares sold upon exercise of the underwriters’ option. The Representative Warrants will be exercisable immediately upon issuance, and from time to time, in whole or in part, and will expire five years from the commencement of sales at an exercise price of $1.815 per share. The registration statement of which this prospectus is a part also registers the Representative Warrants and the underlying shares of common stock. See “Underwriting.”

We and our officers, directors and holders of 5% of more of our common stock have agreed to not sell, offer, agree to sell, contract to sell, hypothecate, pledge, grant any option to purchase, make any short sale of, or otherwise dispose of or hedge, directly or indirectly, any shares of our capital stock or any securities convertible into or exercisable or exchangeable for a period of up to 90 days from the close of this Offering, without the prior written consent of the representative.

See the section of this prospectus entitled “Underwriting” for additional information.

Trading symbol:	Our Common Stock is listed on the NYSE American under the symbol “AIB.”

Risk factors:	The securities offered by this prospectus are speculative and involve a high degree of risk. Investors purchasing securities should not purchase the securities unless they can afford the loss of their entire investment. See “Risk Factors” beginning on page 9.

(1)	The number of shares of common stock to be outstanding following this Offering is based on 37,646,133 shares of common stock outstanding as of June 4, 2026, and excludes:

●

4,003,586 shares of common stock, in the aggregate (subject to adjustment) issuable only upon achievement of the EBITDA milestone for the fiscal year ended December 31, 2026, in connection with the earn-out provisions set forth in the Business Combination Agreement;

●	184,173 shares of common stock, in the aggregate, issuable to One Blockchain security holders and Maxim;

●	7,526,299 shares of common stock and available for grant and issuance under our Equity Incentive Plan;

●	566 shares of common stock issuable upon the exercise of options assumed from Signing Day Sports in connection with the Business Combination; and

●	1,904 shares of common stock issuable upon the exercise of warrants assumed from Signing Day Sports in connection with the Business Combination.

Unless otherwise indicated, this prospectus also assumes no exercise by the representative of its option to purchase additional shares of our common stock to cover over-allotments, if any.

RISK FACTORS

Investing in our securities involves a high degree of risk. Before making an investment decision, you should consider carefully the following risk factors, as well as the other information set forth in this registration statement, including matters addressed in the section of this registration statement titled “Cautionary Note Regarding Forward-Looking Statements”. You should carefully consider the following risks and all of the other information contained in this prospectus before deciding whether to invest in our securities. Our business, financial condition, results of operations and future prospects may be adversely affected as a result of such risks. In such an event, the market price of our common stock could decline, and you could lose part or all of your investment.

Additionally, the risks and uncertainties described in this registration statement, any prospectus supplement, any post-effective amendment are not the only risks and uncertainties that we face. We may face additional risks and uncertainties that are not presently known to us, or that we currently deem immaterial. The following discussions should be read in conjunction with our financial statements and the notes to the financial statements included therein.

Risks Related to this Offering and Ownership of our Securities

Investors in this Offering will experience immediate and substantial dilution in the book value of their investment.

The public offering price will be substantially higher than the net tangible book value per share of our outstanding shares of common stock. As a result, investors in this Offering will incur immediate dilution of $0.88  per share based on a public offering price of $1.65 per share of Common Stock. Investors in this Offering will pay a price per share of Common Stock that substantially exceeds the book value of our assets after subtracting our liabilities. See “Dilution” for a more complete description of how the value of your investment will be diluted upon the completion of this Offering.

Our management will have broad discretion over the use of the proceeds we receive in this Offering and might not apply the proceeds in ways that increase the value of your investment.

Our management will have broad discretion over the use of our net proceeds from this Offering, and you will be relying on the judgment of our management regarding the application of these proceeds. Our management might not apply our net proceeds in ways that ultimately increase the value of your investment. We expect to use the net proceeds from this offering for working capital, capital expenditures relating to growing our business, and general corporate purposes. Our management might not be able to yield a significant return, if any, on any investment of these net proceeds. You will not have the opportunity to influence our decisions on how to use our net proceeds from this Offering.

The Company may be deemed a “controlled company” within the meaning of the NYSE American rules and the rules of the SEC.

Jerry Tang, who serves as Chief Executive Officer, President, Chairman, and as a director of the Company may be deemed to beneficially own a majority (approximately 69.9%) of the Company’s outstanding common stock. As a result, the Company may be deemed to be a “controlled company” within the meaning of the corporate governance standards of NYSE American. Under these rules, a company of which more than 50% of the voting power is held by an individual, group or another company is a “controlled company” and may elect not to comply with certain corporate governance requirements, including:

●	the requirement that a majority of the BlockchAIn Board consist of “independent directors” as defined under the rules of the NYSE American;

●	the requirement that the Company have a compensation committee that is composed entirely of directors who meet the NYSE American independence standards for compensation committee members with a written charter addressing the committee’s purpose and responsibilities; and

●	the requirement that the Company’s director nominations be made, or recommended to the Company’s full board of directors, by its independent directors or by a nominations committee that consists entirely of independent directors and that the Company adopt a written charter or board resolution addressing the nominations process.

If the Company is deemed to be a “controlled” company as a result of the Business Combination, the Company may rely upon these exemptions. although it does not currently intend to do so. If the Company relies on any of the exemptions listed above in the future, stockholders may not have the same protections afforded to stockholders of companies that are subject to all of the corporate governance requirements of the NYSE American.

We may seek to raise additional funds, finance acquisitions or develop strategic relationships by issuing securities that would dilute your ownership. Depending on the terms available to us, if these activities result in significant dilution, it may negatively impact the trading price of our common stock.

Any additional financing that we secure may require the granting of rights, preferences or privileges senior to, or pari passu with, those of our common stock. Any issuances by us of equity securities may be at or below the prevailing market price of our common stock and in any event may have a dilutive impact on your ownership interest, which could cause the market price of our common stock to decline. We may also raise additional funds through the incurrence of debt or the issuance or sale of other securities or instruments senior to our shares of common stock, which may be highly dilutive. The holders of any securities or instruments we may issue may have rights superior to the rights of our common stockholders. If we experience dilution from the issuance of additional securities and we grant superior rights to new securities over holders of our common stock, it may negatively impact the trading price of our common stock and you may lose all or part of your investment.

Future sales of a substantial number of shares of Common Stock by us or our large stockholders, or dilutive exercises of a substantial number of warrants by our warrant holders could adversely affect the market price of our Common Stock.

Sales by us or our stockholders of a substantial number of shares of common stock in the public market following this offering, or the perception that these sales might occur, could cause the market price of the common stock to decline or could impair our ability to raise capital through a future sale of our equity securities. Additionally, dilutive exercises of a substantial number of warrants by our warrant-holders, or the perception that such exercises may occur, could put downward pressure on the market price of our common stock.

Future grants of shares of common stock under our equity incentive plan to our employees, non-employee directors and consultants, or sales by these individuals in the public market, could result in substantial dilution, thus decreasing the value of your investment in common stock. In addition, stockholders will experience dilution upon the exercise of any outstanding warrants.

Our Board approved an equity incentive plan which provides for the issuance of up to 7,526,299 additional shares of common Stock. Sales of a substantial number of the above-mentioned shares of Common Stock in the public market could result in a significant decrease in the market price of the Common Stock and have a material adverse effect on your investment.

We are an emerging growth company and a “smaller reporting company” and the reduced reporting requirements applicable to such companies may make our Common Stock less attractive to investors.

BlockchAIn is an emerging growth company, as defined in the JOBS Act. For as long as BlockchAIn continues to be an emerging growth company, it may take advantage of exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements and exemptions from the requirements of holding nonbinding advisory stockholder votes on executive compensation and stockholder approval of any golden parachute payments not previously approved. BlockchAIn cannot predict if investors will find its common stock less attractive because BlockchAIn may rely on these exemptions. If some investors find common stock less attractive as a result, there may be a less active trading market for common stock and its stock price may be more volatile.

BlockchAIn will remain an emerging growth company until the earlier of (i) the last day of the fiscal year (a) following the fifth anniversary of the sale of our common equity securities pursuant to an effective registration statement under the Securities Act, (b) in which we have total annual gross revenues of at least $1.235 billion, or (c) in which we are deemed to be a large accelerated filer, which means the market value of our common equity that is held by non-affiliates equals or exceeds $700 million as of the last business day of our most recently completed second fiscal quarter; and (ii) the date on which we have issued more than $1.0 billion in non-convertible debt securities during the prior three-year period.

Under the JOBS Act, emerging growth companies can also delay adopting new or revised accounting standards until such time as those standards apply to private companies. BlockchAIn has opted to continue to take advantage of the benefits of the extended transition period, although it may decide to early adopt such new or revised accounting standards to the extent permitted by such standards. This may make it difficult or impossible to compare BlockchAIn’s financial results with the financial results of another public company that is either not an emerging growth company or is an emerging growth company that has chosen not to take advantage of the extended transition period exemptions because of the potential differences in accounting standards used.

Additionally, BlockchAIn is a “smaller reporting company” as defined in Item 10(f) of Regulation S-K, which allows us to take advantage of certain scaled disclosure requirements available specifically to smaller reporting companies. For example, we may continue to use reduced compensation disclosure obligations, and we will not be obligated to follow the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act. We will remain a smaller reporting company until the last day of the fiscal year in which we have at least $100 million in revenue and at least $700 million in aggregate market value of our shares held by non-affiliated persons and entities (known as “public float”), or, alternatively, if our revenue exceeds $100 million, until the last day of the fiscal year in which our public float was at least $250.0 million (in each case, with respect to public float, as measured as of the last business day of the second quarter of such fiscal year). For the year ended December 31, 2025, BlockchAIn recorded revenue of approximately $18.5 million.

We cannot predict or otherwise determine if investors will find our securities less attractive as a result of our reliance on exemptions as a smaller reporting company and/or “non-accelerated filer.” If some investors find our securities less attractive as a result, there may be a less active trading market for our common stock and the price of our common stock may be more volatile.

The price of our common stock may be volatile, and you may lose all or part of your investment.

The market price of our common stock is volatile and may fluctuate substantially as a result of many factors. Factors which may cause fluctuations in the price of our common stock include, but are not limited to:

●	actual or anticipated fluctuations in our growth rate or results of operations or those of our competitors;

●	announcements by us or our competitors of new products or services, commercial relationships, acquisitions, or expansion plans;

●	announcements by us or our competitors of other material developments;

●	our involvement in litigation;

●	changes in government regulation applicable to us and our products;

●	sales, or the anticipation of sales, of our common stock, warrants and debt securities by us, or sales of our common stock by our insiders or other shareholders, including upon expiration of contractual lock-up agreements;

●	competition from existing or new technologies and products;

●	changes in key personnel;

●	the trading volume of the common stock;

●	changes in the estimation of the future size and growth rate of our markets;

●	changes in our quarterly or annual forecasts with respect to operating results and financial conditions;

●	general economic and market conditions; and

●	Announcements regarding business acquisitions.

In addition, the stock markets have experienced extreme price and volume fluctuations. Broad market and industry factors may materially harm the market price of our common stock, regardless of our operating performance. Technical factors in the public trading market for common stock may produce price movements that may or may not comport with macroeconomic, industry or BlockchAIn-specific fundamentals, including, without limitation, the sentiment of retail investors (including as may be expressed on financial trading and other social media sites), the amount and status of short interest in our securities, access to margin debt, trading in options and other derivatives on our common stock and any related hedging or other technical trading factors. In the past, following periods of volatility in the market price of a company’s securities, securities class action litigation has often been instituted against that company. If we become involved in any similar litigation, we could incur substantial costs and our management’s attention and resources could be diverted.

The requirements of being a public company may strain the Company’s resources and distract management and we will incur substantial costs as a result of being a public company.

We are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the Sarbanes-Oxley Act, and the Securities Act of 1933, as amended (the “Securities Act”). These rules, regulations and requirements are extensive. We will incur significant costs associated with our public company corporate governance and reporting requirements. The Exchange Act requires, among other things, that we file annual, quarterly and current reports with respect to our business and operating results. The Sarbanes-Oxley Act requires, among other things, that we maintain effective disclosure controls and procedures and internal control over financial reporting. In order to maintain and, if required, improve our disclosure controls and procedures and internal control over financial reporting to meet this standard, significant resources and management oversight may be required. As a result, management’s attention may be diverted from other business concerns, which could adversely affect our business and operating results. We may need to hire more corporate employees to comply with these requirements or engage outside consultants, which would increase our costs and expenses. This may divert management’s attention from other business concerns, which could have a material adverse effect on our business, financial condition and results of operations. These applicable rules and regulations may make it more difficult and more expensive for us to obtain director and officer liability insurance and it may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. As a result, it may be more difficult for us to attract and retain qualified individuals to serve on the Board or as executive officers.

In addition, changing laws, regulations and standards relating to corporate governance and public disclosure are creating uncertainty for public companies, increasing legal and financial compliance costs and making some activities more time-consuming. These laws, regulations and standards are subject to varying interpretations, in many cases due to their lack of specificity, and, as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies. This could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices. We intend to invest resources to comply with evolving laws, regulations and standards, and this investment may result in increased general and administrative expenses and a diversion of management’s time and attention from revenue-generating activities to compliance activities. If our efforts to comply with new laws, regulations and standards differ from the activities intended by regulatory or governing bodies due to ambiguities related to their application and practice, regulatory authorities may initiate legal proceedings against us and our business may be adversely affected.

As a result of disclosure of information in this prospectus and in the filings that we are required to make as a public company, our business, operating results and financial condition have become more visible, which may result in threatened or actual litigation, including by competitors and other third parties. If any such claims are successful, our business, operating results and financial condition could be adversely affected, and even if the claims do not result in litigation or are resolved in our favor, these claims, and the time and resources necessary to resolve them, could divert the resources of our management and adversely affect our business, operating results and financial condition.

An active, liquid and orderly trading market for our Common Stock may not develop, the price of our stock may be volatile, and you could lose all or part of your investment.

Even though our Common Stock is currently listed on the NYSE American, we cannot predict the extent to which investor interest in our company will lead to the development of an active trading market in our securities or how liquid that market might become. If such a market does not develop or is not sustained, it may be difficult for you to sell your shares of Common Stock at the time you wish to sell them, at a price that is attractive to you, or at all. There could be extreme fluctuations in the price of our Common Stock if there are a limited number of shares in our public float.

The trading price of our Common Stock is highly volatile and could be subject to wide fluctuations in response to various factors, some of which are beyond our control. Our stock price could be subject to wide fluctuations in response to a variety of factors, which include:

●	whether we achieve our anticipated corporate objectives;

●	actual or anticipated fluctuations in our quarterly or annual operating results;

●	changes in our financial or operational estimates;

●	our ability to implement our operational plans;

●	changes in the economic performance or market valuations of companies similar to ours; and

●	general economic or political conditions in the United States or elsewhere.

In addition, broad market and industry factors may seriously affect the market price of companies’ stock, including ours, regardless of actual operating performance. These fluctuations may be even more pronounced in the trading market for our stock shortly following this offering. In addition, in the past, following periods of volatility in the overall market and the market price of a particular company’s securities, securities class action litigation has often been instituted against these companies. This litigation, if instituted against us, could result in substantial costs and a diversion of our management’s attention and resources.

This Offering may cause the trading price of our Common Stock to decrease.

The number of shares of Common Stock underlying the securities we propose to issue and ultimately will issue if this Offering is completed may result in an immediate decrease in the trading price of our Common Stock. This decrease may continue after the completion of this Offering.

If our shares of Common Stock become subject to the penny stock rules, it would become more difficult to trade our shares.

The SEC has adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks. Penny stocks are generally equity securities with a price of less than $5.00, other than securities registered on certain national securities exchanges or authorized for quotation on certain automated quotation systems, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system. If we do not retain a listing on the NYSE American and if the price of our common stock is less than $5.00, our common stock will be deemed a penny stock. The penny stock rules require a broker-dealer, before a transaction in a penny stock not otherwise exempt from those rules, to deliver a standardized risk disclosure document containing specified information. In addition, the penny stock rules require that before effecting any transaction in a penny stock not otherwise exempt from those rules, a broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive (i) the purchaser’s written acknowledgment of the receipt of a risk disclosure statement; (ii) a written agreement to transactions involving penny stocks; and (iii) a signed and dated copy of a written suitability statement. These disclosure requirements may have the effect of reducing the trading activity in the secondary market for our common stock, and therefore stockholders may have difficulty selling their shares.

If securities or industry analysts do not publish or cease publishing research or reports about us, our business or our market, or if they change their recommendations regarding our securities adversely, our stock price and trading volume could decline.

The trading market for our common stock is influenced by the research and reports that industry or securities analysts may publish about us, our business, our market or our competitors. If any of the analysts who may cover us change their recommendation regarding our common stock adversely, or provide more favorable relative recommendations about our competitors, our stock price would likely decline. If any analyst who may cover us were to cease coverage of our company or fail to regularly publish reports on us, we could lose visibility in the financial markets, which in turn could cause our stock price or trading volume to decline.

In making your investment decision, you should understand that we and the underwriters have not authorized any other party to provide you with information concerning us or this offering.

You should carefully evaluate all of the information in this prospectus before investing in our company. We may receive media coverage regarding our company, including coverage that is not directly attributable to statements made by our officers, that incorrectly reports on statements made by our officers or employees, or that is misleading as a result of omitting information provided by us, our officers or employees. We and the underwriter have not authorized any other party to provide you with information concerning us or this offering, and you should not rely on unauthorized information in making an investment decision.

We do not intend to pay any cash dividends in the foreseeable future.

The current expectation is that we will retain our future earnings to fund the development and growth of the business. As a result, capital appreciation, if any, of the common stock of BlockchAIn will be your sole source of gain, if any, for the foreseeable future.

Currently, our shares of common stock are listed on NYSE American. However, there may not be enough liquidity in such market to enable securityholders to sell their securities.

Currently, our common stock is listed on NYSE American. If a public market for our securities does not develop, investors may not be able to re-sell their securities, rendering their securities illiquid and possibly resulting in a complete loss of their investment. We cannot predict the extent to which investor interest in us will lead to the development of an active, liquid trading market. The trading price of and demand for the common stock and the development and continued existence of a market and favorable price for the common stock will depend on a number of conditions, including the development of a market following, including by analysts and other investment professionals, the businesses, operations, results, and prospects of the Company, general market and economic conditions, governmental actions, regulatory considerations, legal proceedings, and developments or other factors. These and other factors may impair the development of a liquid market and the ability of investors to sell shares at an attractive price. These factors also could cause the market price and demand for the common stock to fluctuate substantially, which may limit or prevent investors from readily selling their shares and may otherwise negatively affect the price and liquidity of the common stock. Many of these factors and conditions are beyond the control of the Company or the stockholders.

A decline in the price of common stock could affect our ability to raise working capital and adversely impact our ability to continue operations.

A prolonged decline in the price of our common stock could result in a reduction in the liquidity of the common stock and a reduction in our ability to raise capital. A decline in the price of our common stock could be especially detrimental to our liquidity, operations and strategic plans. Such reductions may force us to reallocate funds from other planned uses and may have a significant negative effect on our business plan and operations, including our ability to develop new products and services and continue current operations. If our common stock’s price declines, we can offer no assurance that we will be able to raise additional capital or generate funds from operations sufficient to meet our obligations. If we are unable to raise sufficient capital in the future, we may not be able to have the resources to continue our normal operations.

If securities analysts do not publish research or reports about the Company’s business or if they publish negative evaluations of the Company’s stock, the price of the Company’s stock could decline.

The trading market for BlockchAIn common stock will rely, in part, on the research and reports that industry or financial analysts publish about the Company or the Company’s business. Equity research analysts may elect not to provide research coverage of BlockchAIn common stock, and such lack of research coverage may adversely affect the market price of its common stock. In the event it does have equity research analyst coverage, the Company will not have any control over the analysts or the content and opinions included in their reports. The price of BlockchAIn common stock could decline if one or more equity research analysts downgrade its stock or issue other unfavorable commentary or research. If one or more equity research analysts cease coverage of the Company or fail to publish reports on it regularly, demand for its common stock could decrease, which in turn could cause its stock price or trading volume to decline.

Risks Related to Our Business and Our Industry

For purposes of this section, the words “we,” “our,” “us,” “One Blockchain,” and the “Company” refers to BlockchAIn and its subsidiaries.

Risks Related to Our Business and Operations

We have generated the majority of our revenue from a small number of customers, including Blue Ridge Digital Mining, which is controlled by Jerry Tang, our Chief Executive Officer, President, and the direct or indirect owner of the majority of the membership interests of the One Blockchain Securityholders, and we are therefore exposed to a number of related risks.

For the twelve months ended December 31, 2025, approximately 93% of One Blockchain’s revenues were derived from three customers. For the periods from February 8, 2024 to December 31, 2024 and January 1, 2024 to February 7, 2024, approximately 97% and 97%, respectively, of One Blockchain’s revenues were attributable to a single customer, Blue Ridge Digital Mining. Blue Ridge Digital Mining is owned by VCV Digital Infrastructure Holdings LLC, which is controlled by or affiliated with Jerry Tang, Chief Executive Officer and President of One Blockchain and the direct or indirect owner of the majority of the membership interests of the One Blockchain Securityholders.

Our dependence on Blue Ridge Digital Mining for the substantial majority of our revenues exposes us to significant risks related to customer concentration. If Blue Ridge Digital Mining were to reduce its purchases, terminate its relationship with us, or experience financial difficulties, our business, financial condition, and results of operations would be materially and adversely affected. We may not be able to quickly replace the revenue generated by this customer with revenue from other sources, and any such loss could result in a significant decline in our revenues and profitability.

Additionally, because Blue Ridge Digital Mining is controlled by Jerry Tang, our Chief Executive Officer, President, and direct or indirect majority equity holder, our transactions with this customer may be subject to heightened scrutiny and potential conflicts of interest. Although we seek to ensure that all transactions with related parties are conducted on an arm’s-length basis and in accordance with applicable laws and our internal policies, there can be no assurance that such transactions will not be challenged or that they will not result in unfavorable terms for us. Any perceived or actual conflicts of interest could also negatively impact our reputation and relationships with other customers, suppliers, or investors.

Furthermore, our reliance on a single customer may limit our bargaining power and flexibility in negotiating contract terms, pricing, and payment schedules. This concentration also makes us more vulnerable to changes in the business strategies, financial condition, or operational priorities of Blue Ridge Digital Mining. If Blue Ridge Digital Mining were to experience operational disruptions, regulatory challenges, or shifts in its business model, our own business could be significantly disrupted.

In summary, our significant customer concentration, particularly with a related party, exposes us to risks that could materially and adversely affect our business, financial condition, results of operations, and prospects.

Our operational results and growth are heavily dependent on securing and maintaining favorable agreements for power and land, and the failure to do so could adversely impact our business and planned expansions.

Our ability to operate our existing facilities and develop new ones relies on securing cost-effective, reliable power and suitable land. The costs of electric power account for a significant portion of One Blockchain’s cost of revenue. We recently announced the expansion of our CLT-01 facility from 40 MW to 65 MW under an amended electric service agreement for 15 years with our existing utility provider. Failure to secure agreements of this type, or a significant increase in power costs or adverse lease terms, could delay or prevent our expansion, reduce our competitiveness, and materially harm our financial performance and growth prospects. The ground lease for our CLT-01 facility has an initial five-year term, and while there are renewal options, there is no guarantee that these will be exercised or that terms will remain favorable.

The availability of electric power may have technical, infrastructure, or regulatory limitations or may be interrupted by power outages that may harm One Blockchain’s ability to attain growth or cause revenues to decline.

There has been a substantial increase in the demand for electricity for digital asset mining, and this has had varying impacts on local electricity supply. Additionally, One Blockchain plans to increase its reliance on renewable sources of power in the future. Renewable power is generally an intermittent and variable source of electricity, which may not always be available. Because the electrical grid has very little storage capacity, the balance between electricity supply and demand must be maintained at all times to avoid a blackout or other cascading problem. Intermittent sources of renewable power are challenging because they disrupt the conventional methods for planning the daily operation of the electrical grid. Their power fluctuates over multiple time horizons, forcing the grid operator to adjust its day-ahead, hour-ahead, and real-time operating procedures.

The amount of power required by One Blockchain and its customers will increase with the demand for One Blockchain’s services and the increase in equipment operated by its hosting customers. Should One Blockchain’s operations require more electricity than can be supplied in the areas where its data center facilities are located or should the electrical transmission grid and distribution systems be unable to provide the continuous, steady supply of electricity required, One Blockchain may have to limit or suspend activities or reduce the speed of its proposed expansion. If One Blockchain is unable to procure electricity at a suitable price, One Blockchain may have to shut down its operations in that particular jurisdiction either temporarily or permanently. Therefore, increased power costs and limited availability and curtailment of power resources will reduce One Blockchain’s revenue and have a material and adverse effect on its cost of revenue and results of operations. Although One Blockchain aims to build and operate energy efficient facilities, there can be no assurance such facilities will be able to deliver sufficient power to meet the growing needs of One Blockchain’s business. If One Blockchain is unable to receive adequate power supply and is forced to reduce its operations due to the availability or cost of electrical power, its business could experience materially negative impacts.

Certain government actors have begun to intervene with the supply of electrical energy to cryptocurrency miners. Governments or government regulators may potentially restrict electricity suppliers from providing electricity to mining data centers in times of electricity shortage or may otherwise potentially restrict or prohibit the provision of electricity to businesses like One Blockchain. In the event government regulators issue moratoriums or impose bans or restrictions involving hosting operations or transaction processing in jurisdictions in which it operates, One Blockchain will not be able to continue its operations in such jurisdictions. A moratorium ban or restriction could have a material adverse effect on One Blockchain’s business, financial condition and results of operations.

Additionally, One Blockchain’s facility operations would be materially adversely affected by a power outage. Energy costs and availability are vulnerable to risks of outages and power grid damage as a result of inclement weather, animal incursion, sabotage and other events out of One Blockchain’s control. Because the digital asset mining hosting services of One Blockchain’s business consumes a large amount of energy, it is not practical or economical for One Blockchain’s operations to run on back-up generators in the event of a power outage, which may be caused by weather, wildfires, pandemics, falling trees, falling distribution poles and transmission towers, transmission and distribution cable cuts, other force majeure events in the electricity and natural gas markets and/or the negligence or malfeasance of others. Any system downtime resulting from insufficient power resources or power outages could have a material adverse effect on One Blockchain’s business, financial condition and results of operations.

The development and construction of new data center facilities are subject to significant risks, including delays and cost overruns.

Our growth strategy heavily relies on the successful development and commissioning of new data center capacity, including the expansion of our CLT-01 facility. These projects involve significant capital expenditure and are subject to numerous risks, such as construction delays, shortages of materials and labor, unexpected budget increases, permitting and regulatory hurdles, and issues with contractors. Any material delay or substantial cost increase in these projects could adversely affect our ability to deploy compute infrastructure, commence HPC operations, and generate anticipated revenue, thereby impacting our financial condition and growth.

We operate in highly competitive digital asset mining and HPC markets.

The digital asset mining and HPC data center markets are characterized by intense competition. In digital asset mining, we compete with numerous companies for access to low-cost power, efficient hosting capacity, low-cost power, and reliable infrastructure. Many competitors may have greater financial resources, established relationships, or more advanced technology. In the HPC market, we will compete with established data center REITs, hyperscale cloud providers, and specialized HPC providers who may have significant advantages in terms of existing infrastructure, customer relationships, and brand recognition. Our ability to compete effectively will depend on our execution of growth strategies, securing low-cost power, and operational efficiency. Failure to compete successfully could lead to reduced market share, lower profitability, and an inability to achieve our growth objectives.

If One Blockchain fails to accurately estimate the factors upon which One Blockchain bases its contract pricing, One Blockchain may generate less profit than expected or incur losses on those contracts, which could have a material adverse effect on One Blockchain’s business, financial condition and results of operations.

One Blockchain’s hosting contracts are generally priced taking into account various factors including the then digital asset value performance, network hash rate, purchase cost of mining machines, estimated power consumption by One Blockchain’s clients, along with other costs of products or services, as adjusted for actual costs. One Blockchain’s ability to earn a profit on such contracts requires that One Blockchain accurately estimate the costs involved and outcomes likely to be achieved and assess the probability of generating sufficient hosting and colocation capacity within the contracted time period. One Blockchain may also not be able to accurately forecast the outcome of selling its products and services at a particular price and the inability to accurately estimate the factors upon which One Blockchain bases its contract pricing could have a material adverse effect on One Blockchain’s business, financial condition and results of operations.

The average selling prices of One Blockchain’s solutions and services may fluctuate from time to time due to technological advancement and One Blockchain may not be able to pass onto its machine suppliers such decreases, which may in turn adversely affect its profitability.

The digital asset-related industry is characterized by rapid launches of new products, continuous technological advancements and changing market trends and customer preferences, all of which may translate to fluctuations in the average selling prices of products or services over time. Because One Blockchain competes in an environment of rapidly evolving technology advancement, market trends and developments of the digital infrastructure hosting industry, there is no assurance that One Blockchain will be able to pass on any decrease in average selling prices of One Blockchain’s services to its suppliers in a timely manner or at all. In the event that average selling prices of One Blockchain’s services unusually or significantly decreases and such decreases cannot be offset by a corresponding decrease in the prices of the principal components of its services, One Blockchain’s gross profit margins may be materially and adversely affected.

One Blockchain relies on supplies from third-party providers, and any negative incidents caused by actions taken by them that are outside of One Blockchain’s control may adversely impact One Blockchain’s business and results of operations.

One Blockchain relies on a single third-party electricity provider , and has purchased digital asset mobile mining containers (referred to herein as “Antboxes”) from a single provider (Blue Ridge Digital Mining). To some extent, One Blockchain relies on these and other third-party suppliers and service providers to provide quality services to customers. One Blockchain’s brand and reputation may be harmed by actions taken by such third parties that are outside of One Blockchain’s control. While One Blockchain believes that alternative suppliers are readily available in the market, changing to a new supplier may require additional costs and time.

Despite the measures One Blockchain has taken to ensure the quality of products and services provided by third-party suppliers and service providers, to the extent they are unable to maintain their production facilities’ efficiency, supply sufficient products in a timely manner, or provide satisfactory products and services to One Blockchain’s customers, which may be due to events that are beyond One Blockchain’s or their control, such as manufacturing defects, One Blockchain may suffer reputational damage, and One Blockchain’s business, financial condition and results of operations may be materially and adversely affected. While One Blockchain has not experienced such incidents that had a material adverse impact on its business as of the date of this prospectus, as such incidents are beyond One Blockchain’s control, there is no assurance that such incidents will not occur in the future regardless of the measures One Blockchain has taken, and will take, to maintain the quality products and services provided by third-party suppliers and service providers. If One Blockchain is unable to effectively address these risks, its brand image, reputation and financial performance may be materially and adversely affected.

In addition, One Blockchain may have to turn to less reputable suppliers if One Blockchain cannot source adequate equipment or other supplies from its regular suppliers. Under such circumstances, the quality of the equipment may suffer and could cause performance issues in One Blockchain’s products and services. Shortages of supplies could result in reduced production or delays in production, as well as an increase in costs, which may negatively affect One Blockchain’s abilities to fulfill orders or provide timely services to customers, as well as One Blockchain’s customer relationships and profitability. Supply shortages may also increase One Blockchain’s costs of revenue because it may be required to pay higher prices for products in short supply, without being able to pass such costs to customers. As a result, One Blockchain’s business, results of operations and reputation could be materially and adversely affected.

Any failure of One Blockchain’s solutions or services to meet the necessary quality standards could adversely affect One Blockchain’s reputation, business and results of operation.

The quality of the products and services One Blockchain provides is critical to the success of its business and depends significantly on the effectiveness of One Blockchain’s and One Blockchain’s manufacturing service providers’ quality control systems. In its efforts to quickly meet new market trends and demand and adopt new technologies, One Blockchain’s products and services may not have adequate time to go through One Blockchain’s normal rigorous testing procedures and final inspection, which could result in instances where One Blockchain’s products and services cannot reach the required performance standard, or One Blockchain’s products and services are found to be defective or significantly unsatisfying. These instances could result in One Blockchain’s customers suffering losses. Defects detected in products and services before they are provided to One Blockchain’s customers may result in additional costs for remediation and rework. Defects detected after One Blockchain’s products and services are provided may result in One Blockchain’s incurring further costs relating to inspection, installation or remediation, which may result in damages to One Blockchain’s reputation, loss of customers, government fines and disputes and litigation.

Power outages or shortages, labor disputes and other factors may result in constraints on One Blockchain’s business activities.

Historically, One Blockchain has not experienced constraints on its business activities due to power outages or shortages, labor disputes or other factors. However, there can be no assurance that One Blockchain’s operations will not be affected by power outage or shortages, labor disputes or other factors in the future, thereby causing material disruptions and delays in One Blockchain’s delivery schedule. In such an event, One Blockchain’s business, results of operations and financial condition could be materially and adversely affected.

Our operations are dependent on the performance and reliability of our data center infrastructure and operational technology.

Our success will depend on the efficiency, reliability, and longevity of the containerized data center modules we employ. We utilize Foreman miner management software and a proprietary machine learning model for grid consumption monitoring. However, any failure, inadequacy, or cyberattack affecting mining management software could disrupt operations, reduce efficiency, and increase costs, thereby harming our business and financial results.

We are subject to risks associated with our need for significant and reliable electric power, and the complexities of our power agreements, including true-up adjustments and curtailment requirements, could adversely impact our costs and profitability.

Our hosting and planned HPC operations are energy-intensive, making the cost and reliability of electricity critical to our profitability. However, this cost is subject to several factors that could lead to increased expenses. First, our arrangement involves an annual true-up adjustment with the utility provider. A significant upward adjustment in this true-up could lead to unexpected increases in our operational costs. Second, our CLT-01facility is subject to mandatory curtailment requirements during coincident peak demand periods within our regional supplier’s territory. While we employ a proprietary machine learning model designed to predict these peaks, have historically adopted a conservative approach to curtailment, and have not been subject to penalties for failure to comply with mandatory curtailment requirements, any failure of this model or misjudgment in curtailment strategy could result in substantial financial penalties in millions of dollars. Both the annual true-up and failure to properly manage coincident peak curtailment have the potential to cause significant financial losses. Furthermore, our planned Texas facility aims to leverage wind energy, but renewable power sources can be intermittent, potentially requiring supplemental power purchases at higher costs. Any power outages, shortages, transmission constraints, significant increases in electricity prices, or adverse outcomes from true-up adjustments or curtailment events could curtail our operations, substantially increase our costs, and reduce our profitability.

One Blockchain may be vulnerable to security breaches, which could disrupt its operations and have a material adverse effect on its business, financial condition and results of operations.

A party who is able to compromise the physical security measures protecting One Blockchain’s facilities could cause interruptions or malfunctions in One Blockchain’s operations and misappropriate One Blockchain’s property or the property of its customers. Such a compromise could be particularly harmful to One Blockchain’s brand and reputation. One Blockchain may be required to expend significant capital and resources to protect against such threats or to alleviate problems caused by breaches in security. As techniques used to breach security change frequently and are often not recognized until launched against a target, One Blockchain may not be able to implement new security measures in a timely manner or, if and when implemented, One Blockchain may not be certain whether these measures could be circumvented. Any breaches that may occur could expose One Blockchain to increased risk of lawsuits, regulatory penalties, loss of existing or potential customers, harm to One Blockchain’s reputation and increases in One Blockchain’s security costs, which could have a material adverse effect on its business, financial condition and results of operations.

In addition, any assertions of alleged security breaches or systems failure made against One Blockchain, whether true or not, could harm its reputation, cause One Blockchain to incur substantial legal fees and have a material adverse effect on One Blockchain’s business, financial condition and results of operations. Whether or not any such assertion actually develops into litigation, One Blockchain’s management may be required to devote significant time and attention to dispute resolution (through litigation, settlement or otherwise), which would detract from One Blockchain’s management’s ability to focus on its business. Any such resolution could involve the payment of damages or expenses by One Blockchain, which may be significant. In addition, any such resolution could involve One Blockchain’s agreement with terms that restrict the operation of its business. Any such resolution, including the resources exhausted in connection therewith, could have a material adverse effect on One Blockchain’s business, financial condition and results of operations.

Furthermore, security breaches, computer malware and computer hacking attacks have been a prevalent concern in the digital asset exchange market since the launch of the digital asset network. Any security breach caused by hacking, which involves efforts to gain unauthorized access to information or systems, or to cause intentional malfunctions or loss or corruption of data, software, hardware or other computer equipment, and the inadvertent transmission of computer viruses, could harm One Blockchain’s business operations or result in loss of One Blockchain’s assets.

Our business is dependent on our experienced management team and our ability to attract and retain key personnel.

One Blockchain’s success depends significantly on the continued services of our experienced management team, including Jerry Tang (CEO), Jolienne Halisky (CFO) and Eyal Rozen (COO), who possess expertise in real estate, digital assets, energy, finance and capital markets. The loss of any key member of our management team or our inability to attract and retain other qualified personnel could hinder our ability to execute our business strategy and manage our growth effectively.

If One Blockchain is unable to maintain or enhance its brand recognition, its business, financial condition and results of operations may be materially and adversely affected.

Maintaining and enhancing the recognition, image and acceptance of One Blockchain’s brand are important to One Blockchain’s ability to differentiate its products and services from and to compete effectively with its peers. As One Blockchain relies heavily on word-of-mouth branding, One Blockchain’s brand image could be jeopardized if it fails to maintain high product and service quality, pioneer and keep pace with evolving technology trends, or timely fulfil the orders for its products and services. If One Blockchain fails to promote its brand or to maintain or enhance the brand recognition and awareness among One Blockchain’s customers, or if One Blockchain is subject to events or negative allegations affecting its brand image or publicly perceived position of its brand, One Blockchain’s business, operating results and financial condition could be adversely affected.

One Blockchain may be at a higher risk of litigation and other legal proceedings due to regulatory developments affecting the digital asset and data center industries, which could ultimately be resolved against One Blockchain, requiring material future cash payments or charges, and accordingly impair One Blockchain’s financial condition and results of operations.

The nature and complexity of One Blockchain’s business could make it susceptible to various claims, both in litigation and binding arbitration proceedings, legal proceedings, and government investigations, due to the heightened regulatory scrutiny following the recent disruptions in the crypto asset markets. One Blockchain believes that since cryptocurrency mining, and the digital asset industry generally, is a relatively new business sector, it is more likely subject to government investigation and regulatory determination, particularly following recent cryptocurrency market participant bankruptcies (see “—Risks Related to Regulatory Compliance and Other Legal Matters – We are subject to a highly-evolving regulatory landscape and any adverse changes to, or our failure to comply with, any laws and regulations could adversely affect our business, reputation, prospects or operations.”). Any claims, regulatory proceedings or litigation that could arise in the course of One Blockchain’s business could have a material adverse effect on One Blockchain, its business or operations, or the industry as a whole.

One Blockchain may engage in acquisitions or strategic alliances in the future that could disrupt One Blockchain’s business, result in increased expenses, reduce One Blockchain’s financial resources and cause dilution to stockholders. One Blockchain cannot assure you that such acquisitions or strategic alliances may be successfully implemented.

Although One Blockchain has not engaged in significant acquisitions or strategic alliances in the past, it may look for potential acquisitions or strategic alliances in the future to expand its business. However, One Blockchain may not be able to find suitable acquisition candidates, complete acquisitions on favorable terms, if at all, or integrate any acquired business, products or technologies into One Blockchain’s operations. If One Blockchain does complete acquisitions, they may be viewed negatively by customers or investors and they may not enable One Blockchain to strengthen its competitive position or achieve its goals. In addition, any acquisitions that One Blockchain makes could lead to difficulties in integrating personnel, technologies and operations from the acquired businesses and in retaining and motivating key personnel from these businesses. Moreover, acquisitions may disrupt One Blockchain’s ongoing operations, divert management from day-to-day responsibilities and increase One Blockchain’s expenses. Future acquisitions may reduce One Blockchain’s cash available for operations and other uses, and could result in increases in amortization expenses related to identifiable intangible assets acquired, potentially dilutive issuances of equity securities or the incurrence of debt. One Blockchain cannot predict the number, timing or size of future acquisitions, or the effect that any such acquisitions might have on One Blockchain’s operating results.

Any global systemic economic and financial crisis could negatively affect One Blockchain’s business, results of operations, and financial condition.

Any prolonged slowdown in the global economy may have a negative impact on One Blockchain’s business, results of operations and financial condition. The global financial markets have experienced significant disruptions since 2008 and the United States, Europe and other economies have experienced periods of recession. There is considerable uncertainty over the long-term effects of the expansionary monetary and fiscal policies adopted by the central banks and financial authorities of some of the world’s leading economies, including the United States. There have also been concerns over unrest in Ukraine, the Middle East and Africa, which have resulted in volatility in financial and other markets, as well as the significant potential changes to United States trade policies, treaties and tariffs. There were and could be in the future a number of domino effects from such turmoil on One Blockchain’s business, including significant decreases in orders from its customers, insolvency of key suppliers resulting in product delays, inability of customers to obtain credit to finance purchases of One Blockchain’s products and services and/or customer insolvencies, and counterparty failures negatively impacting One Blockchain’s operations. Any systemic economic or financial crisis could cause revenue for the data center industry as a whole to decline dramatically and could materially and adversely affect One Blockchain’s results of operations.

Concerns about greenhouse gas emissions and global climate change may result in environmental taxes, charges, assessments or penalties and could have a material adverse effect on our business, financial condition and results of operations.

The effects of human activity on global climate change have attracted considerable public and scientific attention, as well as the attention of the United States and other foreign governments. Efforts are being made to reduce greenhouse gas emissions, particularly those from coal combustion power plants, some of which plants we may rely upon for power. The added cost of any environmental taxes, charges, assessments or penalties levied on such power plants could be passed on to us, increasing the cost to run our hosting facilities.

The lack of consistent climate legislation creates uncertainty for our industry, and digital asset mining’s high energy usage makes it a potential target for future regulations. New laws could impose higher energy costs, require additional capital investments, mandate environmental monitoring, or impose other compliance burdens.

If One Blockchain experiences difficulty in collecting its trade receivables, its liquidity, financial condition and results of operations would be negatively impacted.

One Blockchain derives its revenue from the sale of products and services and is subject to counterparty risks such as its customer’s inability to pay. As of December 31, 2025 and 2024, One Blockchain’s trade receivables amounted to $7,720 and $359,361, respectively. There can be no assurance that One Blockchain will be able to collect its trade receivables on a timely basis, and its trade receivable turnover days may increase, which in turn could materially and adversely affect One Blockchain’s liquidity, financial condition and results of operations.

One Blockchain’s operations and those of its production partners and customers are vulnerable to natural disasters and other events beyond One Blockchain’s control, the occurrence of which may have an adverse effect on the supply chain of One Blockchain’s suppliers and on One Blockchain’s facilities, personnel and results of operations.

One Blockchain’s business could be adversely affected by natural disasters or outbreaks of epidemics. One Blockchain has not adopted any written contingency plans to combat any future natural disasters, such as floods and mudslides, or epidemics / pandemics. These natural disasters, outbreaks of contagious diseases, and other adverse public health developments in countries where One Blockchain’s computing power facilities are located or any other countries or regions in which One Blockchain conducts business could severely disrupt its business operations by damaging One Blockchain’s network infrastructure or information technology system or impacting the productivity of One Blockchain’s workforce, which may adversely affect its financial condition and results of operations.

Various social and political circumstances in the U.S. and around the world may contribute to increased market volatility and economic uncertainties that could have a material adverse effect on the Company’s business, operations and the financial statements.

Wars and other forms of conflict, rising global trade tensions, and other uncertainties regarding actual and potential shifts in the U.S. and foreign, trade, economic and other policies with other countries, terrorist acts, security operations and catastrophic events such as fires, floods, earthquakes, tornadoes, hurricanes and global health epidemics, may contribute to increased market volatility and economic uncertainties or deterioration in the U.S. and worldwide. Specifically, the rising conflict between Russia and Ukraine, and the rising conflicts in the Middle East, and resulting market volatility could have a material adverse impact on the Company. In response to the conflict between Russia and Ukraine, the U.S. and other countries have imposed sanctions or other restrictive actions against Russia.

In addition to the Russia-Ukraine conflict and the Israel-Hamas conflict, the geopolitical landscape has been significantly affected by the escalation of hostilities between the United States, Israel and Iran. Following prior exchanges of strikes between Israel and Iran in 2024 and a twelve-day conflict involving U.S. and Israeli strikes on Iranian nuclear facilities and military sites in June 2025, the United States and Israel launched a large-scale joint military operation against Iran beginning on February 28, 2026. The operation has targeted Iranian military infrastructure, nuclear program assets, senior government and military officials. Iran has responded with retaliatory missile and drone strikes against targets in Israel and U.S. military installations across the Persian Gulf region, including in Bahrain, Jordan, Kuwait and Qatar. This conflict represents a material escalation in regional instability, the full scope, duration and consequences of which remain highly uncertain.

The U.S.-Israel-Iran conflict has had immediate and substantial effects on global trade, energy markets and financial markets. Iran’s Islamic Revolutionary Guard Corps has effectively closed the Strait of Hormuz — through which approximately 20% of global seaborne oil trade transits — to commercial shipping, leading major container carriers and tanker operators to suspend transits and reroute vessels. Concurrently, Iran-backed Houthi forces in Yemen have announced a resumption of attacks on commercial shipping in the Red Sea and the Bab el-Mandeb Strait, creating a dual chokepoint crisis that has disrupted global shipping lanes. Major shipping companies have suspended operations through both maritime corridors and rerouted vessels around the Cape of Good Hope, significantly increasing transit times and freight costs and disrupting global supply chains. War risk insurance for the Strait of Hormuz has been withdrawn or repriced at prohibitive levels, and airspace closures across multiple Gulf states have grounded thousands of flights. Brent crude oil prices have surged, and analysts have projected prices could reach $100 per barrel or higher if supply disruptions persist. Global stock markets have experienced significant declines, with indices in Asia, Europe and the United States falling sharply, and safe-haven assets such as gold and U.S. Treasuries have seen increased demand. The conflict has also prompted heightened sanctions enforcement activity and new compliance risks across financial markets.

Any of the above factors, including sanctions, export controls, tariffs, trade wars and other governmental actions, could have a material adverse effect on the Company’s business, operations and the financial statements.

Our business is subject to a wide range of laws and regulations, and our failure to comply with those laws and regulations could harm our business.

Our business is subject to regulation by various federal, state, local, and foreign governmental agencies, including agencies responsible for monitoring and enforcing employment and labor laws, workplace safety and environmental laws, including those related to energy usage and energy efficiency requirements, AI, federal securities laws, and tax laws and regulations.

For example, government authorities have in the past sought to restrict data center development based on environmental considerations and have imposed moratoria on data center development, citing concerns about energy usage, requiring new data centers to meet energy efficiency requirements or regulating the use of power by large energy consumers. We may face higher costs from any laws requiring enhanced energy efficiency measures, changes to cooling systems, caps on energy usage, land use restrictions, limitations on back-up power sources, or other environmental requirements.

These laws and regulations are subject to change over time and thus we must continue to monitor and dedicate resources to ensure continued compliance. In particular, the global AI regulatory environment continues to evolve as regulators and lawmakers have started proposing and adopting, or are currently considering, regulations and guidance specifically on the use of AI. Several U.S. states are considering enacting or have already enacted regulations concerning AI technologies, with new state laws taking effect on January 1, 2026, which may impact our or our customers’ ability to train, deploy, or release AI models, and increase our compliance costs. Non-compliance with applicable regulations or requirements could subject us to investigations, sanctions, mandatory product recalls, enforcement actions, disgorgement of profits, fines, damages, civil and criminal penalties, or injunctions and jail time for responsible employees and managers. If any governmental sanctions are imposed, or if we do not prevail in any possible civil or criminal litigation, our business, operating results, financial condition, and prospects could be materially adversely affected. In addition, responding to any action will likely result in a significant diversion of management’s attention and resources and an increase in professional fees. Enforcement actions and sanctions could harm our business, operating results, financial condition, and prospects.

We may not be able to finalize or execute definitive lease agreements with prospective tenants, which could adversely affect our financial results, growth prospects, and business strategy.

We are engaged in ongoing commercial discussions with multiple prospective tenants across several categories, including GPU cloud platforms, bare-metal GPU marketplaces, AI cloud infrastructure operators, AI silicon and hosted-inference platforms, and sovereign AI infrastructure programs. As of the date of this prospectus, we have negotiated and exchanged draft lease agreements with a global cloud provider covering 26 MW utility load (20 MW IT load) of data center capacity at CLT-01. Finalization and execution of this lease agreement is contingent upon the provider securing an end-user for the lease, which cannot be guaranteed.

For other prospective tenants, execution of any lease remains subject to continued negotiation, technical and commercial diligence, site and power availability review, legal documentation, credit review, financing considerations, internal approvals, and other customary conditions. There can be no assurance that any definitive lease—whether with the global cloud provider or other prospective tenants—will be executed within the anticipated timeframe, or at all, or that any definitive lease, if executed, will be for the capacity, duration or economic terms currently under discussion. Failure to consummate these leases could result in unused capacity, decreased revenues, and hindered execution of our growth strategy. Even if definitive leases are executed, they may be for less capacity, shorter duration, or on less favorable economic terms than we currently anticipate, which could materially and adversely affect our business, financial condition, and results of operations.

Risks Related to the Digital Infrastructure and HPC Industries

The digital infrastructure and high-performance computing industries in which One Blockchain operates are characterized by rapidly evolving technology, shifting customer requirements, and increasing demand for power-dense hosting capacity. If One Blockchain fails to adapt its service offerings, maintain competitive pricing, or meet the operational expectations of its customers, it may not be able to attract new customers or retain existing customers, and its business and results of operations may be adversely affected.

The digital infrastructure and high-performance computing industries in which One Blockchain operates are characterized by rapid technological evolution, shifting customer requirements, frequent introduction of new service models, and the ongoing emergence of new industry standards and practices. One Blockchain’s success will depend, in part, on its ability to respond to these changes in a cost-effective and timely manner. Increasing demand for power-dense hosting capacity — driven by the growth of artificial intelligence, machine learning, and other computationally intensive workloads — requires data center operators to continuously invest in facility upgrades, power infrastructure, cooling technology, and operational capabilities to remain competitive.

If One Blockchain is unable to generate sufficient revenue or raise adequate capital to fund these investments, its ability to improve its service offerings and maintain competitive infrastructure may be restricted or delayed. In such circumstances, One Blockchain may not be able to keep pace with evolving market requirements or satisfy customer expectations, which could materially and adversely affect its results of operations.

Furthermore, the markets for data center hosting and digital infrastructure services are subject to ongoing technological change, including advances in computing hardware, power efficiency, cooling systems, and workload optimization. New developments in computing architecture, energy management, or alternative infrastructure models could reduce demand for One Blockchain’s current service offerings or render its existing facility configurations less competitive. If One Blockchain is unable to anticipate market trends, adapt its infrastructure to support emerging workload types, or offer services that meet the evolving needs of its customers, its business, results of operations, and financial condition could be materially and adversely affected.

Due to the unregulated nature and lack of transparency surrounding the operations of digital asset platforms, which may experience fraud, manipulation, security failures or operational problems, as well as the wider Bitcoin market, the value of Bitcoin and, consequently, the value of the BlockchAIn common shares may be adversely affected, causing losses to Shareholders.

Disruptions at digital asset trading platforms, including fraud, hacking, or business failures, have historically caused significant declines in digital asset prices. As a hosting provider, we do not operate trading platforms or hold digital assets; however, platform failures that reduce digital asset prices could adversely affect our customers’ mining economics and their ability to maintain hosting arrangements.

The price of Bitcoin is highly volatile, and decreases in Bitcoin’s price could adversely affect our business, financial condition, and results of operations.

The Company does not hold, mine, or transact in Bitcoin or any other digital assets. However, because a significant portion of our hosting revenue is derived from customers engaged in digital asset mining, our business is indirectly exposed to fluctuations in the market price of Bitcoin. Bitcoin prices have historically been volatile and are affected by a range of factors, including market sentiment, adoption rates, regulatory developments, macroeconomic conditions, the actions of large holders, and events affecting the broader digital asset market.

The profitability of our digital asset mining customers is directly tied to the market price of Bitcoin. When Bitcoin prices are high or rising, mining operations tend to be more profitable, which supports demand for hosting capacity and strengthens our customers’ ability to meet their hosting fee obligations. Conversely, sustained declines in the price of Bitcoin may compress our customers’ margins, reduce demand for hosting services, lead to contract terminations or non-renewals, delay facility build-outs by prospective customers, or impair our customers’ ability to pay hosting fees on a timely basis.

Bitcoin prices are influenced by numerous factors beyond our control, including supply dynamics inherent in the Bitcoin protocol (such as the fixed 21 million supply cap and periodic halving events), shifts in investor sentiment, the actions of significant holders or trading platforms, regulatory developments in the United States and abroad, and broader macroeconomic conditions. There is no assurance that the price of Bitcoin will remain at levels sufficient to sustain demand for our hosting services, or that Bitcoin prices will not decline significantly in the future.

In addition, fluctuations in the price of Bitcoin may have an impact on the trading price of BlockchAIn common shares, even before any effect is reflected in our financial performance, to the extent that investors view our business as correlated with digital asset market conditions. A sustained decline in Bitcoin prices could require us to reduce hosting rates, accept lower facility utilization, or pursue accelerated diversification into non-mining workloads, any of which could materially and adversely affect our revenue, profitability, and results of operations.

The development of blockchain technology and cryptocurrency is in its early stage and any adverse development in the cryptocurrency or blockchain market could adversely affect One Blockchain’s business and results of operations.

Our business is dependent on continued demand for data center hosting services from customers engaged in digital asset mining and, increasingly, AI and high-performance computing workloads. The digital asset industry remains in a relatively early stage of development, and there can be no assurance that demand for third-party hosting services from digital asset mining operators will continue at current levels or grow over time.

Adverse developments in the digital asset industry, the broader data center market, or the specific markets served by our customers could lead to a decrease in demand for our hosting capacity, which could have a material adverse effect on our business, financial condition, and results of operations. Factors that could reduce demand for our services include:

●	a decline in the adoption, use, or market value of Bitcoin and other digital assets, which could reduce the profitability and hosting demand of our mining customers;

●	increased regulatory costs or restrictions applicable to digital asset mining or data center operations;

●	oversupply of hosting capacity in the markets we serve, resulting in pricing pressure or reduced utilization;

●	a transition by our customers from third-party hosting providers to self-owned and self-operated facilities;

●	the development of new technologies or industry standards that reduce demand for our current hosting configurations or render our facility infrastructure less competitive;

●	constraints on the availability or affordability of current-generation mining hardware or specialized compute equipment for our customers; and

●	increases in Bitcoin network mining difficulty or decreases in digital asset prices that compress our customers’ operating margins and reduce their ability to sustain hosting arrangements.

In addition, the digital asset ecosystem remains subject to evolving regulatory frameworks across multiple jurisdictions. Certain jurisdictions have restricted or may restrict the use, exchange, or mining of digital assets, which could constrain the growth of our customer base. If the digital asset mining industry contracts, or if our customers are unable to operate profitably, demand for our hosting services could decline and our business, results of operations, and financial condition could be materially and adversely affected.

Bitcoin network mining economics, including halving events and increases in mining difficulty, could indirectly reduce demand for our hosting services.

The profitability of our digital asset mining customers is affected by factors inherent in the Bitcoin protocol, including periodic “halving” events that reduce block rewards and increases in network mining difficulty. The most recent halving occurred in April 2024, reducing the block reward from 6.25 to 3.125 Bitcoins. Mining difficulty has also generally increased over time as more computational power is added to the network. While the Company does not engage in self-mining and derives its hosting revenue from per-kWh fees, these dynamics directly affect our customers’ mining economics. If halvings or difficulty increases are not offset by corresponding increases in Bitcoin price or transaction fees, our customers’ profitability may decline, which could reduce demand for hosting capacity, lead to contract terminations or non-renewals, create downward pressure on hosting rates, or impair our customers’ ability to pay hosting fees on a timely basis. Any sustained compression of our customers’ mining margins could adversely affect our hosting revenue, facility utilization, and results of operations.

Technological obsolescence of mining equipment could negatively impact our business.

The digital asset mining industry experiences rapid technological advancements, with newer generations of ASIC miners often offering significantly improved efficiency in terms of hash rate per unit of power consumed. As a hosting provider, we do not own or operate mining equipment; however, technological obsolescence of our customers’ equipment directly affects our business. Customers operating older, less efficient hardware may generate insufficient mining revenue to support their hosting fee obligations, increasing the risk of contract termination, non-payment, or reduced demand for hosting capacity. Conversely, newer-generation equipment may require higher power density, enhanced cooling capabilities, or other facility specifications that our existing infrastructure may not support without significant capital investment. Our ability to retain existing customers and attract new ones will depend in part on maintaining facility infrastructure that can accommodate evolving equipment requirements across both digital asset mining and AI/HPC workloads.

Regulatory changes or actions may restrict the use of cryptocurrencies, including Bitcoin, or mining activities in a manner that adversely affects our business.

The legal and regulatory framework governing digital assets and digital asset infrastructure is still developing and subject to significant uncertainty globally and within the United States. Future legislative or regulatory changes, interpretations, or actions could impose new restrictions on digital asset mining operations, including the activities conducted by our hosting customers at our facilities. This could include environmental regulations related to data center energy consumption, zoning or permitting restrictions on high-power computing facilities, taxation policies applicable to digital asset activities, or classifications of digital assets that could affect our customers’ operations. While the Company does not directly mine, hold, or transact in digital assets, regulatory developments that adversely affect our customers’ ability to operate could reduce demand for our hosting services, lead to contract terminations, or constrain our ability to attract new customers. In addition, as data center operations attract increased regulatory attention at both the state and federal level — including with respect to utility rate impacts, water usage, and grid reliability — new compliance requirements could increase our operating costs or limit our ability to expand capacity at existing or future sites.

Changes in digital asset consensus protocols could reduce demand for energy-intensive hosting services.

Certain digital asset networks, including the Bitcoin network, currently employ a Proof-of-Work consensus algorithm that requires significant computing power and electrical energy to validate transactions. Our facility infrastructure is optimized to serve these energy-intensive workloads. However, digital asset networks may adopt alternative consensus mechanisms that substantially reduce or eliminate the need for energy-intensive computation, as the Ethereum network did in September 2022. Should Bitcoin or other major networks transition away from Proof-of-Work, demand for our hosting services from digital asset mining customers could decline significantly. While the Company is actively diversifying its customer base to include AI and high-performance computing workloads that are not dependent on any particular digital asset consensus protocol, a sustained shift away from energy-intensive mining across major networks could adversely affect our hosting revenue, facility utilization, and results of operations.

Risks Related to Our Financial Condition

We have a limited operating history operating as an AI/HPC colocation developer. Our historical financial statements primarily reflect the operations of our legacy digital-asset-mining business.

One Blockchain’s limited operating history may make it difficult for One Blockchain to forecast its business and assess the seasonality and volatility in its business.

While our CLT-01 facility has a history of generating revenue from hosting services, our entry into the AI/HPC market represents new strategic directions. As such, our past performance may not be indicative of our future results in these new business segments. Evaluating our business and prospects is challenging due to our evolving business model and the rapidly changing industries in which we operate. One Blockchain’s revenues may decline for any number of possible reasons, including decreasing market price of cryptocurrencies, increasing competition, declining growth of the cryptocurrency industry, unforeseeable technology innovation, emergence of alternative mainstream cryptocurrencies, or changes in government policies, regulations or general economic conditions. It is also difficult to forecast seasonality and volatility in One Blockchain’s business, and as a result accurately allocating resources including facility capacity, power resources, or human capital to different business lines to achieve the best results in the medium or long term. If One Blockchain’s growth rates decline, investors’ perceptions of One Blockchain’s business and business prospects may be adversely affected and the market price of BlockchAIn common shares could decline. In addition, given the volatile nature of cryptocurrencies and that One Blockchain’s business and financial condition correlate with the market price of cryptocurrencies, it is difficult to evaluate One Blockchain’s business and future prospects based on its limited operating history or historical performance.

We will require significant capital to fund our growth strategy, and failure to obtain necessary financing on favorable terms, or at all, could adversely affect our growth and operations.

Our planned expansion of our CLT-01 facility, the development of additional planned facilities, and the buildout of HPC capacity along with AI Data Center facilities will require substantial capital investment. While we intend for BlockchAIn’s public listing to improve access to capital markets, there is no guarantee that we will be able to secure sufficient equity or debt financing on terms acceptable to us. Our ability to obtain external financing in the future may be subject to a variety of uncertainties, including our future financial condition, results of operations, cash flows and the liquidity of international capital and lending markets. However, in light of conditions impacting the industry, it may be more difficult for us to obtain equity or debt financing currently and/or in the future. Any indebtedness that we may incur in the future may also contain operating and financial covenants that could further restrict our operations. There can be no assurance that financing will be available in a timely manner or in amounts or on terms acceptable to us or at all. A large amount of bank borrowings and other debt may result in a significant increase in interest expense while at the same time exposing us to increased interest rate risks. Equity financings could result in dilution to our stockholders, and the securities issued in future financings may have rights, preferences and privileges that are senior to those of BlockchAIn common shares. Any failure to raise needed funds on terms favorable to us, or at all, could severely restrict our liquidity as well as have a material adverse effect on our business, financial condition and results of operations. Insufficient funding could force us to delay, scale back, or abandon our growth plans, which would adversely affect our business and competitive position.

Our future financial performance is subject to assumptions and projections that may not materialize.

Our financial outlook and projections are based on various assumptions regarding energy costs, our ability to secure necessary agreements, the successful deployment of new capacity, and market demand for our services. These assumptions are inherently uncertain and subject to numerous business, economic, regulatory, and competitive risks and uncertainties that could cause actual results to differ materially from our expectations.

Our former investment banker may assert rights to participate in, or claim fees from, this offering notwithstanding our position that such rights have been terminated.

We entered into an M&A advisory agreement with a prior investment bank (the “Prior Agreement”) in connection with our recently completed Business Combination. The Prior Agreement granted the investment bank a right of first refusal (“ROFR”) to act as placement agent or underwriter in connection with equity or debt financings for a period of 18 months following the closing of the Business Combination, and a right to receive certain fees if specified investors participate in a financing within 12 months after such closing (the “Tail”). On May 19, 2026, we notified the investment bank that it was our position that due to potential conflicts with FINRA rules, among other things, the ROFR and Tail provisions are unenforceable.

Notwithstanding our position, the prior investment bank may assert that it continues to have enforceable rights and to claim fees in connection with this offering or other future offerings and may seek to enforce such rights or claim fees if certain investors participate in this offering. If the prior investment bank were to pursue such claims and prevail, we could be required to pay damages, fees, or other amounts, which could adversely affect our financial condition or results of operations. Even if we prevail, any such dispute could result in significant expense or distraction to management.

Risks Related to Regulatory Compliance and Other Legal Matters

We are subject to a highly-evolving regulatory landscape and any adverse changes to, or our failure to comply with, any laws and regulations could adversely affect our business, reputation, prospects or operations.

As crypto assets have grown in popularity and in market size, the U.S. regulatory regime – namely the Federal Reserve Board, U.S. Congress and certain U.S. agencies (e.g., the SEC, the CFTC, FinCEN, and the Federal Bureau of Investigation), and local and foreign governmental organizations, consumer agencies and public advocacy groups have been examining the operations of crypto networks, users and platforms, with a focus on how crypto assets can be used to launder the proceeds of illegal activities, fund criminal or terrorist enterprises, and the safety and soundness of platforms and other service providers that hold crypto assets for users. Many of these entities have called for heightened regulatory oversight, and have issued consumer advisories describing the risks posed by crypto assets to users and investors. For instance, in March 2022, Federal Reserve Chair Jerome Powell expressed the need for regulation to prevent “cryptocurrencies from serving as a vehicle for terrorist finance and just general criminal behavior”. On March 8, 2022, President Joseph R. Biden announced an executive order on cryptocurrencies which seeks to establish a unified federal regulatory regime for cryptocurrencies. On June 28, 2024, the U.S. Department of Treasury and IRS issued a final rule requiring digital asset brokers to report the sales and exchanges of digital assets. On January 23, 2025, President Donald J. Trump issued an executive order, indicating that it is the policy of the Trump Administration to “support the responsible growth and use of digital assets, blockchain technology, and related technologies across all sectors of the economy”. The complexity and evolving nature of our business and the significant uncertainty surrounding the regulation of the crypto assets industry requires us to exercise our judgment as to whether certain laws, rules, and regulations apply to us, and it is possible that governmental bodies and regulators may disagree with our conclusions. To the extent we have not complied with such laws, rules and regulations, we could be subject to significant fines, revocation of licenses, limitations on our products and services, reputational harm, and other regulatory consequences, each of which may be significant and could adversely affect our business, operating results, and financial condition.

Additionally, the bankruptcy filings of FTX, the third largest digital asset exchange by volume at the time of its filing, and its affiliated hedge fund Alameda Research LLC, in addition to other bankruptcy filings of crypto companies throughout calendar year 2022, contributed, at least in part, to heightened regulatory scrutiny from U.S. regulatory agencies such as the SEC and CFTC. Increasing regulation and regulatory scrutiny may result in additional costs for us and our management having to devote increased time and attention to regulatory matters, change aspects of our business or result in limits on the utility of Bitcoin. In addition, regulatory developments and/or our business activities may require us to comply with certain regulatory regimes. Increasingly strict legal and regulatory requirements and any regulatory investigations and enforcement may result in changes to our business, as well as increased costs, supervision and examination. Moreover, new laws, regulations, or interpretations may result in additional litigation, regulatory investigations, and enforcement or other actions. Adverse changes to, or our failure to comply with, any laws and regulations may have, an adverse effect on our reputation and brand and our business, operating results, and financial condition.

Although we are not directly connected to the cryptocurrency market events in 2022, developments in the digital asset industry may affect market perception of companies providing infrastructure services to that industry. Ongoing and future regulation and regulatory actions could significantly restrict or eliminate the market for or uses of Bitcoin and/or may adversely affect our business, reputation, financial condition and results of operations.

Our interactions with a blockchain may expose us to specially designated nationals (“SDN”) or blocked persons or cause us to violate provisions of law that did not contemplate distributed ledger technology.

The OFAC requires us to comply with its sanction program and not conduct business with persons named on its SDN list. However, because of the pseudonymous nature of blockchain transactions, we may, inadvertently and without our knowledge, engage in transactions with persons named on OFAC’s SDN list. Our internal policies prohibit any transactions with such SDN individuals, but we may not be adequately capable of determining the ultimate identity of the individual with whom we data mining-related products and services. In addition, in the future, OFAC or another regulator may require us to screen transactions for OFAC addresses or other bad actors before including such transactions in a block, which may increase our compliance costs, decrease our anticipated transaction fees and lead to decreased traffic on our network. Any of these factors, consequently, could have a material adverse effect on our business, prospects, financial condition, and operating results.

Further, if certain of our customers or stockholders become the subject or target of applicable sanctions laws, we may be unable to engage in any further transactions or dealings with such persons, including making any distributions of dividends or other payments, and may be required to satisfy certain blocking or reporting obligations under the relevant sanctions laws. Failure to take all such action as necessary or appropriate under applicable sanctions laws could subject us to significant fines or other penalties and have a material adverse effect on our business, financial condition, and results of operations.

Our hosting customers operate equipment that interacts with blockchain networks, including the Bitcoin network. While the Company does not directly operate blockchain nodes, validate transactions, or maintain copies of any blockchain ledger, our role as a hosting provider for customers engaged in blockchain-related activities could expose us to regulatory scrutiny or reputational risk in the event that any customer’s activities are found to violate applicable laws. We seek to mitigate this risk through customer due diligence and contractual provisions, but there can be no assurance that these measures will be sufficient to prevent all potential exposure.

We may be involved in legal and other disputes from time to time arising out of our operations, including disputes with our suppliers, customers or employees. Our vendors and customers are also subject to risks relating to litigation and disputes, which could adversely affect our business or reputation.

We may from time to time be involved in disputes with various parties arising out of our operations, including electricity suppliers, business partners, customers or employees. These disputes may lead to protests or legal or other proceedings and may result in damage to our reputation, substantial costs and diversion of resources and management’s attention from our core business activities. In addition, we may encounter compliance issues with regulatory bodies in the course of our operations, in respect of which we may face administrative proceedings or unfavorable rulings that may result in liabilities and cause delays or disruptions to our services. We may be involved in other proceedings or disputes in the future that may have a material adverse effect on our business, financial condition, results of operations or cash flows. Furthermore, our vendors and customers, some of which are market players in the crypto industry, are also subject to risks relating to litigation and disputes. Such litigation and disputes are beyond our control and may adversely affect our business and reputation.

We may increasingly become a target for public scrutiny, including complaints to regulatory agencies, negative media coverage, and malicious allegations, all of which could severely damage our reputation and materially and adversely affect our business and prospects.

Certain features of cryptocurrency networks, such as decentralization, independence from sovereignty and anonymity of transactions, create the possibility of heightened attention from the public, regulators and the media. Heightened regulatory and public concerns over cryptocurrency-related issues may subject us to additional legal and social responsibilities and increased scrutiny and negative publicity over these issues. From time to time, these allegations, regardless of their veracity, may result in consumer dissatisfaction, public protests or negative publicity, which could result in government inquiry or substantial harm to our brand, reputation and operations. Moreover, as our business expands and grows, we may be exposed to heightened public scrutiny in jurisdictions where we already operate as well as in new jurisdictions where we may operate. There is no assurance that we would not become a target for regulatory or public scrutiny in the future or that scrutiny and public exposure would not severely damage our reputation as well as our business and prospects.

Our insurance coverage is limited and may not be adequate to cover potential losses and liabilities. A significant uninsured loss or a loss in excess of our insurance coverage could have a material adverse effect on our results of operations and financial condition.

Risks associated with our business and operations include, but are not limited to, business interruption due to regulatory changes, power shortages or network failure, product liability claims and losses of key personnel, any of which may result in significant costs or business disruption. In line with general market practice, we do not have any business liability or disruption insurance to cover our operations. However, our current insurance policies may be insufficient in the event of a prolonged or catastrophic event. The occurrence of any such event that is not entirely covered by our insurance policies may result in interruption of our operations, subject us to significant losses or liabilities and damage our reputation as a provider of business continuity services. In addition, the property and transit insurance policies we have obtained may not cover all risks associated with our business The occurrence of certain incidents including severe weather, earthquake, fire, war, power outages, flooding and the consequences resulting from them may not be covered by our insurance policies adequately, or at all. If we were subject to substantial liabilities that were not covered by our insurance, we could incur costs and losses that could materially and adversely affect our results of operations and financial condition.

Digital asset mining activities are energy-intensive, which may restrict the geographic locations of data center hosting facilities and have a negative environmental impact.

Digital asset mining activities are inherently energy-intensive and electricity costs account for a significant portion of the overall mining costs. The availability and cost of electricity will restrict the geographic locations of mining activities. Any shortage of electricity supply or increase in electricity cost in a jurisdiction may negatively impact the viability and the expected economic return for Digital asset mining activities in that jurisdiction, which may in turn decrease the demand of our data center hosting facilities in that jurisdiction.

In addition, the significant consumption of electricity may have a negative environmental impact, including contribution to climate change, which may give rise to public opinion against allowing the use of electricity for Digital asset mining activities or government measures restricting or prohibiting the use of electricity for Digital asset mining activities. Any such development in the jurisdictions where we sell digital asset mining-related products and services could have a material and adverse effect on our business, financial condition and results of operations.

Our business operation may have an intrinsic need for governmental interactions, and are therefore subject to higher corruption risks.

Our operations require significant power resources and related infrastructure to support our hosting services, and the industries we serve — including digital asset mining and high-performance computing — operate under a rapidly evolving regulatory landscape. As a data center operator with substantial energy requirements, we interact with government authorities and utility providers in connection with power procurement, permitting, zoning, and environmental compliance. As we expand our operations to additional sites, these interactions may increase in frequency and complexity. Any failure to comply with applicable anti-corruption or anti-bribery laws, including the U.S. Foreign Corrupt Practices Act, in connection with these activities could expose the Company to legal liability, regulatory penalties, and reputational harm.

We may require certain approvals, licenses, permits and certifications to operate. Any failure to obtain or renew any of these approvals, licenses, permits or certifications could materially and adversely affect our business and results of operations.

In accordance with the laws and regulations in each jurisdiction in which we may operate, we may be required to maintain certain approvals, licenses, permits and certifications. Complying with such laws and regulations may require substantial expense, and any non-compliance may expose us to liability. In the event of non-compliance, we may have to incur significant expenses and divert substantial management time to rectify the incidents. In the future, if we fail to obtain all the necessary approvals, licenses, permits and certifications, we may be subject to fines or the suspension of operations, which could materially and adversely affect our business and results of operations. We may also experience adverse publicity arising from non-compliance with government regulations, which would negatively impact our reputation.

There is no assurance that we will be able to fulfill all the conditions necessary to obtain the required government approvals, or that relevant government officials will always, if ever, exercise their discretion in our favor, or that we will be able to adapt to any new laws, regulations and policies. There may also be delays on the part of government authorities in reviewing our applications and granting approvals, whether due to the lack of human resources or the imposition of new rules, regulations, government policies or their implementation, interpretation and enforcement. If we are unable to obtain, or experience material delays in obtaining, necessary government approvals, our operations may be substantially disrupted, which could materially and adversely affect our business, financial condition and results of operations.

We may be subject to fines and other administrative penalties resulting from the operation of our business, which could materially and adversely affect our business, financial condition and results of operation.

We are subject to regulation by the multiple government authorities in regions where we have presence, and various jurisdictions may from time to time adopt laws, regulations or directives that affect our businesses. Moreover, the relevant regulatory authorities possess significant powers to enforce applicable regulatory requirements in the event of our non-compliance, including the imposition of fines, sanctions or the revocation of licenses or permits to operate our business. Regulations have impacted or could impact, among others, the nature of and scope of offerings we are able to make available, the pricing of offerings on our platform, our relationship with, and incentives, fees and commissions provided to or charged from our vendors, and our ability to operate in certain segments of our business. We expect that our ability to manage our relationships with regulators in each of our markets, as well as existing and evolving regulations will continue to impact our results in the future. Any misunderstanding or misinterpretation of applicable laws or regulations could subject us to, among others, non-compliance investigation by the government authorities. There is no guarantee that we will not face administrative fines or penalties concerning our operations, which could have a material adverse impact on our results of operation.

Regulatory changes or actions may restrict the use of cryptocurrencies or the operation of cryptocurrency networks in a manner that may require us to cease certain or all operations, which could have a material adverse effect on our business, financial condition and results of operations.

The regulatory landscape for digital assets in the United States continues to evolve. Federal agencies, including the SEC, CFTC, and FinCEN, have examined and continue to examine the operations of digital asset networks, market participants, and service providers. State regulators have also initiated actions against entities involved in digital asset activities, including in jurisdictions where we operate or may operate in the future.

The current U.S. administration has expressed support for the responsible growth of digital assets, including through executive orders establishing a Strategic Bitcoin Reserve and the President’s Working Group on Digital Asset Markets. Congress has enacted the GENIUS Act, establishing a federal regulatory framework for stablecoins, and additional legislation such as the CLARITY Act continues to progress. The SEC has launched a Crypto Task Force dedicated to developing a comprehensive regulatory framework for digital assets, and its staff has issued guidance indicating that certain Proof-of-Work mining activities do not involve the offer or sale of securities. These developments suggest increasing regulatory clarity for the digital asset industry.

However, there can be no assurance that future regulatory developments — whether at the federal, state, or local level — will be favorable to our business or to the operations of our hosting customers. Regulatory changes could impose new registration, reporting, or compliance requirements on data center operators or hosting providers that serve digital asset mining customers, or could restrict or prohibit digital asset mining activities in jurisdictions where we operate or plan to operate. If our hosting customers are unable to operate due to regulatory restrictions, or if compliance costs increase materially for us or our customers, our hosting revenue, facility utilization, and results of operations could be materially and adversely affected.

Federal or state agencies may impose additional regulatory burdens on our business. Changing laws and regulations and changing enforcement policies and priorities have the potential to cause additional expenditures, restrictions, and delays in connection with our business operations.

Federal and state laws and regulations may be subject to change or changes in enforcement policies or priorities, including changes that may result from changes in the political landscape and changing technologies. Future legislation and regulations, changes to existing laws and regulations, or interpretations thereof, or changes in enforcement policies or priorities, could require significant management attention and cause additional expenditures, restrictions, and delays in connection with our business operations.

Increasing scrutiny and changing expectations from investors, lenders, customers, government regulators and other market participants with respect to our Environmental, Social and Governance (“ESG”) policies may impose additional costs on us or expose us to additional risks.

Companies across all industries and around the globe may face increasing scrutiny relating to their ESG policies. Investors, lenders and other market participants are increasingly focused on ESG practices and in recent years have placed increasing importance on the implications and social cost of their investments. Although the federal government in the United States has indicated a reversal of previous climate and ESG-related initiatives, regulatory initiatives to impose climate and ESG-reporting requirements have occurred and continue to be expected at the state and international levels and may resurface in the United Stated in the future. The increased focus and activism related to ESG may hinder our access to capital, as investors and lenders may reconsider their capital investment allocation as a result of their assessment of our ESG practices. If we do not adapt to or comply with investor, lender or other industry shareholder expectations and standards and potential government regulations, which are evolving but may relate to the suitable deployment of electric power, or which are perceived to have not responded appropriately to the growing concern for ESG issues, our reputation may suffer which would have a material adverse effect on our business, financial condition and results of operations.

Risks Related to BlockchAIn

The Company’s stock price is expected to be volatile, and the market price of its common stock may drop following the Business Combination.

The market price of BlockchAIn common stock could be subject to significant fluctuations following the Business Combination. Market prices for securities of technology companies have historically been particularly volatile. Some of the factors that may cause the market price of BlockchAIn common stock to fluctuate include:

●	variations in the Company’s financial results or those of companies that are perceived to be similar to the Company;

●	announcements of significant acquisitions, strategic partnerships, joint ventures or capital commitments by the Company or the Company’s competitors;

●	significant lawsuits, including stockholder litigation;

●	additions or departures of key employees or management personnel;

●	general economic, industry and market conditions; and

●	failure to maintain compliance with listing requirements of the NYSE American.

Moreover, the stock markets in general have experienced substantial volatility that has often been unrelated to the operating performance of individual companies. These broad market fluctuations may also adversely affect the trading price of BlockchAIn common stock.

In the past, following periods of volatility in the market price of a company’s securities, stockholders have often instituted class action securities litigation against those companies. Such litigation, if instituted, could result in substantial costs and diversion of management attention and resources, which could significantly harm the Company’s profitability and reputation.

The Company will incur costs and demands upon management as a result of complying with the laws and regulations affecting public companies.

The Company will incur significant legal, accounting and other expenses that One Blockchain did not incur as a private company, including costs associated with public company reporting requirements. The Company will also incur costs associated with corporate governance requirements, including requirements under the Sarbanes-Oxley Act, as well as rules implemented by the SEC and the NYSE American. These rules and regulations are expected to increase the Company’s legal and financial compliance costs and to make some activities more time-consuming and costly. The executive officers and other personnel of the Company will need to devote substantial time regarding operations as a public company and compliance with applicable laws and regulations. These rules and regulations may also make it difficult and expensive for the Company to obtain directors’ and officers’ liability insurance. As a result, it may be more difficult for the Company to attract and retain qualified individuals to serve on the BlockchAIn Board or as executive officers of the Company, which may adversely affect investor confidence in the Company and could cause the Company’s business or stock price to suffer.

BlockchAIn’s management has limited experience with compliance with public company obligations and the Company’s resources may not be sufficient to fulfill its public company obligations.

Following the completion of the Business Combination, the Company became subject to various regulatory requirements, including those of the SEC and the NYSE American. These requirements include record keeping, financial reporting, and corporate governance rules and regulations. The Company’s management team will consist of certain executive officers of One Blockchain prior to the Business Combination. Such executive officers have limited experience with compliance with public company obligations and, historically, One Blockchain has not had the resources typically found in a public company. The Company’s internal infrastructure may not be adequate to support its reporting obligations, and the Company may be unable to hire, train or retain necessary staff and may initially be reliant on engaging outside consultants or professionals to overcome its lack of experience. The Company’s business could be adversely affected if its internal infrastructure is inadequate, it is unable to engage outside consultants, or is otherwise unable to fulfill its public company obligations.

Anti-takeover provisions in the Company charter documents and under Delaware law could make an acquisition of the Company more difficult and may prevent attempts by the Company stockholders to replace or remove the Company management.

The Company’s charter documents are subject to Section 203 of the DGCL, which prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years after the date that such stockholder became an interested stockholder, with the following exceptions:

●	before such date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

●	upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction began, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned (i) by persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

●	on or after such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of the stockholders, and not by written consent, by the affirmative vote of at least 66 2∕3% of the outstanding voting stock that is not owned by the interested stockholder.

In general, Section 203 defines a “business combination” to include the following:

●	any merger or consolidation involving the corporation and the interested stockholder;

●	any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

●	subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

●	any transaction involving the corporation that has the effect of increasing the proportionate share of the stock or any class or series of the corporation beneficially owned by the interested stockholder; and

●	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits by or through the corporation.

In general, Section 203 defines an “interested stockholder” as an entity or person who, together with the person’s affiliates and associates, beneficially owns, or within three years prior to the time of determination of interested stockholder status did own, 15% or more of the outstanding voting stock of the corporation.

The statute could prohibit or delay mergers or other takeover or change in control attempts and, accordingly, may discourage attempts to acquire us even though such a transaction may offer our stockholders the opportunity to sell their stock at a price above the prevailing market price.

A Delaware corporation may “opt out” of these provisions with an express provision in its certificate of incorporation. We have not opted out of these provisions, which may, as a result, discourage or prevent mergers or other takeover or change of control attempts of the Company. However, the Company did not opt out of these provisions.

In addition, the BlockchAIn Amended and Restated Certificate of Incorporation and the BlockchAIn Amended and Restated Bylaws contain certain provisions that may have anti-takeover effects, making it more difficult for or preventing a third party from acquiring control of our company or changing the BlockchAIn Board and management. The BlockchAIn Amended and Restated Certificate of Incorporation provides that a majority of the BlockchAIn Board will have the sole authority to establish the number of directors and fill any vacancies and newly created directorships, subject to the rights of any holders of Company preferred stock to elect directors. These provisions may prevent a stockholder from increasing the size of the BlockchAIn Board and gaining control of the BlockchAIn Board by filling the resulting vacancies with its own nominees. In addition, the BlockchAIn Amended and Restated Certificate of Incorporation provides that in addition to any other vote required by law, no member of the BlockchAIn Board may be removed from office by our stockholders without the approval of not less than the majority of the total voting power of all of our outstanding shares of capital stock then entitled to vote in the election of directors, and only for “cause”. Furthermore, the BlockchAIn Board is a “classified” board, with staggered three-year terms, which may also delay or prevent a change in management or control. The BlockchAIn Amended and Restated Certificate of Incorporation provides that stockholders may not take action by written consent. The BlockchAIn Amended and Restated Bylaws also do not provide its stockholders with the power to call a special meeting of stockholders and may contain certain advance notice provisions for the submission and presentation of stockholder meeting proposals or director nominations at a stockholder meeting, which may limit the ability of stockholders to influence the composition and business decisions of our management.

The BlockchAIn Amended and Restated Bylaws also provide that we may agree with any stockholders to restrict the sale or other disposal of our stock owned by such stockholders.

In addition, the BlockchAIn Amended and Restated Certificate of Incorporation authorizes the BlockchAIn Board to issue up to 100,000,000 shares of “blank-check” preferred stock in one or more series as solely determined by the BlockchAIn Board, and to have the voting powers, preferences and relative participation, optional and special rights and qualifications, limitations and restrictions thereof as solely determined by the BlockchAIn Board without further action by the stockholders. These terms may include voting rights including the right to vote as a series on particular matters, preferences as to dividends and liquidation, conversion rights, redemption rights and sinking fund provisions. The issuance of any Company preferred stock could diminish the rights of holders of existing shares, and therefore could reduce the value of such shares. In addition, specific rights granted to future holders of Company preferred stock could be used to restrict our ability to merge with, or sell assets to, a third party. The ability of the BlockchAIn Board to issue Company preferred stock could make it more difficult, delay, discourage, prevent or make it costlier to acquire or effect a change in control, which in turn could prevent our stockholders from recognizing a gain in the event that a favorable offer is extended and could materially and negatively affect the value of BlockchAIn securities.

Furthermore, the holders of the BlockchAIn common stock will not have cumulative voting rights in the election of its directors. The combination of the anticipated ownership by a few stockholders of the majority of BlockchAIn’s issued and outstanding common stock and lack of cumulative voting may make it more difficult for other stockholders to replace the BlockchAIn Board or for a third party to obtain control of the Company by replacing the BlockchAIn Board.

The Company may not be able to timely and effectively implement controls and procedures required by Section 404 of the Sarbanes-Oxley Act of 2002 that will be applicable to the Company after the Business Combination.

Following the Business Combination, the Company is subject to Section 404. The standards required for a public company under Section 404 are significantly more stringent than those required of One Blockchain as a privately held company. Management may not be able to effectively and timely implement controls and procedures that adequately respond to the increased regulatory compliance and reporting requirements that will be applicable to the Company after the Business Combination. If management is not able to implement the additional requirements of Section 404 in a timely manner or with adequate compliance, it may not be able to assess whether its internal control over financial reporting is effective, which may subject the Company to adverse regulatory consequences and could harm investor confidence and the market price of BlockchAIn common shares.

Future sales of shares by existing stockholders could cause the Company stock price to decline.

If existing Signing Day Sports Stockholders and One Blockchain Securityholders sell, or indicate an intention to sell, substantial amounts of BlockchAIn common shares in the public market after the lock-up and other legal restrictions on resale, the trading price of the BlockchAIn common stock could decline.

The Lock-Up Agreements entered into by certain Signing Day Sports Stockholders and One Blockchain Securityholders prior to the Closing provide that the BlockchAIn common stock, including, as applicable, shares received in the Business Combination and issuable upon exercise of certain options, will be subject to lock-up restrictions for a six-month period after the Closing, subject to limited exceptions. Upon expiration of such lockup restrictions, such BlockchAIn common shares will be eligible for sale in the public market, subject to volume limitations under Rule 144 under the Securities Act, and various vesting agreements. If these shares are sold, or if it is perceived that they will be sold, in the public market, the trading price of BlockchAIn common stock could decline.

The BlockchAIn Amended and Restated Certificate of Incorporation designates the Court of Chancery in the State of Delaware as the exclusive forum for certain types of actions and proceedings that the Combined Company’s stockholders may initiate, which could limit the Company’s stockholders’ ability to obtain a favorable judicial forum for disputes with the Company or the Company’s directors, officers or employees.

The BlockchAIn Amended and Restated Certificate of Incorporation provides that, subject to limited exceptions, the state and federal courts within the State of Delaware will be exclusive forums for any:

●	derivative action or proceeding brought on the Company’s behalf;

●	action asserting a claim of breach of a fiduciary duty owed by any of the Company’s directors, officers or other employees to the Company or the Company’s stockholders;

●	action asserting a claim against the Company arising pursuant to any provision of the DGCL or the BlockchAIn Amended and Restated Certificate of Incorporation or bylaws; or

●	any action asserting a claim against the Company that is governed by the internal affairs doctrine.

If any such action is brought outside of Delaware, the stockholder bringing the suit will be deemed to have consented to service of process on such stockholder’s counsel, except any action (A) as to which the Court of Chancery in the State of Delaware determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), (B) which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, (C) for which the Court of Chancery does not have subject matter jurisdiction, or (D) any action arising under the federal securities laws, as to which the Court of Chancery and the federal district court for the District of Delaware shall have concurrent jurisdiction. Notwithstanding the foregoing, the provisions of this paragraph will not apply to suits brought to enforce any liability or duty created by the Securities Act or the Exchange Act or any other claim for which the federal district courts of the United States of America shall be the sole and exclusive forum.

Any person or entity purchasing or otherwise acquiring any interest in shares of the Company’s capital stock shall be deemed to have notice of and to have consented to the provisions of the Company’s bylaws described above. However, no such person or entity shall be deemed to have waived any right of action against the Company or its officers or directors pursuant to the federal securities laws. These choice of forum provisions may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with the Company or the Company’s directors, officers or other employees, which may discourage such lawsuits against the Company and the Company’s directors, officers and employees. Alternatively, if a court were to find these provisions of its bylaws inapplicable to, or unenforceable in respect of, one or more of the specified types of actions or proceedings, the Company may incur additional costs associated with resolving such matters in other jurisdictions, which could adversely affect the Company’s business and financial condition.

The exclusive forum provision of the BlockchAIn Amended and Restated Certificate of Incorporation would not apply to suits brought to enforce a duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. Section 22 of the Securities Act provides that federal and state courts have concurrent jurisdiction over lawsuits brought under the Securities Act or the rules and regulations thereunder. To the extent the exclusive forum provision restricts the courts in which claims arising under the Securities Act may be brought, there is uncertainty as to whether a court would enforce such a provision. We note that investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder.

As an emerging growth company, BlockchAIn cannot be certain if the reduced disclosure requirements applicable to emerging growth companies will make BlockchAIn common shares less attractive to investors.

BlockchAIn is an emerging growth company as defined in the JOBS Act, and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to obtain an assessment of the effectiveness of BlockchAIn’s internal controls over financial reporting from its independent registered public accounting firm pursuant to Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. BlockchAIn cannot predict if investors will find its shares less attractive because it will rely on these exemptions. If some investors find BlockchAIn’s shares less attractive as a result, there may be a less active market for BlockchAIn’s shares and its share price may be more volatile.

In addition, the JOBS Act provides that an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards. This allows an emerging growth company to delay the adoption of these accounting standards until they would otherwise apply to private companies. BlockchAIn intends to take advantage of the benefits of this extended transition period, for as long as it is available. As a result, BlockchAIn’s financial statements may not be comparable to those of companies that comply with such new or revised accounting standards.

Pursuant to the JOBS Act, BlockchAIn’s independent registered public accounting firm will not be required to attest to the effectiveness of BlockchAIn’s internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act for so long as it is an emerging growth company.

Section 404 of the Sarbanes-Oxley Act requires annual management assessments of the effectiveness of BlockchAIn’s internal control over financial reporting, starting with the second annual report that it files with the SEC after the consummation of its initial public listing, and generally requires in the same report a report by its independent registered public accounting firm on the effectiveness of its internal control over financial reporting. However, as an emerging growth company, BlockchAIn’s independent registered public accounting firm will not be required to attest to the effectiveness of its internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act until it is no longer an emerging growth company. BlockchAIn could be an emerging growth company for up to five years.

We are a “smaller reporting company” under the U.S. federal securities laws, and the reduced reporting requirements applicable to smaller reporting companies could make our common stock less attractive to investors.

We are a “smaller reporting company” under U.S. federal securities laws. For as long as we continue to be a smaller reporting company, we may take advantage of exemptions from various reporting requirements that are applicable to other public companies that are not smaller reporting companies, including reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements. Investors may not find our common stock attractive because we may rely on these exemptions and reduced disclosures. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may be more volatile.

We will remain a smaller reporting company until the last day of the fiscal year in which (1) the market value of our common stock held by non-affiliates exceeds $250 million as of the prior June 30, or (2) our annual revenues exceeded $100 million during such completed fiscal year and the market value of our common stock held by non-affiliates exceeds $700 million as of the prior June 30.

BlockchAIn’s ability to be successful following the Business Combination will depend upon the efforts of its officers, and the loss of such persons could negatively impact the operations and profitability of the post-Business Combination business.

BlockchAIn’s ability to be successful following the Business Combination will be dependent upon the efforts of certain key personnel of BlockchAIn. Although the parties expect key personnel to remain with BlockchAIn following the Business Combination, there can be no assurance that they will do so. It is possible that BlockchAIn will lose some key personnel, the loss of which could negatively impact the operations and profitability of BlockchAIn. Furthermore, following the Closing, certain of the key personnel of BlockchAIn may be unfamiliar with the requirements of operating a company regulated by the SEC, which could cause BlockchAIn to have to expend time and resources helping them become familiar with such requirements.

The Business Combination will result in a limitation on Signing Day Sports’ ability to utilize its net operating loss carryforwards.

As of December 31, 2025 and 2024, Signing Day Sports had approximately $25,761,307 and $18,060,708 of federal net operating loss carryforwards available to offset future taxable income. Under current tax law, the federal net operating losses generated do not expire and may be carried forward indefinitely. Under Section 382 of the Code, use of Signing Day Sports’ net operating loss carryforwards (“NOLs”) will be limited as a result of the Business Combination and therefore its ability to utilize its NOLs and certain credit carryforwards remaining at the effective time of the Business Combination will be limited. The limitation will be determined by the fair market value of the Signing Day Sports common stock outstanding prior to the ownership change, multiplied by the applicable federal rate, specifically the long-term tax-exempt rate for the period increased by any recognized built-in gains.  Limitations imposed on Signing Day Sports’ ability to utilize NOLs could cause U.S. federal and state income taxes to be paid earlier than would be paid if such limitations were not in effect and could cause such NOLs to expire unused, in each case reducing or eliminating the benefit of such NOLs.

The Company may become involved in securities class action litigation that could divert management’s attention and harm the Company’s business and insurance coverage may not be sufficient to cover all costs and damages.

In the past, securities class action or shareholder derivative litigation often followed certain significant business transactions, such as the sale of a business division or announcement of a merger. The Company may become involved in this type of litigation in the future. Litigation often is expensive and diverts management’s attention and resources, which could adversely affect the Company’s business.

MARKET AND INDUSTRY DATA

Certain information contained in this registration statement relates to or is based on studies, publications, surveys and other data obtained from third-party sources and our own internal estimates and research. While we believe these third-party sources to be reliable as of the date of this registration statement, we have not independently verified the market and industry data contained in this registration statement or the underlying assumptions relied on therein. Finally, while we believe our own internal research is reliable, such research has not been verified by any independent source. Notwithstanding the foregoing, we are liable for the information provided in this registration statement. The industry in which we operate is subject to a high degree of uncertainty and risk due to a variety of factors, including those described in the section of this registration statement titled “Risk Factors”. These and other factors could cause results to differ materially from those expressed in the estimates made by the independent parties and by us.

USE OF PROCEEDS

We estimate that the net proceeds we will receive from the sale of securities in this Offering, after deducting underwriting discounts and commissions and estimated expenses payable by us, will be approximately $51.4 million (or $59.1 million if the underwriters exercise the option to purchase additional shares in full), at the public offering price of $1.65 per share of common stock.

We currently intend to use the net proceeds from this offering for working capital, capital expenditures relating to growing our business, and general corporate purposes. This expected use of proceeds from this Offering represents our intentions based upon our current plans and prevailing business conditions, which could change in the future as our plans and prevailing business conditions evolve. The amounts and timing of our use of proceeds will vary depending on a number of factors, including the amount of cash generated or used by our operations. As a result, we will retain broad discretion in the allocation of the net proceeds of this Offering.

CAPITALIZATION

The following table sets forth our capitalization as of March 31, 2026 as follows:

●	on an actual basis; and

●	on an as adjusted basis to reflect the issuance and sale by us of 33,333,334 shares of Common Stock in this Offering at a public offering price of $1.65 per share of Common Stock and assuming no exercise of the underwriters’ over-allotment option, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

You should read this table in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the financial statements and related notes included herein.

	March 31, 2026
	Actual (Unaudited)	As Adjusted (Unaudited)
Cash	$1,251,712	$52,643,460
Total Liabilities	9,079,937	9,079,937

STOCKHOLDERS’ EQUITY
Common Stock, $0.0001 par value; 1,100,000,000 shares authorized; 37,646,133 shares issued and outstanding at March 31, 2026	3,765	7,098
Preferred stock, $0.0001 par value; 100,000,000 shares authorized; no shares issued and outstanding as of March 31, 2026	-	-
Additional Paid-in Capital	27,446,674	78,835,089
Retained Earnings (Accumulated Deficit)	(273,198)	(273,198)
Total Stockholders’ Equity	27,177,241	78,568,989
Total Liabilities and Stockholders’ Equity	$36,257,178	$87,648,926

The table above is based on 37,646,133 shares of common stock outstanding as of March 31, 2026; assumes no exercise of the underwriters’ option and also excludes as of March 31, 2026, the following:

●

4,003,586 shares of common stock, in the aggregate (subject to adjustment) issuable only upon achievement of the EBITDA milestone for the fiscal year ended December 31, 2026, in connection with the earn-out provisions set forth in the Business Combination Agreement;

●	184,173 shares of common stock, in the aggregate, issuable to the One Blockchain securityholders and Maxim;

●	7,526,299 shares of common stock and available for grant and issuance under our Equity Incentive Plan;

●	566 shares of common stock issuable upon the exercise of options assumed from Signing Day Sports in connection with the Business Combination; and

●	1,904 shares of common stock issuable upon the exercise of warrants assumed from Signing Day Sports in connection with the Business Combination.

DILUTION

If you invest in our shares of common stock in this Offering, your investment will be immediately and substantially diluted to the extent of the difference between the public offering price per share of our common stock and the as adjusted net tangible book value per share of our common stock after giving effect to the Offering.

Our net tangible book value as of March 31, 2026 was $3.348 million, or approximately $0.09 per share. Net tangible book value per share represents our total tangible assets less total liabilities, divided by the number of shares of common stock outstanding.

As adjusted net tangible book value dilution per share of common stock to new investors represents the difference between the amount per share of common stock that is paid by investors in the Offering and the net tangible book value per share of common stock immediately after completion of the Offering. After giving effect to the Offering and our sale of common stock at the public offering price of $1.65 per share, and after deduction of underwriting discounts and commissions from gross proceeds raised in the offering and estimated offering expenses payable by us, our as adjusted net tangible book value as of March 31, 2026 would have been $54.7 million or $0.77 per share of common stock. This represents an immediate increase in net tangible book value of $0.68 per share of common stock to existing stockholders and an immediate dilution in net tangible book value of $0.88 per share of common stock to investors in the Offering, as illustrated in the following table, based on shares outstanding as of March 31, 2026.

You should read this table in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the financial statements and related notes included in this prospectus.

Public offering price per share of common stock			$1.65
Actual net tangible book value per share as of March 31, 2026		$0.09

Increase (decrease) in net tangible book value per share attributable to new investors	$		0.68
Net tangible book value per share after this offering			$0.77
Immediate dilution in net tangible book value per share to new investors			$0.88

If the underwriters exercise their option to purchase additional shares in full, the pro forma as adjusted net tangible book value per share after giving effect to the Offering would be $0.82 per share. This represents an immediate increase in pro forma as adjusted net tangible book value of $0.73 per share to existing stockholders and immediate dilution of $0.83 per share to new investors purchasing our common stock in this Offering.

The table above excludes as of March 31, 2026, the following:

●	4,003,586 shares of common stock, in the aggregate (subject to adjustment) issuable only upon achievement of the EBITDA milestone for the fiscal year ended December 31, 2026, in connection with the earn-out provisions set forth in the Business Combination Agreement;

●	184,173 shares of common stock, in the aggregate, issuable to the One Blockchain securityholders and Maxim;

●	7,526,299 shares of common stock and available for grant and issuance under our Equity Incentive Plan;

●	566 shares of common stock issuable upon the exercise of options assumed from Signing Day Sports in connection with the Business Combination; and

●	1,904 shares of common stock issuable upon the exercise of warrants assumed from Signing Day Sports in connection with the Business Combination.

The foregoing discussion and table assumes no exercise by the underwriters of their over-allotment option. In addition, we may choose to raise additional capital due to market conditions or strategic considerations. To the extent that additional capital is raised through the sale of equity or convertible debt securities, the issuance of these securities could result in further dilution to our stockholders.

MARKET INFORMATION FOR SECURITIES AND DIVIDEND POLICY

Market Information

Our Common Stock is listed on the NYSE American under the symbol “AIB.”

Holders of Record

As of May 28, 2026, there were 78 holders of record of our Common Stock.

Dividend Policy

We have not paid any cash dividends on shares of our Common Stock to date and do not intend to pay cash dividends. The payment of cash dividends in the future will be dependent upon our revenues and earnings, if any, capital requirements and general financial condition. The payment of any dividends will be within the discretion of our board of directors. It is the present intention of our board of directors to retain all earnings, if any, for use in our business operations and, accordingly, our board of directors does not anticipate declaring any dividends in the foreseeable future.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations should be read together with the consolidated financial statements and related notes thereto included elsewhere in this registration statement. In addition to historical information, this discussion and analysis contains forward-looking statements that involve risks, uncertainties and assumptions. Our actual results may differ materially from these forward-looking statements as a result of certain factors. We discuss factors that we believe could cause or contribute to these differences below and elsewhere in this registration statement, including those set forth in the sections of this registration statement titled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements.”

Overview

BlockchAIn is engaged in data center operations, digital asset infrastructure services and providing hosting services for digital asset mining operators. The Company primarily operates a 65MW data center facility, which we refer to as CLT-01, providing power infrastructure, hosting services, and equipment leasing to customers engaged in blockchain computing, artificial intelligence (AI), and high-performance data processing.

The Company’s core operations include hosting services, leasing space, power capacity, and equipment within its data center facility to customers requiring computing power.

Industry Overview

The global data center industry has experienced sustained growth over the past decade as enterprises increasingly rely on digital infrastructure to support cloud computing, data-intensive applications, and the continued growth of internet traffic. Organizations are generating and processing significantly larger volumes of data, while simultaneously adopting distributed IT architectures designed to improve scalability, performance, and resiliency.

Historically, many enterprises owned and operated dedicated data center facilities to house their IT infrastructure. However, a growing number of organizations are transitioning toward outsourcing their data center requirements to third-party providers in order to reduce capital expenditures, increase operational flexibility, and gain access to specialized infrastructure and connectivity ecosystems. As a result, carrier-neutral multi-tenant data centers (“MTDCs”), which provide colocation space, power, cooling, physical security, and access to multiple network providers and cloud platforms, have become an increasingly important component of global digital infrastructure.

The evolution of enterprise IT architectures is further accelerating demand for third-party data center capacity. Many organizations are deploying hybrid and multi-cloud strategies that combine on-premise infrastructure with services provided by hyperscale cloud platforms such as Amazon Web Services, Microsoft Azure, and Google Cloud. These architectures require secure, high-performance interconnection between enterprise networks, cloud providers, telecommunications carriers, and other digital service platforms. MTDC facilities often serve as critical interconnection hubs that enable these ecosystems.

More recently, the rapid adoption of artificial intelligence (“AI”), machine learning, and other high-performance computing workloads has begun to materially increase demand for data center capacity capable of supporting high-density computing environments. These workloads require substantial power availability, advanced cooling systems, and highly reliable infrastructure, which has increased the importance of purpose-built data center facilities designed to support higher power densities.

The data center outsourcing market was historically dominated by telecommunications carriers that bundled network services with colocation offerings. Over time, the industry has evolved to include a diverse set of providers, including carrier-neutral MTDC operators, hyperscale cloud providers, managed infrastructure and application hosting providers, systems integrators, and enterprise-owned facilities. The global MTDC market remains highly fragmented, with industry estimates suggesting that more than 2,400 companies provide MTDC services worldwide, ranging from large global platform operators to regional and specialized providers.

Management believes that several long-term industry trends—including enterprise digital transformation initiatives, the continued growth of cloud computing, increasing demand for interconnection between digital platforms, and the emergence of AI-driven workloads—are expected to continue driving demand for outsourced data center infrastructure. In particular, demand for facilities capable of supporting high-power-density computing environments has increased in recent years. Management believes the Company’s operational capabilities and infrastructure position it to participate in the growing demand for data center capacity in its markets. JLL’s North America Data Center Report (Year-End 2025) and Goldman Sachs Research (2026) project data center power demand growth at a 21% CAGR, with the sector forecast to represent approximately 11% of U.S. grid consumption by 2030, requiring an estimated $720 billion in supporting grid infrastructure investment. Publicly reported capital expenditure commitments from hyperscale cloud providers aggregate to in excess of $1 trillion through 2028, underscoring the scale of enterprise demand for AI-ready compute infrastructure and the market opportunity available to purpose-built colocation operators.

Expansion Opportunities

We believe we are well positioned for success in the competitive digital asset mining and high-performance computing (“HPC”) markets. We continually evaluate success in the competitive Digital Asset mining and high-performance computing (“HPC”) markets. Along with the continual evaluation of opportunities to leverage our existing data center assets to support artificial intelligence (AI), high-performance computing (HPC), and other emerging data-intensive computing workloads. Strategically, we will continue to look at attractive opportunities to grow our market share and selectively improve our footprint and offerings. Our expansion criteria will be dependent on a number of factors, including but not limited to demand from new and existing customers, power availability and capacity, quality of the design, access to networks, clouds and software partners, capacity availability in the current market location, amount of incremental investment required by us in the targeted property, automation capabilities, developer talent pool, lead-time to break even on a free cash flow basis and in-place customers. The right combination of these factors may be attractive to us. Depending on the circumstances, these transactions may require additional capital expenditures funded by upfront cash payments or through long-term financing arrangements in order to bring these properties up to our standards. Property expansion may be in the form of purchases of real property, long-term leasing arrangements or acquisitions. Future purchases, construction or acquisitions may be completed by us or with partners or potential customers to minimize the outlay of cash, which can be significant.

Growth Strategy

Our growth strategy focuses on transitioning from a primarily hosting-based model to expanding our owned and operated infrastructure and diversifying into high-performance computing (“HPC”) markets to enhance revenue generation and profitability.

Key Factors Affecting Our Financial Performance

Market Price of Digital Assets

Our customers who operate in our data center are heavily dependent on the spot price of bitcoin. The prices of digital assets, specifically bitcoin, have experienced substantial volatility, meaning that high or low prices may have little or no relationship to identifiable market forces, may be subject to rapidly changing investor sentiment, and may be influenced by factors such as technology, regulatory void or changes, fraudulent actors, manipulation, and media reporting. Bitcoin (as well as other digital assets) may have value based on various factors, including their acceptance as a means of exchange by consumers and others, scarcity, and market demand.

Our financial performance and continued growth depend in large part on our customers’ ability to mine for digital assets profitably and to attract customers for our digital asset hosted mining services. Increases in power costs, inability to mine digital assets efficiently and to sell digital assets at favorable prices will reduce customers’ operating margins, impact our ability to attract customers for our services, may harm our growth prospects and could have a material adverse effect on our business, financial condition and results of operations. Over time, we have observed a positive trend in the total market capitalization of digital assets, which suggests increased adoption. However, historical trends are not indicative of future adoption, and it is possible that the adoption of digital assets and blockchain technology may slow, take longer to develop, or never be broadly adopted, which would negatively impact our business and operating results.

Business Mix Shift to HPC

The planned growth of our HPC data center hosting operations business, through increased investment in conversion of several of our bitcoin mining sites to HPC data center hosting sites over the next several years, should gradually reduce our overall exposure to volatility in the spot price of bitcoin as HPC begins to account for a comparatively larger percentage of our financial results. The HPC data center hosting business is characterized by implementation of long-term contracts with customers spanning several years with terms and conditions outlining and resulting in stable, predictable revenue and cash flows over each period.

Electricity Costs

Electricity cost is the major operating cost for the hosting services provided to customers. The cost and availability of electricity are affected primarily by changes in seasonal demand, with peak demand during the summer months driving higher costs and increased curtailments to support grid operators. Severe winter weather can increase the cost of electricity and the frequency of curtailments when it results in damage to power transmission infrastructure that reduces the grid’s ability to deliver power. Geopolitical and macroeconomic factors, such as overseas military or economic conflict between states, can adversely affect electricity costs by raising the cost of power generation inputs such as natural gas. Other events out of our control can also impact electricity costs and availability.

Our Competition and Customers

The success of our HPC hosting business greatly depends on our ability to retain and develop opportunities with our existing customers, secure additional infrastructure and attract new customers. Our business environment is constantly evolving. We face significant competition in every aspect of our business, including, but not limited to, the acquisition of new miners, the ability to raise capital, obtaining low-cost electricity, obtaining access to sites with reliable sources of high power, and evaluating new technology developments in the industry. Presently, the information concerning the activities of digital asset miners may not be readily available as most of the participants in this sector do not publish information publicly, or the information may be unreliable. Published sources of information include “bitcoin.org” and “blockchain.info;” however, the reliability of that information and its continued availability cannot be assured.

In hosting services, we compete with other providers of high-power data center capacity, such as major data center real estate investment trusts (“REITs”), developers of data centers, hyperscalers and bitcoin miners with capacity suitable for HPC hosting. This competition focuses primarily on the identification and acquisition of new, high-power sites, but also includes competition for the capital required to build or modify existing sites to support HPC hosting. Additionally, the modification of some of our data centers to accommodate HPC hosting involves the procurement of critical equipment, technologies and skilled labor, which are in high demand from other entities seeking to address the same market opportunity, thereby putting us into competition with many other organizations for those resources.

We believe that because of our operational high-power data center capacity and the experience, knowledge, capabilities and relationships of our data center development and operations team, we are uniquely qualified to address the current strong demand for high-power data center capacity to support HPC applications successfully.

Recent Developments

Business Combination with Signing Day Sports, Inc.

On May 27, 2025, the Company entered into the BCA with Signing Day Sports, as amended on November 10, 2025 and as further amended on December 22, 2025. Effective March 16, 2026 (the “transaction date”), the Company and SGN completed the business combination under the BCA. Following the closing, the Company is the parent entity of both SGN and One Blockchain LLC, and the Company commenced trading on the NYSE American on March 17, 2026 under the ticker symbol “AIB.”

The Business Combination was accounted for as a reverse merger. Refer to Note 4 for the impact of the BCA on the condensed consolidated financial statements.

Antbox Asset Acquisition

In May 2025, VCV Digital Infrastructure Holdings, a related party, entered into a purchase agreement to acquire 100% of the equity interest in Blue Ridge Digital Mining, making it a wholly-owned subsidiary. Concurrently with that transaction, the Company entered into a Purchase and Sale Agreement with Blue Ridge Digital Mining to acquire 60 Antbox containers for total contractual consideration of $2,332,000, payable in 24 equal monthly installments of $97,167 beginning August 15, 2025 and ending July 15, 2027. This transaction allowed the Company to restructure its tenancy composition and agreements to optimize profitability and to diffuse customer concentration credit risk by diversifying beyond a single anchor tenant. Management has concluded that the transaction qualifies as an asset acquisition under U.S. GAAP, as substantially all of the fair value is concentrated in a group of similar tangible assets (Antbox containers) based on valuations determined using the cost approach.

Asset Optimization and Container Sales

During the first quarter of 2025, the Company completed the sale of all remaining modular mining containers. These assets had previously been classified as held for sale, and their disposition reflected the Company’s focus on streamlining operations and reallocating resources toward core infrastructure.

Utility Cost Management and True-Up Adjustments

The Company procures electricity through a local utility provider and is subject to an annual true-up process that reconciles estimated energy costs with actual consumption and final rates. Management must estimate the true-up accrual at each reporting period, which directly impacts cost of revenues. This estimate involves significant judgment, particularly in forecasting usage patterns, rate changes, and timing of adjustments. The annual true-up credit or charge is typically invoiced in Q3 of the following year.

The true-up expense was $262,906 for the three months ended March 31, 2026 and a reduction in expense of $291,717 for the three months ended March 31, 2025. The true-up estimated cost accrual was $734,325 as of March 31, 2026 which is comprised of $471,329 related to the estimated true-up as of December 31, 2025 and the estimated true-up of $262,906 recorded as of March 31, 2026. Since the true-up credit or charge had not yet been received, there had not yet been an actual true-up credit adjustment or charge for the three months ended March 31, 2026 or 2025. Other costs included in cost of revenues include fees for network services and water fees.

Results of Operations - Three Months Ended March 31, 2026 and 2025

Revenues

Revenue for the three months ended March 31, 2026 was $4.9 million, an increase of $0.4 million, or 9%, from $4.5 million for the three months ended March 31, 2025. The increase reflects a change in the customer mix following the Company’s diversification beyond a single anchor tenant, partially offset by capped energy usage and curtailment credits arising from standstill arrangements with the Company’s primary historical customer, Blue Ridge Digital Mining, which reduced billable usage of the Company’s services.

Costs and Operating Expenses

	Three Months Ended March 31,
	2026	2025	Change
Cost of revenues	$4,343,442	$3,273,322	$1,070,120
Gross profit	569,759	1,226,319	(656,560)
Gross Margin	12%	27%

Cost of revenue and gross margin. The largest components of our cost of revenues are utility-related expenses, including electricity, bandwidth access and other infrastructure costs. Cost of revenues totaled $4.3 million for the three months ended March 31, 2026, an increase of $1.0 million, or 30%, compared to $3.3 million for the three months ended March 31, 2025.

Gross profit declined to $0.6 million for the three months ended March 31, 2026, compared to $1.2 million for the same period in 2025, a decrease of approximately $0.6 million. Gross margin decreased to approximately 12% for the three months ended March 31, 2026 from approximately 27% for the same period in 2025. Fluctuations in gross profit are largely affected by two principal factors:

1.	Pricing. The average effective billing rate can fluctuate due to competitive pricing adjustments in alignment with contract provisions, bitcoin prices, and the evolving mix of customer contracts. However, the average effective billing rate per kWh remained relatively consistent period over period from approximately $0.063 in Q1 2025 to approximately $0.064 in Q1 2026.

2.	Energy costs. While the average effective billing rate remained relatively consistent, the Company’s average per-kWh energy procurement cost increased from approximately $0.046 in Q1 2025 to approximately $0.056 in Q1 2026 under the terms of the Company’s existing energy supply agreement.

The decrease in gross profit was primarily attributable to increased energy costs, which were not able to be passed through to customers. The decrease in gross profit was partially offset by a modest year-over-year increase in billable energy volume. Total energy volume billed to customers increased to approximately 77 GWh for the three months ended March 31, 2026 from approximately 72 GWh for the three months ended March 31, 2025.

Operating expenses. Total costs and operating expenses were $5.2 million for the three months ended March 31, 2026, or 106% of total revenues, compared to $4.1 million, or 91% of total revenues, for the three months ended March 31, 2025. The increase of $1.1 million, or 27%, was primarily attributable to a $1.0 million increase in cost of revenues reflecting higher per-kWh energy costs and slightly higher billable volume.

Operating (Loss) / Income

Operating loss was $0.3 million for the three months ended March 31, 2026, compared to operating income of $0.4 million for the three months ended March 31, 2025, a swing of approximately $0.7 million. The change was primarily driven by the gross-margin compression discussed above.

Other Income

There was a small amount of other income for the three months ended March 31, 2026 consisting of interest income, compared to other income of $0.1 million for the three months ended March 31, 2025 primarily attributable to the gain on disposal of assets held for sale recognized during the three months ended March 31, 2025.

Net (Loss) / Income

Net loss was $0.3 million for the three months ended March 31, 2026, compared to net income of $0.5 million for the three months ended March 31, 2025, a swing of approximately $0.8 million from net income to net loss, driven by the items discussed above.

Adjusted EBITDA

Adjusted EBITDA is a key factor in how we assess the operating performance of our data center and develop our growth strategies and expansion decisions. We define Adjusted EBITDA as net income or loss excluding income tax expense, interest income, interest expense, other income and expense items, gain or loss on asset sales, depreciation, amortization and transaction costs, as presented below:

	Three Months Ended March 31,		Change
	2026	2025	$
NET (LOSS)/INCOME	$(273,198)	$488,778	$(761,976)
Add/(Deduct):
Other (income) expense	(4,128)	5,360	(9,488)
Depreciation and amortization	250,101	163,172	86,929
Transaction costs	1,204,573	216,011	988,562
Reimbursement of transaction costs	(1,330,000)	-	(1,330,000)
(Gain) loss on asset sales	-	(67,714)	67,714
ADJUSTED EBITDA	$(152,652)	$805,607	$(958,259)

Adjusted EBITDA for the three months ended March 31, 2026 was a loss of $0.2 million, a decrease of $1.0 million, or 119%, from Adjusted EBITDA of $0.8 million for the three months ended March 31, 2025.

Results of Operations - Year ended December 31, 2025 (Successor) and for the period from February 8, 2024 to December 31, 2024 (Successor) and for the period from January 1, 2024 to February 7, 2024 (Predecessor).

Revenues

Revenue during the year ended December 31, 2025 (Successor), reflecting revenue from hosting services was $18.5 million, a decrease of $4.4 million, or 19%, from total revenue of $20.8 million for the period from February 8, 2024 to December 31, 2024 (Successor) and $2.1 million for the period from January 1, 2024 to February 7, 2024 (Predecessor). The decrease in revenue is primarily due to a change in the customer mix, and the impact of standstill agreements entered into with the Company’s primary customer, Blue Ridge Digital Mining, which resulted in capped energy usage and curtailment credits, and a resulting decline in the usage of the Company’s services.

Costs and operating expenses

Cost of revenue and Gross Margin

	Successor		Predecessor
	Year ended December 31, 2025	Period from February 8, 2024 to December 31, 2024	Period from January 1, 2024 to February 7, 2024	Change ($)
Cost of revenues	15,001,351	13,152,550	1,567,058	281,743
Gross profit	3,515,261	7,667,453	517,262	(4,669,454)
Gross Margin	19%	37%	25%

The largest components of our cost of revenues are utility-related expenses, including electricity, bandwidth access, and other infrastructure costs. Cost of revenues totaled $15.0 million for the year ended December 31, 2025 (Successor), representing an increase of $0.3 million, or 2%, compared to $14.7 million for the year ended December 31, 2024, which consisted of $13.2 million for the period from February 8, 2024 to December 31, 2024 (Successor), and $1.6 million for the period from January 1, 2024 to February 7, 2024 (Predecessor). While total energy volume billed to customers decreased, overall cost of revenues increased modestly due to higher per-unit energy rates in 2025. The reduction in actual usage partially offset the impact of higher rates.

Gross profit declined to $3.5 million for the year ended December 31, 2025, compared to $8.2 million for the combined periods in 2024, representing a decrease of approximately $4.7 million. Gross margin decreased to approximately 19% for the year ended December 31, 2025, compared to 36% for the combined periods in 2024. The decline was attributable to three principal factors operating concurrently:

1.	Volume. Total energy volume billed to customers decreased from approximately 302 GWh in 2024 to approximately 285 GWh in 2025, reflecting reduced hosting capacity utilization as the Company repositioned its customer base toward higher-value AI and HPC workloads. Overall 2025 margin related to volume impact was significantly affected by the extended negotiations with Blue Ridge/Merkle and the transition of the tenants.

2.	Pricing. The average effective billing rate per kWh declined from approximately $0.075 in 2024 to approximately $0.065 in 2025, driven by competitive pricing adjustments and the evolving mix of customer contracts.

3.	Energy costs. The Company’s average per-kWh energy procurement cost increased from approximately $0.0485 in 2024 to approximately $0.0522 in 2025 under the terms of the Company’s existing energy supply agreement. The Company was unable to fully pass through this cost increase to customers during the period.

In addition, the Company issued hosting service credits to certain customers during the fourth quarter of 2025 in connection with contractual service level provisions. These credits were recorded as a reduction of revenue and are reflected in contract liabilities on the consolidated balance sheets.

Operating Expenses

Total operating expenses were $19.4 million for the year ended December 31, 2025 (Successor), or 105% of total revenues, compared to combined total operating expenses of $17.3 million for the year ended December 31, 2024, consisting of $15.3 million for the period from February 8 to December 31, 2024 (Successor) and $1.9 million for the period from January 1 to February 7, 2024 (Predecessor). The increase of $2.1 million, or 12%, was primarily attributable to an increase of $1.8 million in selling, general and administrative expenses driven by higher professional services expenses incurred in 2025 to support general corporate operations, as well as professional fees related to the transaction with Signing Day Sports. The Company also increased selling, general and administrative costs in the current year related to management fees and site construction maintenance related to its diversification of operations. There was also an increase of $0.3 million in cost of revenues due to increases in energy costs as noted above.

Operating (loss)/income

Operating loss was $0.9 million for the year ended December 31, 2025 (Successor), a decrease of $6.5 million, or 116%, compared to operating income of $5.6 million for the period ended December 31, 2024, which consisted of $5.5 million for the period from February 8, 2024 to December 31, 2024 (Successor) and $0.1 million for the period from January 1, 2024 to February 7, 2024 (Predecessor). This change was primarily driven by lower revenue as well as increases in cost of revenue and professional services expenses as noted above.

Other income/(expenses)

Total other income, net, for the year ended December 31, 2025 (Successor), was approximately $0.1 million, compared to $0.0 million for the year ended December 31, 2024, which consisted of approximately $0.0 million for the period from February 8, 2024 to December 31, 2024 (Successor), and approximately $0.0 million for the period from January 1, 2024 to February 7, 2024 (Predecessor). The increase of approximately $0.1 million was primarily attributable to the gain on disposal of assets held for sale recognized during the year ended December 31, 2025 (Successor).

Net (loss)/income

For the year ended December 31, 2025 (Successor), net loss was $0.8 million, compared to net income of $5.7 million for the period ended December 31, 2024, which consisted of $5.5 million for the period from February 8, 2024 to December 31, 2024 (Successor) and $0.1 million for the period from January 1, 2024 to February 7, 2024 (Predecessor) representing a swing of approximately $6.5 million from net income to net loss, largely driven by lower revenues and increases in cost of revenue and professional services expenses as noted above.

Adjusted EBITDA

Adjusted EBITDA is a key factor in how we assess the operating performance of our data center and develop growth strategies and expansion decisions. We define adjusted EBITDA as net income excluding income tax expense, interest income, interest expense, other income or expense, gain or loss on asset sales, depreciation, amortization, and transaction costs as presented below:

	Successor		Predecessor
	Year ended December 31, 2025	Period from February 8, 2024 to December 31, 2024	Period from January 1, 2024 to February 7, 2024	Change $
NET (LOSS)/INCOME	(835,431)	5,506,904	143,407	(6,485,742)
Add/(Deduct):
Other (income) expense	5,359	(720)	-	6,079
Depreciation and amortization	862,305	589,516	239,330	33,459
Transaction costs	1,731,016	76,250	-	1,654,766
(Gain) loss on asset sales	(67,714)	-	-	(67,714)
ADJUSTED EBITDA	1,695,535	6,171,950	382,737	(4,859,152)

Non-GAAP Financial Measures

Non-GAAP financial measures are not a substitute for financial information prepared in accordance with U.S. GAAP. Non-GAAP financial measures should not be considered in isolation, but should be considered together with the most directly comparable GAAP financial measures and the reconciliation of the non-GAAP financial measures to the most directly comparable GAAP financial measures. We have presented Adjusted EBITDA to provide investors with an additional tool to evaluate our results of operations in a manner that focuses on what management believes to be our core, ongoing business operations. We believe the inclusion of this non-GAAP financial measure allows for meaningful comparisons between the Company’s core business operating results and those of other companies and provides the Company with an important tool for financial and operating decision-making and for evaluating its core business operating results over different periods of time.

Investors should note that the non-GAAP financial measure used by us may not be the same, or calculated in the same manner, as similarly titled measures of other companies. Investors should therefore exercise caution when comparing our non-GAAP financial measures to similarly titled measures of other companies.

Adjusted EBITDA is not a measurement of financial performance under GAAP and should not be considered as an alternative to operating income or any other measure of performance derived in accordance with GAAP. Although management utilizes and presents Adjusted EBITDA, we do so only supplementally and do not consider it a substitute for, or superior to, the information provided by GAAP financial results. Adjusted EBITDA is not meant to be considered in isolation and should be read in conjunction with the consolidated financial statements.

We exclude depreciation and amortization from Adjusted EBITDA because they do not reflect our current or future cash spending levels to support our business and are based on the estimated useful lives of our data center assets, which estimates may vary from actual performance. We also exclude gain or loss on asset sales as it represents profit or loss not meaningful in evaluating current or future operating performance. Additionally, we exclude transaction costs and reimbursement transaction costs, which relate to costs incurred in connection with business combinations and the transaction with Signing Day Sports, including advisory, legal, accounting, valuation and other professional or consulting fees, to enhance comparability of our financial results with our historical operations. The frequency and amount of such charges vary significantly based on the size and timing of the transactions. Future transaction costs will depend on the Company executing additional transactions, which cannot be anticipated or estimated.

Non-GAAP Measure

Non-GAAP financial measures are not a substitute for financial information prepared in accordance with GAAP. Non-GAAP financial measures should not be considered in isolation, but should be considered together with the most directly comparable GAAP financial measures and the reconciliation of the non-GAAP financial measures to the most directly comparable GAAP financial measures. We have presented non-GAAP financial measures to provide members with an additional tool to evaluate our results of operations in a manner that focuses on what management believes to be our core, ongoing business operations. We believe that the inclusion of this non-GAAP financial measure allows for meaningful comparisons between the Company’s core business operating results and those of other companies and provides the Company with an important tool for financial and operating decision making and for evaluating its own core business operating results over different periods of time. In addition, this non-GAAP financial measure provides a better understanding of the overall performance of the business and ability to perform in subsequent periods. We believe that if we did not provide such non-GAAP financial information, members would not have all the necessary data to analyze us effectively.

Investors should note that the non-GAAP financial measure used by us may not be the same non-GAAP financial measure, and may not be calculated in the same manner, as those of other companies. Investors should therefore exercise caution when comparing non-GAAP financial measures used by us to similarly titled non-GAAP financial measures of other companies.

The Company’s adjusted EBITDA measure may not be directly comparable to similar measures provided by other companies in our industry, as other companies in our industry may calculate non-GAAP financial results differently. The Company’s adjusted EBITDA is not a measurement of financial performance under GAAP and should not be considered as an alternative to operating (loss) income or any other measure of performance derived in accordance with GAAP. Although management utilizes internally and presents adjusted EBITDA, we only utilize that measure supplementally and do not consider it to be a substitute for, or superior to, the information provided by GAAP financial results.

Accordingly, adjusted EBITDA is not meant to be considered in isolation of, and should be read in conjunction with, the information contained in our Consolidated Financial Statements, which have been prepared in accordance with GAAP.

Our primary non-GAAP financial measure is adjusted EBITDA, which excludes depreciation and amortization expense as these do not reflect our current or future cash spending levels to support our business. In addition, depreciation is also based on the estimated useful lives of our data center. These estimates could vary from actual performance of the asset, are based on historical costs incurred to build out our data center and are not indicative of current or expected future capital expenditures. Therefore, we exclude depreciation from our results of operations when evaluating our operations. We also exclude gain or loss on asset sales as it represents profit or loss that is not meaningful in evaluating the current or future operating performance. Additionally, we exclude transaction costs to enhance the comparability of our financial results to our historical operations. The transaction costs relate to costs we incur in connection with business combinations and the transaction with Signing Day Sports, including advisory, legal, accounting, valuation, and other professional or consulting fees. Such charges generally are not relevant to assessing our long-term performance. In addition, the frequency and amount of such charges vary significantly based on the size and timing of the transactions. Management believes items such as impairment charges, gain or loss on asset sales and transaction costs are non-core transactions; however, these types of costs may occur in future periods. The Company has determined that all of the above non-recurring adjustments from operations are infrequent. Future transaction costs will depend on the Company executing additional transactions, which cannot be anticipated or estimated. The other costs identified are eliminated upon the consummation of the Merger.

Adjusted EBITDA during the year ended December 31, 2025, was $1.7 million, a decrease of $4.9 million, or 74%, from adjusted EBITDA of $6.6 million for the year ended December 31, 2024. Our adjusted EBITDA results have decreased over the year in total dollars due to the nature of our business model consisting of one revenue stream and a cost structure which is dependent on the cost of power.

Liquidity and Capital Resources

The Company manages its liquidity through a combination of operating cash flows and related-party financing arrangements. The Company also maintains flexibility through related-party arrangements, including a non-interest-bearing loan receivable from VCV Digital and a standby letter of credit secured by a related party to support energy procurement obligations. Prior to the Business Combination with Signing Day Sports, Inc. on March 16, 2026, the Company also managed liquidity through member contributions; following the closing of the Business Combination, the Company has access to the public capital markets as a NYSE American-listed registrant.

Management believes that the combination of expected operating cash flows, available related-party support, and access to capital markets will be adequate to meet the Company’s obligations and planned expenditures for the foreseeable future.

Cash Flows:

Comparison of Cash Flows for the Three Months Ended March 31, 2026 and 2025

	Three months ended March 31,
	2026	2025
Cash, beginning of year	$15,265	$131,107
Net cash provided by (used in):
Operating activities	1,274,733	410,870
Investing activities	253,214	132,000
Financing activities	(291,500)	(447,915)
Cash, end of the period	$1,251,712	$226,062

Cash was $1.3 million as of March 31, 2026, compared to $0.2 million as of March 31, 2025, an increase of approximately $1.1 million. The increase reflected the net impact of the following cash flow activities:

Operating activities. Net cash provided by operating activities was $1.3 million for the three months ended March 31, 2026, compared to net cash provided by operating activities of $0.4 million for the three months ended March 31, 2025, an increase of $0.9 million. The majority of cash provided by operating activities was due to a decrease in accounts receivable of $1.0 million. Although the Company recorded a net loss of $0.3 million in the current period compared to net income of $0.5 million in the prior-year period, operating cash flow also benefited from approximately $0.7 million of non-cash consulting and advisory share consideration recorded in connection with the Business Combination.

Investing activities. There was $0.3 million in cash provided by investing activities for the three months ended March 31, 2026, compared to net cash provided by investing activities of $0.1 million for the three months ended March 31, 2025. Cash provided in the current period is due to the cash acquired in reverse merger. The prior period reflected $0.1 million of proceeds from the sale of assets previously classified as held for sale; there were no material investing transactions during the current period.

Financing activities. Net cash used in financing activities was $0.3 million for the three months ended March 31, 2026, compared to net cash used in financing activities of $0.4 million for the three months ended March 31, 2025. The current period reflected $0.3 million of repayments of consideration payable. The prior-year period reflected $0.7 million of distributions, partially offset by $0.3 million of contributions.

Related Party Transactions

We engage in various transactions with related parties in the normal course of business. During the reporting periods, the Company reimbursed one of its members for administrative and operational expenses incurred on its behalf. Additionally, the Company maintained a loan receivable from VCV Digital, which was used to support surety bond and letter of credit requirements. This loan is non-interest-bearing and is considered fully collectible based on the collateral structure and the financial condition of the borrower.

The Company also had receivables and payables with other affiliated entities arising from operational activities. These balances are expected to be settled in the ordinary course of business.

Management monitors related party balances and transactions to ensure transparency and compliance with applicable accounting standards. All related party transactions are disclosed in the consolidated financial statements and are reviewed periodically for appropriateness and collectability.

Recently Issued and Proposed Accounting Pronouncements

For information on new accounting pronouncements and the impact of these pronouncements on our Consolidated Financial Statements, see Note 2 – “Summary of Significant Accounting Policies” in the notes to our Consolidated Financial Statements.

Critical Accounting Estimates

We describe our most significant accounting policies in Note 2, “Summary of Significant Accounting Policies” in the notes to the consolidated financial statements. We have identified the following accounting policies as those that require significant judgments, assumptions and estimates and that have a significant impact on our financial condition and results of operations. These policies are considered critical because they may result in fluctuations in our reported results from period to period due to the significant judgments, estimates and assumptions about highly complex and inherently uncertain matters and because the use of different judgments, assumptions or estimates could have a material impact on our financial condition or results of operations. We evaluate our critical accounting estimates and judgments required by our policies on an ongoing basis and update them as appropriate based on changing conditions. The critical accounting policies in the preparation of our consolidated financial statements include revenue recognition and utility true-up adjustment.

Critical accounting estimates are those that involve significant judgment, require complex assumptions, and could materially impact the Company’s financial condition or results of operations. These estimates are developed in accordance with U.S. GAAP and are based on management’s best knowledge of current events and actions that the Company may undertake in the future. Actual results may differ from these estimates under different assumptions or conditions. The critical accounting estimates in the preparation of our consolidated financial statements include the utility true-up adjustment.

The preparation of our financial statements requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues, and expenses. These estimates are evaluated on an ongoing basis and are based on historical experience, current conditions, and other factors that management believes to be reasonable under the circumstances.

Utility True-Up Adjustment

The Company procures electricity through a local utility provider and is subject to an annual true-up process that reconciles estimated energy costs with actual consumption and final rates. Management must estimate the true-up accrual at each reporting period, which directly impacts cost of revenues. This estimate involves significant judgment, particularly in forecasting usage patterns, rate changes, and timing of adjustments.

Fair Value Measurements and Pushdown Accounting

Following a change in control in early 2024, the Company applied pushdown accounting, which required the remeasurement of assets and liabilities at fair value. This process involved significant estimates, particularly in determining the fair value of property, plant, and equipment and the recognition of goodwill. These estimates were based on third-party valuations and management’s assumptions regarding future cash flows, discount rates, and market conditions.

Impairment of Long-Lived Assets

The Company reviews its long-lived assets, including property, plant, and equipment, for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. This assessment involves estimating future undiscounted cash flows and comparing them to the asset’s carrying value. If impairment indicators exist, the Company determines the fair value of the asset using market-based or discounted cash flow approaches. These estimates require significant judgment and are sensitive to changes in assumptions about future performance and market conditions.

Emerging Growth Company and Smaller Reporting Company Status

As an emerging growth company under the JOBS Act, we can take advantage of an extended transition period for complying with new or revised accounting standards. We may elect to avail ourselves of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, we can adopt the new or revised standard at the time private companies adopt the new or revised standard and may do so until such time that we either irrevocably elect to opt out of such extended transition period or no longer qualify as an emerging growth company. We may choose to early adopt any new or revised accounting standards whenever such early adoption is permitted for private companies.

Subject to certain conditions set forth in the JOBS Act, if, as an “emerging growth company,” we choose to rely on such exemptions we may not be required to, among other things, (i) provide an auditor’s attestation report on our system of internal control over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act, (ii) provide all of the compensation disclosure that may be required of non-emerging growth companies under the Dodd-Frank Wall Street Reform and Consumer Protection Act, (iii) comply with any requirement that may be adopted by the PCAOB regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (auditor discussion and analysis), or (iv) disclose certain executive compensation related items such as the correlation between executive compensation and performance and comparisons of the CEO’s compensation to median employee compensation. We will continue to remain an emerging growth company until the earliest of the following: (i) the last day of the fiscal year following the fifth anniversary of the date of our first sale of common equity securities pursuant to an effective registration statement; (ii) the last day of the fiscal year in which our total annual gross revenue is equal to or more than $1.235 billion; (iii) the date on which we have issued more than $1.0 billion in nonconvertible debt during the previous three years; or (iv) the date on which we are deemed to be a large accelerated filer as defined in Rule 12b-2 under the Exchange Act.

We are also a smaller reporting company as defined in the Exchange Act. We may continue to be a smaller reporting company even after we are no longer an emerging growth company. We may take advantage of certain of the scaled disclosures available to smaller reporting companies and will be able to take advantage of these scaled disclosures for so long as our voting and non-voting common stock held by non-affiliates is less than $250.0 million measured on the last business day of our second fiscal quarter, or our annual revenue is less than $100.0 million during the most recently completed fiscal year and our voting and non-voting common stock held by non-affiliates is less than $700.0 million measured on the last business day of our second fiscal quarter.

Quantitative and Qualitative Disclosures About Market Risk

We are exposed to certain market risks that may impact its financial condition and results of operations. These risks primarily include exposure to energy price fluctuations, credit risk from a concentrated customer base, and interest rate risk.

Commodity and Energy Price Risk

The Company’s operations are highly dependent on electricity, which is procured through a third-party energy services agreement. We are subject to a fixed monthly minimum charge, with additional charges based on actual usage. While this structure provides some degree of cost predictability, the Company remains exposed to fluctuations in energy rates, particularly during periods of high demand or regulatory changes. The Company does not currently engage in energy hedging or derivative contracts to manage this risk. However, should the Company deem it necessary to mitigate exposure to energy price volatility, it may consider implementing hedging instruments or other risk management strategies in the future.

Credit Risk

Our revenue was previously concentrated with a single customer, Blue Ridge Digital Mining, which services multiple subtenants. While this structure provides indirect diversification, the Company remains exposed to the creditworthiness of its primary customer. To mitigate this credit risk, Blue Ridge Digital Mining has diversified its portfolio of customers among multiple subtenants, reducing dependency on any single end-user.

Following the asset acquisition transaction with Blue Ridge Digital Mining in May 2025, the Company’s customer base has become more diversified. However, a significant concentration remains with several large customers. As a result, the Company continues to be exposed to credit risk associated with these key relationships.

Management is focused on achieving tenant diversification targets to reduce credit concentration risk over time. The Company actively monitors receivables and evaluates the need for an allowance for expected credit losses based on historical collection patterns and current conditions. As of the reporting dates, no allowance for credit losses has been recorded, as management believes these amounts are fully recoverable.

Interest Rate and Fair Value Risk

The Company’s financial instruments primarily consist of cash and cash equivalents, accounts receivable, related party balances, and lease liabilities. These instruments are short-term in nature or bear fixed rates, and their carrying amounts approximate fair value. The Company uses a discounted cash flow approach to estimate fair value, incorporating observable market data where available. Given that related party balances are non-interest bearing and the Company’s lease obligations are classified as operating leases, exposure to interest rate risk is considered negligible. The Company does not currently utilize interest rate swaps or other derivatives for hedging purposes.

BUSINESS

Our Business

Overview

Through One Blockchain, our primary operating subsidiary, we develop, own and operate digital infrastructure dedicated to AI hosting and high-performance computing optimized colocation data center capacity. Our operations are currently centered around our existing 65 MW data center facility, which we refer to as CLT-01.

As part of our planned transition and expansion, we are developing a modular deployment architecture intended to convert existing powered land and brownfield sites, including digital-asset-mining facilities, into AI/HPC-grade colocation facilities. To support this approach, we secure executed utility commitments before committing capital to vertical construction. Our platform is designed to serve as an owner-agnostic hosting environment, which means that our tenants supply their own GPU and compute hardware and we provide the physical infrastructure on underlying real estate, power cooling, and connectivity under long-term hosting and capacity leases.

We have strategic collaborations with PDM for electrical infrastructure and are collaborating with Super Micro for AI data center hardware, including standardized, high-density compute hardware designed for AI workloads.

As of May 2026, our portfolio consists of:

●	Approximately 65 MW of energized utility load at our CLT-01 campus;

●	Approximately 25 MW of additional capacity in active development or interconnection; and

●	An identified development pipeline of approximately 485 MW across four sites.

Prior to our planned conversion of the CLT-01 campus, for the fiscal year ended December 31, 2025, the facility generated approximately $18.5 million in revenue and a net loss of approximately $0.8 million, reflecting the transition of the Company’s customer base toward high-performance computing workloads and approximately $1.7 million in transaction-related expenses incurred in connection with the Business Combination. For the fiscal year ended December 31, 2024, this facility generated approximately $22.9 million in revenue and approximately $5.7 million in net income on a combined basis.

Our Strengths

We believe we are well positioned for success as a leader in creating and operating scalable, sustainable power and data infrastructure purpose-built for AI hosting, AI workloads, HPC, and accelerated compute applications. The following strengths differentiate us from our competitors:

Access to Low-Cost Power

Our energy strategy is focused on securing low-cost, reliable power, with an increasing emphasis on sustainable and carbon-neutral sources, to support our hosting and HPC operations. Electricity is the single largest input cost for our hosting operations and is critical to the continuous operation of our facility. We seek to mitigate delays or failures in the procurement of utility power, which is the principal source of development risk in our industry, by treating an executed Electric Service Agreement, or ESA, or comparable binding power commitment as a prerequisite to vertical construction. We believe this discipline reduces the likelihood of stranded capital deployment and shortens the time between site selection and tenant energization.

We maintain a pipeline of pre-screened sites with executed ESAs or comparable binding power commitments. In evaluating potential sites, we assess (i) the availability of grid-tied generation and transmission capacity, (ii) the utility’s interconnection queue position and stated capacity in the relevant zone, (iii) zoning and permitting posture, (iv) climate and natural-hazard exposure (including flood-zone, seismic, and wildfire exposure), (v) the quality and number of available carriers, and (vi) regional baseload generation profile. We maintain a pipeline of pre-screened sites with executed ESAs or comparable binding power commitments.

On May 27, 2026, we executed an amended Electric Service Agreement (the “ESA”) with our existing local utility provider (the “ESA Effective Date”), specifies a contract demand of 65,000 kW at approximately 34,500 volts for this facility. The ESA has an initial term of fifteen years from the ESA Effective Date and thereafter renews year-to-year unless terminated as provided in the applicable rate schedule.

Our local utility provider sources its power portfolio from a regional supplier. Based on our regional supplier’s publicly available disclosures, nuclear generation has consistently represented the largest component of the Carolinas generation mix, accounting for approximately half of total electricity output. Natural gas, coal, and a growing share of solar and hydroelectric resources comprise the remainder. Under the regional supplier’s 2025 Carolinas Resource Plan, filed with the North Carolina Utilities Commission in October 2025, the utility plans to further expand its nuclear and natural gas capacity while pursuing an orderly transition away from coal-fired generation and continued growth in solar and battery storage resources. While we do not directly control the generation mix of our utility provider, the diversity of underlying fuel sources — and the substantial nuclear baseload component in particular — provides a degree of supply stability and insulation from the price volatility associated with any single fuel source. This generation profile also positions our facility favorably relative to data center operators in regions more heavily dependent on natural gas or coal, where fuel price swings can have a more direct impact on electricity costs.

The sale, delivery and use of power are governed by the rate schedule of our existing local utility provider and service regulations on file with the state’s Public Service Commission and are subject to change upon order of the Public Service Commission or any other regulatory authority having jurisdiction. In our analysis of energy costs and cost management strategies for our CLT-01 facility, our “all-in” power cost at this facility was approximately $0.0522/kWh in 2025 and $0.0485/kWh in 2024. Costs are subject to an annual true-up adjustment with the utility provider based on actual consumption and final rates.

Our AI-Optimized Facility Design

Our infrastructure is designed to support customer-owned compute equipment in an owner-agnostic hosting environment. We are developing a modular deployment architecture intended to support the conversion of power-secured sites into AI-ready digital infrastructure. This would include high-density server racks, advanced power distribution systems capable of supporting power-intensive GPU servers, liquid cooling or advanced air-cooling solutions, high-speed networking, and specialized building management systems to monitor and control the critical environment required for advanced compute equipment.

Our facilities will be designed for high-density AI compute workloads. Standard design specifications include:

●	Rack densities of up to 150 kW per rack;

●	Liquid cooling capability throughout the data hall;

●	N+1 mechanical and electrical redundancy;

●	Carrier-neutral connectivity with multiple fiber providers; and

●	Target annualized power usage effectiveness (PUE) of approximately 1.3.

This approach includes the use of standardized prefabricated data center modules together with secured electrical infrastructure supply. We intend to construct our facilities in standardized 10 MW data-hall modules, with pre-engineered structural components and parallel civil work. We secure equipment procurement before issuing notice to proceed. We target a delivery cycle of 9 to 12 months per module, although we cannot assure that any particular project will meet this target.

Supply Chain and Equipment Procurement

Long-lead electrical equipment, including transformers, generators, switchgear, and uninterruptible power supplies has experienced extended lead times and price volatility in recent quarters. We mitigate this exposure by securing letters of intent for long-lead equipment at site selection and by maintaining a panel of eight key vendor relationships. We can provide no assurance that letters of intent for long-lead equipment will result in executed purchase orders on the terms anticipated, that pricing or availability of equipment will not change, or that supply chain disruptions will not affect our development timelines.

Operational Excellence and Profitability

Our CLT-01 campus has demonstrated strong performance, with a proven track record of revenue and generation of operating cash flow. Net cash provided by operating activities for the years ended December 31, 2025 and 2024 was $2.3 million and $8.1 million, respectively. Revenue during the years ended December 31, 2025 and 2024, was $18.5 million and $22.9 million, respectively. These results showcase our ability to efficiently manage and operate data center infrastructure.

Capital Efficient Business Model

We operate with a capital efficient business model with institutional risk controls, maintaining a strong balance sheet with no significant traditional debt as of December 31, 2025, and positive stockholders’ equity of $7.9 million. This allows us to fund near-term growth through existing cash flows and leverage. Our historical financial performance underscores our ability to generate substantial net income.

Experienced Management Team

Our experienced management team possesses a strong track record of operational excellence and deep industry expertise in real estate, digital assets, energy, capital markets, and project management. Jerry Tang, our Chief Executive Officer and President, has over 14 years on Wall Street in real estate and hospitality capital markets and investment banking, managing global teams and executing over $40 billion in transactions, and holds an MS in Engineering from Columbia University. Jolienne Halisky, our Chief Financial Officer, is a Certified Public Accountant with over 20 years of senior finance experience, including roles at Deloitte, Siemens Energy and Weatherford International. Eyal Rozen, our Chief Operating Officer, has 25 years of global experience spanning AI, Cloud, and Cybersecurity, including as Chief Revenue Officer and a Managing Director of Nebius Israel. Gary Heitz, our Vice President of Sales, has over 25 years of Hyperscale enterprise and infrastructure business development experience, including prior roles at Cologix, Google and Dell. Amanda Klier, our Director of Operations, is a former tax attorney at Deloitte specializing in REIT transactions and has prior roles at GE Capital Real Estate and GE Energy. Christopher Iannacone, our Director of Construction Executive, has more than 25 years mission-critical engineering and construction experience, including oversight of more than three gigawatts (GW) of completed data center capacity across both individual facilities and large-scale campuses at Amazon Web Services.

Our Properties and Development Pipeline

We possess scalable infrastructure and a growth pipeline, with a clear path for expansion with approximately 485 total MW across six sites. Our pipeline locations are valuated based on factors that may include power availability and cost, site control, network connectivity, development timelines, and the ability to support AI hosting and high-performance computing workloads. All of our current and planned facilities are U.S.-based, which we believe supports operational and regulatory stability.

We classify our portfolio at four stages: Identified (sites where we have completed initial diligence and established a development premise but have not yet executed site control or interconnection documents); Under Development (sites under active site control and build or interconnection process); Energized (sites where contracted utility power is available); and Contracted (Leased) (capacity at energized sites that is subject to an executed long-term lease).

The key infrastructure components of our facilities utilize robust electrical infrastructure, including transformers, switchgear and power distribution equipment, to manage high power loads. We plan to employ containerized and other standardized prefabricated data center modules as part of a modular deployment architecture intended to support efficient deployment and scalability. To support this strategy, we have entered into a strategic collaboration with PDM, which we expect to assist with electrical systems, including transformers, switchgear and power distribution equipment. Our planned sites may require additional interconnection facilities or other upgrades depending on local utility and grid requirements.

CLT-01 – Our Anchor Operating Asset

Our CLT-01 facility is our principal operating asset and was previously operated as a 40 MW grid-interconnected digital-asset-mining facility. We are repurposing the 40 MW powered land and we recently expanded the utility power capacity available from 40 MW to 65MW, under an amended ESA with our local utility provider. CLT-01 has a building size of approximately 175,000 and is situated on 27 acres of leased land. There is a maximum rack density of up to 150 kW per rack and a target PUE of approximately 1.3 (annual average). The site is pre-zoned for industrial / data center use, is outside designated flood zones, is located in a low-seismic-risk region, and has carrier-neutral connectivity with multiple fiber providers. The ground lease has an initial term of five (5) years, commencing October 18, 2021, with options for four (4) successive five-year renewal terms.

We expect to complete development of the remaining capacity at CLT-01 in phases, with each data-hall module constructed and energized on a sequenced basis.

Our CLT-01 facility benefits from its existing operating history, established power arrangements and location in a U.S. jurisdiction that supports digital infrastructure development.

CLT-02

CLT-02 is an identified development site of approximately 100 MW. As of the date of this prospectus, CLT-02 is in early-stage evaluation, and we have not yet executed site control or definitive power-delivery commitments. We can provide no assurance that CLT-02 will advance to subsequent stages of our development pipeline.

Dallas–Fort Worth — DFW-1, DFW-2, and DFW-3

Our Dallas–Fort Worth pipeline consists of three identified sites:

●	DFW-1 is an identified site of approximately 25 MW for which we are pursuing an acquisition. As of the date of this prospectus, no definitive agreements have been signed, and we can provide no assurance that we will execute the acquisition on commercially acceptable terms, on the timeline currently anticipated, or at all.

●	DFW-2 is an identified site of approximately 75 MW. As of the date of this prospectus, DFW-2 is in lease negotiation with a prospective tenant, and we have not yet executed a definitive lease.

●	DFW-3 is an identified site of approximately 200 MW. As of the date of this prospectus, DFW-3 is in early-stage evaluation.

Minnesota

We also plan to develop a 25 MW AI-focused data center site in Minnesota intended to support AI hosting and high-performance computing workloads under long-term hosting and capacity arrangements. The land for this planned Minnesota site is owned by a related entity, which is intended to be developed as a greenfield project, and the development of this site will be dependent on a suite of agreements that are under negotiation. Our Minnesota site is a development project that is in construction and the utility interconnection process. We can provide no assurance regarding the timing or completion of construction or interconnection at this site.

The following outlines our anticipated timeline for certain key near-term development milestones. Achieving these milestones are subject to various risks and uncertainties as described elsewhere in this prospectus, and there can be no assurance that any milestone will be achieved within the anticipated timeframe or at all:

●	CLT-01 Data Hall Expansion: We are targeting the execution of a lease agreement for a second data hall at CLT-01 in the third quarter of 2026, which would increase the site’s total leased critical IT load to approximately 30 MW.

●	Minnesota Site Development: We anticipate completing construction and utility interconnection at our Minnesota site in the fourth quarter of 2026.

●	DFW-1 Acquisition: In the first quarter of 2027, we are targeting the execution of definitive agreements for the acquisition of DFW-1.

●	Pipeline Advancement: During calendar years 2027 and 2028, we expect to progress DFW-2 (approximately 75 MW, currently in lease negotiation), DFW-3 (approximately 200 MW, currently in early-stage evaluation), and CLT-02 (approximately 100 MW, currently in early-stage evaluation) through subsequent stages of our development pipeline. Advancement of these projects is subject to securing site control, executed power commitments, and definitive customer agreements at each respective site.

Active Commercial Dialogue with Prospective Tenants.

We are continuously seeking new tenants and currently have ongoing commercial dialogue with multiple prospective tenants across the following categories: (i) GPU cloud platforms; (ii) Bare-metal GPU marketplaces; (iii) AI cloud infrastructure operators; (iv) AI silicon and hosted-inference platforms; and (v) Sovereign AI infrastructure programs.

As of the date of this prospectus, other than one non-binding letter of intent with a data infrastructure tenant for an additional 5 MW at CLT-01, we have also commenced preliminary negotiations and exchanged an initial draft of a lease agreement with an AI cloud infrastructure operator covering 65 MW utility load (50 MW IT load) of data center capacity at CLT-01. We believe that this lease, or a materially similar lease with other prospective tenant or tenants, could potentially be executed within the next 90 days. However, execution of any such lease remains subject to continued negotiation, technical and commercial diligence, site and power availability review, legal documentation, credit review, financing considerations, internal approvals and other customary conditions. There can be no assurance that any definitive lease will be executed within such timeframe, or at all, or that any definitive lease, if executed, will be for the capacity, duration or economic terms currently under discussion.

Customer Agreements Related to Our CLT-01 Facility

Under the Co-Location Agreement (described below under “Vendor Agreements Related to Our CLT-01 Facility”), we provided hosting services to Blue Ridge Digital Mining, including approximately 9,600 square feet of space within 60 Antboxes and up to 40 MW of reserved power capacity at our CLT-01 facility. The agreement had a term of 44 months with options for renewal upon mutual agreement. The Co-Location Agreement provided for Blue Ridge Digital Mining to pay a base license fee (the “Base License Fee”) consisting of $153,069 for first month, $1,956,400 per month for months 2 through 41, and, in the subsequent three months, to $1,467,300, $978,200 and $489,100, respectively, based on use of 30 MW, 20 MW and 10 MW, respectively, and corresponding reduced square footage for the equipment, for such months. The license obligations under the Co-Location Agreement were superseded by the Co-Location Agreement Amendment (as defined below) and the Blue Ridge Digital Mining Settlement Agreement.

Under Amendment No. 1 to the Co-Location Agreement, dated as of May 15, 2025 (the “Co-Location Agreement Amendment”), and the Related Party Revenue Transfer Agreement, dated as of May 15, 2025, between Blue Ridge Digital Mining and the Company (the “Related Party Revenue Transfer Agreement”), we became entitled to all revenues of Blue Ridge Digital Mining derived from a Service Framework Agreement between Blue Ridge Digital Mining and Bitmain Technologies Georgia Limited, dated as of August 15, 2022 (the “Bitmain Agreement”). Blue Ridge Digital Mining derives revenues under the Bitmain Agreement for server hosting, maintenance and/or operation services of $0.075 per kWh, subject to certain adjustments, which, pursuant to the Co-Location Agreement Amendment, will be passed directly to One Blockchain. In addition, One Blockchain will be entitled to 50% of certain credits received by Blue Ridge Digital Mining pursuant to the Bitmain Agreement related to the period prior to the date of the Co-Location Agreement Amendment.

On July 12, 2023, One Blockchain and Code Green Apparel Corporation (“Code Green”) entered into a Master Services Agreement for the colocation and hosting of digital asset mining units at our CLT-01 facility. The nominal capacity was 4 MW, and hosting services were billed monthly at a rate of $0.08 per kWh, subject to curtailment of up to four hours per day during summer months and two hours per day otherwise. The agreement renewed automatically unless terminated by either party upon 30 calendar days’ prior written notice, or as otherwise permitted if Code Green failed to pay an invoice within two business days of the applicable payment date or failed to cure other non-monetary breaches within five calendar days of written notice. One Blockchain could have also terminated the agreement immediately for certain legal, compliance, or risk-related reasons as specified in the agreement.

On March 19, 2024, One Blockchain and New York Crypto Capital Inc. (“New York Crypto”) entered into a Master Services Agreement for the colocation and hosting of approximately 600 miners at the CLT-01 facility. The nominal assumed power consumption was 3.4 kWh per unit. The hosting service fees were calculated monthly at either (A) $0.0715 per kWh or (B) 75% of revenue after deducting electricity costs. One Blockchain retained the right to curtail electricity supply at its sole discretion. Effective October 24, 2024, the agreement was terminated.

On January 7, 2025, One Blockchain and BlockMetrix, LLC (“BlockMetrix”) entered into a Mining Services Agreement for the colocation and hosting of digital asset mining units at our CLT-01 facility. One Blockchain was responsible for providing rack space, security, monitoring, maintenance, utilities, facility management, network and data access, technical support, and heat/thermal management. Installation was billed at $5 per miner, capped at $10,000 across all purchase orders. One Blockchain used its best efforts to maintain uptime, with a service level target of no more than 5% unscheduled downtime per month. Hosting services were billed monthly at a rate of $0.065 per kWh, based on the nameplate power consumption of the equipment. The initial term of the agreement was two years, commencing when the equipment began to consume power. The agreement automatically renewed for successive one-year terms unless terminated earlier. Concurrently with the execution of the Mining Services Agreement, BlockMetrix agreed to purchase digital asset mining services and related services for 1,296 digital asset mining units. The terms of the order commenced on the date when the equipment began to consume power and ended on the second anniversary of the commencement date. Effective November 28, 2025, the agreement was terminated.

In June 2025, One Blockchain entered into a Hosting Services Agreement (“Hosting Services Agreement”) with Northstar Lending LLC (“Northstar”) under which One Blockchain will provide hosting capacity for approximately 5,400 supercomputing servers at our CLT-01 facility. The agreement has a term of one year, with an option for Northstar to renew for an additional year. The hosting fee is set at $0.065 per kWh. On July 1, 2025, One Blockchain and Northstar entered into a Tripartite Supplemental Agreement with Green Volt Innovations AA1 LLC (“GreenVolt”), whereby GreenVolt was substituted as the contracting party under the Hosting Services Agreement in place of Northstar, and provided that the Hosting Services Agreement became effective on June 27, 2025. On October 1, 2025, One Blockchain and GreenVolt entered into a Supplemental Agreement to Tripartite Supplemental Agreement to update certain terms concerning the hosted servers and deposits.

Vendor Agreements Related to Our CLT-01 Facility

We have entered into several key agreements to secure land, power, and operational capabilities for our CLT-01 facility’s data center.

We lease the land for the CLT-01 facility under a Ground Lease Agreement, dated as of October 19, 2021 (the “Ground Lease Agreement”), with Pacolet Milliken, LLC (“Landlord”), consisting of a 17.6-acre site. The initial term is five years, commencing October 19, 2021, with four successive five-year renewal options. The rent is $9,100 per month, payable in advance on the first day of each month, with a 5% escalation every five years starting October 1, 2026, and late fees of 10% for unpaid rent after ten days and 1.5% monthly interest if unpaid into the next month. The Ground Lease Agreement includes a requirement for One Blockchain to use a local utility provider for its power utility needs. If One Blockchain fails to use the local utility provider for power, Landlord has the right to immediately and unilaterally terminate the Ground Lease Agreement. If the local utility provider is unable or refuses to provide power to One Blockchain, either One Blockchain or Landlord shall have the right to immediately and unilaterally terminate the Ground Lease Agreement. One Blockchain may also terminate the lease if all or part of the related premises are damaged by fire, wind, flood, earthquake or other casualty and One Blockchain determines that it would not be commercially reasonable or desirable to repair the premises. Our existing local utility provider is the only power utility provider for the industrial park; there are no other competitors.

We obtain electric power supply for the site under the Electric Service Agreement. The initial term of the Electric Service Agreement is five years, with provisions for year-to-year continuation. The agreement specifies a contract demand of 40,000 kW at approximately 34,500 volts. See “Energy” below for further discussion of this agreement. The price per kwh was approximately $0.0522/kWh in 2025 and $0.0485/kWh during 2024. The planned expansion from 40 MW to 50 MW is pending our entry into a new electric service agreement.

We, as licensor, entered into a Digital Asset Miner Co-Location License, dated September 27, 2022, with Blue Ridge Digital Mining as licensee (the “Co-Location Agreement”). Under the Co-Location Agreement, we leased 60 Antbox mobile mining containers (“Antboxes”) from Blue Ridge Digital Mining for a term of 44 months. One Blockchain granted Blue Ridge Digital Mining permission to use dedicated space and reserved power of at least 40 MW within its data center facility for Blue Ridge Digital Mining’s use of its digital asset mining equipment and to provide certain services to permit Blue Ridge Digital Mining to use its digital asset mining equipment to the extent power is available over a term of 44 months. Blue Ridge Digital Mining granted One Blockchain permission to install and maintain the Antboxes on the premises licensed to Blue Ridge Digital Mining, to host and power Blue Ridge Digital Mining’s digital asset mining equipment. The lease fees consisted of monthly lease payments of $29,762 for the first month; $59,524 for months 2 through 36; and, if Blue Ridge Digital Mining exercises its option to ramp down the number of Antboxes based on corresponding servers and available MWh, monthly fees in the subsequent three months will be $44,643, $29,762 and $14,881, respectively. These fees could be offset by payments of certain license fees payable by Blue Ridge Digital Mining to One Blockchain. Under a Guarantee Agreement, Merkle Standard LLC (“MS”) is a guarantor for Blue Ridge Digital Mining’s obligations under the Co-Location Agreement (the “MS Guarantee Agreement”). The lease obligations under the Co-Location Agreement, as subsequently amended, and the guarantee obligations under the MS Guarantee Agreement were superseded by the Antbox Purchase Agreement (as defined below) and the Confidential Settlement Agreement, Mutual Release, and Separation Agreement, effective as of May 20, 2025, among Blue Ridge Digital Mining, MS), One Blockchain, VCV Digital Infrastructure Holdings, and Tiger Cloud (the “Blue Ridge Digital Mining Settlement Agreement”), VCV Digital Infrastructure Holdings was required to purchase Blue Ridge Digital Mining from MS and to pay MS $97,167 per month for 24 months, for a total of $2,332,000, pursuant to the Blue Ridge Equity Purchase Agreement (as defined below). The Blue Ridge Digital Mining Settlement Agreement further provided for, (1) a Contribution Agreement by and among MS, VCV Digital Infrastructure Holdings, Tiger Cloud, and Blue Ridge Digital Mining pursuant to which MS contributed a certain promissory note, dated September 29, 2022, executed by VCV Digital Infrastructure Holdings and Tiger Cloud to MS (the “MS Promissory Note”); (2) the Blue Ridge Equity Purchase Security Agreement (as defined below); (3) the Blue Ridge Equity Purchase Agreement Guaranty; and (4) a Bad Boy Personal Guaranty made by Jerry Tang in favor of MS, pursuant to which Tang agreed to certain guarantees with respect to VCV Digital Infrastructure Holdings, Tiger Cloud, and One Blockchain. The Blue Ridge Digital Mining Settlement Agreement further provided that the only assets held by Blue Ridge Digital Mining at the time of closing would be its rights under the Bitmain Agreement and the MS Promissory Note. Pursuant to the Blue Ridge Digital Mining Settlement Agreement, as of May 20, 2025, the Co-Location Agreement, the MS Guarantee Agreement, and the Standstill Agreements were terminated. On May 15, 2025, VCV Digital Infrastructure Holdings entered into a Purchase and Sale Agreement with MS to acquire 100% of the equity interests in Blue Ridge Digital Mining for $2,332,000 total to be paid in equal monthly installments of $97,167 from August 15, 2025 through July 15, 2027 (the “Blue Ridge Equity Purchase Agreement”).

Under a Security Agreement, dated as of May 15, 2025, among VCV Digital Infrastructure Holdings, One Blockchain, and MS (the “Blue Ridge Equity Purchase Security Agreement”), each of VCV Digital Infrastructure Holdings and One Blockchain granted a security interest in favor of MS with respect to the 60 Antboxes purchased by One Blockchain from Blue Ridge Digital Mining, and all related proceeds, to secure the obligations of VCV Digital Infrastructure Holdings and One Blockchain under the Blue Ridge Equity Purchase Agreement, the Blue Ridge Equity Purchase Security Agreement, the Blue Ridge Equity Purchase Agreement Guaranty (as defined below), or otherwise with respect to the payment of the purchase price under the Blue Ridge Equity Purchase Agreement.

Under a Purchase and Sale Agreement, dated as of May 15, 2025, between One Blockchain and Blue Ridge Digital Mining (the “Antbox Purchase Agreement”), One Blockchain purchased the 60 Antboxes that were formerly leased from Blue Ridge Digital Mining for a total purchase price of 24 monthly payments of $97,167 commencing on August 15, 2025 and ending on July 15, 2027. One Blockchain was required to provide the Blue Ridge Equity Purchase Agreement Guaranty. Under that Guaranty, dated as of May 15, 2025, by One Blockchain in favor of MS, One Blockchain guaranteed the payment and performance of all obligations of VCV Digital Infrastructure Holdings under the Blue Ridge Equity Purchase Agreement and the Blue Ridge Equity Purchase Security Agreement, including all costs, expenses, reasonable legal fees, and other fees, relating to the enforcement of MS’s rights under the Blue Ridge Equity Purchase Agreement Guaranty.

We engage Tiger Cloud, a One Blockchain Securityholder, to provide comprehensive management services for our CLT-01 facility, including operations management, strategic leadership, research and development, human resources, administrative workflow management, and other related management activities. Pursuant to our Management Fee Agreement with Tiger Cloud, dated February 13, 2026 (the “Management Fee Agreement”), we pay an annual management fee of $284,000 for these services and for the year ended December 31, 2025 we incurred $239,000 of labor allocation expense.

Competition

The market for AI- and HPC-optimized colocation capacity is competitive. Our competition ranges from large, publicly traded companies to smaller, private operations.

We compete with other data center providers and infrastructure developers for customers, power availability, sites, equipment, and capital. Key competitive factors include power cost and reliability, facility uptime and security, speed-to-deploy, service levels, supply-chain access, and the ability to meet customer specifications. As we plan to transition and expand into AI hosting and HPC workloads, we also expect to face competition from established providers in the AI/HPC data center and hosting markets. This competition is global and influenced by the following:

●	hash rate, which is based in part on the total computational power of a miner;

●	energy costs, which are a primary driver of profitability, where companies with access to lower-cost power have a significant advantage;

●	mining hardware efficiency, including the performance (hash rate) and power consumption of ASIC miners;

●	operational efficiency, or the ability to maintain high uptime and optimize miner performance; and

●	capital availability, or access to capital for acquiring new hardware and expanding operations.

Publicly traded competitors in the digital infrastructure space may include companies that operate in digital asset mining hosting, data center development, and/or HPC markets, including companies such as:

●	Core Scientific, Applied Digital, Cipher Mining, IREN Limited, Hut 8 Corp., TeraWulf Inc., which all have purposed digital-asset-mining infrastructure for AI workloads;

●	Vertically integrated AI cloud platforms that operate or lease their own infrastructure, such as CoreWeave, Inc.;

●	Hyperscale cloud providers that develop and operate their own data center capacity for internal and customer use; and

●	Private developers and infrastructure-fund-backed operators pursuing greenfield and brownfield development.

Many of our competitors have substantially greater financial, technical, and operational resources than we do; longer operating histories in the data center colocation business; larger existing tenant relationships; and access to capital on more favorable terms.

Competitive Landscape in the HPC Data Center Market. The competitive landscape in the HPC Data center market is characterized by high demand, driven by AI/ML, scientific research, and big data analytics. Competitors include established data center REITs and providers, which are generally large companies with existing data center portfolios that are increasingly catering to HPC clients. Hyperscaler cloud providers, such as Amazon Web Services, Google Cloud, and Microsoft Azure, offer HPC cloud services and are also expanding their physical data center footprints. There are also specialized HPC providers focusing specifically on HPC infrastructure and services. Additionally, other digital asset miners diversifying into HPC, similar to One Blockchain, are leveraging their expertise in power infrastructure and data center operations to enter the HPC market. Key competitive factors in HPC include power availability and cost, data center design and cooling capabilities (supporting high-density server racks), network performance, security, and the ability to meet the specific technical requirements of HPC workloads.

Our Positioning Relative to Competitors. We compete principally on the basis of (i) time-to-energization, (ii) access to grid-tied power, (iii) facility design suitability for high-density AI workloads, (iv) commercial terms, and (v) the experience of our management team and contractors.

Our low-cost power focus, emphasizing securing favorable power agreements including renewable energy sources, is a key differentiator, aiming to provide a competitive cost structure for both mining-related hosting and planned AI/HPC hosting workloads. Our experienced management team’s background in energy, finance, and real estate provides a strong foundation for executing our growth strategy.

Finally, our capital efficiency and strong balance sheet, with current profitability and lack of significant traditional debt, provide a solid base for significant expansion. We believe our combination of operational experience, access to low-cost power, a clear growth strategy, and experienced management team will enable us to compete effectively in these dynamic markets.

Signing Day Sports

Signing Day Sports, Inc. (“Signing Day Sports) is a wholly-owned subsidiary of the Company.  It is a technology company developing and operating a platform to give significantly more student-athletes the opportunity to go to college and continue playing sports. The Signing Day Sports platform is a digital ecosystem to help student-athletes get discovered and recruited by coaches and recruiters across the country. It fully supports football, baseball, softball, and men’s and women’s soccer. Each sport is led by former professional athletes and coaches who know what it takes to get to the big leagues.

Signing Day Sports offers a comprehensive solution that services the needs of all participants in the sports recruitment process. Its goal is to change the way sports recruitment is done for the betterment of everyone.

We are exploring whether we will continue the Signing Day Sports business. We are in the preliminary stages of such evaluation, but at this time we have not made any definitive decisions. There can be no assurance that any spin-off, dissolution or other transaction will occur, or that the evaluation will result in any definitive action.

Intellectual Property

As of the date of this prospectus, we own no intellectual property, except for one registered domain name. We have routinely entered into confidentiality and invention disclosure and assignment agreements with our employees and contractors, and non-disclosure agreements with external parties with whom we conduct business to control access to, and use and disclosure of, our proprietary information.

Employees

We currently have six employees consisting of our Chief Executive Officer, Chief Financial Officer, Chief Operating Officer, Vice President of Sales, Director of Operations and Director of Construction Execution. In addition, we engage Tiger Cloud, a One Blockchain Securityholder, to provide comprehensive management services, including operations management, strategic leadership, human resources, administrative workflow management, and other related management activities. Pursuant to our Management Fee Agreement with Tiger Cloud, dated February 13, 2026, we pay an annual management fee of $284,000 for these services and for the year ended December 31, 2025, we incurred $239,000 of labor allocation expense. None of Tiger Cloud’s personnel providing these management services are represented by a labor union or subject to a collective bargaining agreement. We believe we maintain a good working relationship with Tiger Cloud, and we have not experienced any material disputes regarding employment or service-related issues.

Government Regulation

The regulatory landscape surrounding HPC and blockchain hosting services is evolving rapidly, and we anticipate increased scrutiny and potential regulation in the near and long term. Any such developments may significantly impact our business and operations in ways that are difficult to predict.

In the realm of cloud computing, there are growing concerns about the ethical implications and potential misuse of these technologies, particularly in association with AI and machine learning. Governments and regulatory bodies are considering measures to ensure the responsible development and deployment of AI systems, including transparency, accountability, and fairness guidelines.

Although we are not in the crypto mining business, the amount of energy used for crypto mining and co-location services has received significant attention. In January 2024, the U.S. Energy Information Administration conducted an emergency survey of electricity consumption data from cryptocurrency mining companies in the U.S. This indicates that more focus is being placed on the energy usage of these activities. It is unclear how the information collected will be used for future regulations, but it is expected that energy efficiency and sustainability will be critical factors regulating this industry.

Furthermore, using digital assets in illicit financial activities has been a significant concern for regulators and lawmakers. Leaders in the U.S. House Financial Services Committee and U.S. Senate Banking Committee have expressed interest in passing legislation to provide additional regulatory authority to address these risks. The U.S. Treasury Department has also requested additional authorities to combat using digital assets in illegal activities. While there is currently insufficient support for any particular proposal, we expect that regulatory efforts in this area will continue to evolve and potentially impact our business.

We also closely follow developments related to regulating digital asset markets and financial services. In January 2024, the SEC approved a series of spot Bitcoin exchange-traded funds (“ETFs”), marking a significant milestone in the mainstream adoption of digital assets. Later in 2024 the SEC also approved multiple spot Ethereum ETFs. However, the regulatory landscape for digital asset markets remains complex and uncertain, with various agencies and lawmakers proposing different approaches to oversight and regulation.

As a company operating at the intersection of data center and HPC hosting services, we are committed to maintaining a proactive and adaptive approach to regulatory compliance. We closely monitor legislative and regulatory developments and engage in dialogue with relevant stakeholders to ensure our business practices align with the evolving legal and regulatory framework. Despite the uncertainties posed by the changing regulatory landscape, we remain committed to delivering innovative and responsible solutions in the data center and HPC hosting markets while prioritizing compliance and risk management. However, if we fail to comply with applicable laws and regulations, we may be subject to significant liabilities, including fines and penalties, and our business, financial condition, or results of operations could be adversely affected.

Available Information

Our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to such reports filed or furnished pursuant to section 13(a) or 15(d) of the Securities Exchange Act of 1934, as well as section 16 reports on Form 3, 4, or 5, are available free of charge on our website at https://oneblockchain.ai/ as soon as it is reasonably practicable after they are filed or furnished with the SEC. Our Code of Business Conduct and Ethics and the charters for the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee of our Board of Directors are also available on our website. The Code of Business Conduct and Ethics and charters are also available in print to any shareholder upon request without charge. Requests for such documents should be directed to Jerry Tang, Chief Executive Officer, at 1540 Broadway, Suite 1010, New York, New York 10036. Our Internet website and the information contained on it or connected to it are not part of, or incorporated by, reference into this Form S-1. Our filings with the SEC are also available on the SEC’s website at http://www.sec.gov.

MANAGEMENT

The following sets forth certain information, as of the date of this registration statement, concerning the persons who are serving as our directors and executive officers.

Name	Age	Position
Jerry Tang	42	Chief Executive Officer, President and Chairman of the Board
Jolienne Halisky	52	Chief Financial Officer
Eyal Rozen	58	Chief Operating Officer
Gary Heitz	46	Vice President of Sales
George Chuang*	58	Director
Mohammad Hasham*	38	Director
Daniel Nelson	63	Director
Hongfei Zhang*	62	Director

*	“Independent Director” for purposes of the NYSE American Listing Rules and Rule 10A-3(b)(1) under the Exchange Act.

The following is biographical information regarding the BlockchAIn executive officers and directors.

Jerry Tang has served as President and Chief Executive Officer of BlockchAIn since April 11, 2025. He has served as the Chief Executive Officer of One BlockchAIn since October 2021 and the President of One BlockchAIn since January 2026. Since November 2021, Mr. Tang has also served as the Chief Executive Officer of TigerDC, an AI data center development company. Since March 2021, Mr. Tang has also been the Founding Partner of VCV Digital, a venture capital company specializing in technology, digital assets, BlockchAIn, and AI. From January 2007 to March 2021, Mr. Tang was a managing director at Natixis, an investment bank. Mr. Tang received a MS in Engineering from Columbia University and a BS in Engineering from Huazhong University of Science & Technology. We believe that Mr. Tang is qualified to serve as a director of BlockchAIn given his deep knowledge of One BlockchAIn and his extensive executive and board experience with industry leading knowledge in artificial intelligence and digital infrastructure.

Jolienne Halisky, CPA, CMA has served as the Chief Financial Officer of BlockchAIn since March 16, 2026. She has served as the Chief Financial Officer of One BlockchAIn since August 2025. Ms. Halisky has more than 25 years of financial leadership experience across manufacturing, technology, energy, real estate, and professional services. She previously served as a Fractional CFO with The Finance Group Global from 2023 to August 2025, a consultancy firm, providing fractional CFO services and leading cross-border M&A, tax, and succession planning initiatives. Her prior roles include Business Advisor & Consultant with Boese & Co LLP from 2021 to 2023, Director of Finance & Corporate Services with CAREERS from 2020 to 2021, and Director of Finance with Parkland County from 2019 to 2020. Ms. Halisky holds the Chartered Professional Accountant designation and received her accreditation in 1997.

Eyal Rozen has served as the Chief Operating Officer of BlockchAIn since March 16, 2026. He has served as the Chief Operating Officer of One BlockchAIn since January 2026, where he leads operational and business development activities. Mr. Rozen has 25 years of experience spanning AI, Cloud, and Cybersecurity. Prior to joining One BlockchAIn, Mr. Rozen served as Chief Revenue Officer at Atlas Cloud, a Company affiliated with VCV Digital, from March 2025 to January 2026, where he drove global sales, marketing, and enterprise growth strategies. Before Atlas Cloud, he was the Chief Revenue Officer and a Managing Director of Nebius Israel from March 2022 to November 2024, overseeing all aspects of the company’s regional operations. From May 2020 to March 2022, Mr. Rozen was Head of Sales at Sygnia, responsible for global sales. Earlier in his career, Mr. Rozen held leadership positions at Morphisec and Verint, managing large teams across sales, marketing, and support, and building a strong track record in scaling high-performing commercial organizations. Mr. Rozen holds a Bachelor’s degree in Sociology from the University of Haifa, Israel.

Gary Heitz has served as the Vice President of Sales of BlockchAIn since May 21, 2026 bringing more than 20 years of enterprise revenue leadership experience across cloud, SaaS, and digital infrastructure. He has held senior sales leadership roles at Google, Dell Technologies, Cologix , and Signpost. As the Sales Director of Cologix from December 2019 to May 2026, he played a central role in shaping Cologix’s hyperscale and AI infrastructure strategy within one of North America’s most heavily capitalized data center platforms, supported by over $7 billion in cumulative equity and financing commitments.  At Google, as Sales Director from June 2011 to July 2015, he managed a sales portfolio exceeding $30 million in annual revenue and delivered more than $17 million in incremental growth. At Dell, as Senior Sales Executive from December 2005 to June 2011, he achieved 125% quota attainment over multiple years while expanding enterprise sales coverage. Mr. Heitz is recognized for consistently driving scalable growth in complex sales environments through high-energy leadership, sophisticated deal execution, and a deep network across the enterprise infrastructure and data center sectors. Mr. Heitz holds a Bachelor of Science in Applied Life Sciences from the University of Illinois.

George Chuang. Mr. Chuang has been the CEO of Lucy Labs, Inc., a proprietary trading firm focused on cryptocurrency, since 2017. He is recognized as a thought leader within the crypto finance industry, having served as an advisor to several crypto finance start-ups and spoken on multiple industry panels. Prior to founding Lucy Labs, Mr. Chuang held various operational and investment roles in private equity, venture capital, technology hardware, and equity sales and trading businesses in both Asia and the United States. He also previously served as a board member of Kaival Brands Innovations Group, Inc. (NASDAQ: KAVL). Mr. Chuang holds an MBA from the Yale School of Management and a BA in Economics from the University of Chicago. We believe Mr. Chuang is qualified to serve as a director of BlockchAIn because of his extensive leadership experience in cryptocurrency and financial markets, his strong background in investment and operations across multiple sectors and geographies, and his prior board and advisory roles in both public and private companies.

Mohammad Hasham. Since February 2025, Mr. Hasham has been a Partner, West Region Leader, of CFO Advisory & Capital Markets, CohnReznick LLP. From March 2024 to February 2025, Mr. Hasham was Managing Director at CohnReznick LLP. From October 2022 to March 2024, Mr. Hasham was Managing Director at Grant Thornton LLP (US). From December 2018 to October 2022, Mr. Hasham was a Director of Technical Accounting at BDO USA LLP. From April 2015 to December 2018, Mr. Hasham was Senior Manager, Technical Accounting at SOAProjects, Inc. Mr. Hasham has CPA, CA and CMA certifications in Canada and a CPA certification in the United States. Mr. Hasham received his Bachelor of Business Administration from Wilfrid Laurier University in Waterloo, Canada. We believe Mr. Hasham is qualified to serve a director of BlockchAIn because of his career auditing both publicly-traded and privately-held companies and capital markets and consulting experience.

Daniel Nelson has served as a member of the BlockchAIn Board since March 16, 2026. Mr. Nelson was a member of the board of directors of Signing Day Sports, Inc. (“Signing Day Sports”) from July 2022 to March 2026, was Signing Day Sports’ President from August 2022 to November 2022, was Signing Day Sports’ Chief Executive Officer from November 2022 to March 2026, and was Signing Day Sports’ Chairman from March 2023 to March 2026. Mr. Nelson began working in the financial services industry in 1986. In 1997, Mr. Nelson formed, and has since served as chief executive officer of, Daniel Nelson Financial Services Inc. (“Daniel Nelson Financial Services”), which focuses on the employee benefits market. For more than 30 years, Mr. Nelson has acquired extensive knowledge and experience in the financial services arena. Mr. Nelson also formed Daniel Nelson Financial Services to provide financial guidance for all individuals. We believe that Mr. Nelson is qualified to serve as a director of BlockchAIn due to his experience in finance, particularly with respect to the sports management division of Daniel Nelson Financial Services.

Hongfei Zhang has served as a member of the BlockchAIn Board since March 16, 2026. Since 2012, Mr. Zhang has been the managing partner of Knightsbridge Investment Group, a private equity and venture capital firm investing in technology, biotech and consumer related business, Mr. Zhang currently serves on the board of several technology companies. Mr. Zhang was also the Vice Chair of Tsinghua Entrepreneur and Executive Club. From 2002 to 2012, Mr. Zhang served as Managing Director and Chief Risk Officer of Dexia Financial Products, a Franco-Belgian financial institution. From 2001 to 2002, Mr. Zhang worked for Deutsche Bank as Vice President. Before 2001, Mr. Zhang was a Director of investment at Nationwide Insurance Enterprise. Prior to his financial industry career, Mr. Zhang was a Professor at Ball State University and University of Texas at Austin. Mr. Zhang was also a research fellow at Argonne National Laboratory. Mr. Zhang is a Chartered Financial Analyst (CFA) and has a PhD in mathematics. We believe Mr. Zhang is qualified to serve as a director of BlockchAIn due to his capital markets experience, financial training, and advanced mathematics background.

Number and Terms of Office of Officers and Directors

Our Board currently consists of five members. The Board is classified into three classes serving staggered three-year terms: Class I, Class II and Class III. Directors for each class are to be elected at the annual meeting of stockholders in the year in which the term for their class expires. The Class I Directors were re-elected at the 2026 annual meeting of stockholders for a term expiring at the 2029 annual meeting, the Class II Directors have been elected for a term expiring at the 2027 annual meeting and the Class III Directors stand appointed for a term expiring at the 2028 annual meeting. Directors appointed to succeed those directors whose terms expire are appointed for a term of office to expire at the third succeeding annual general meeting after their appointment. Except as applicable law may otherwise require, in the interim between annual meetings of shareholders , additional directors and any vacancies in the board of directors, including unfilled vacancies resulting from the removal of directors for cause, may be filled by the vote of a majority of the remaining directors then in office, even though a quorum may not be present at any meeting of the directors, or by the sole remaining director. All directors hold office until the expiration of their respective terms of office and until their successors have been appointed. A director appointed to fill a vacancy resulting from the death, resignation or removal of a director serves for the remainder of the full term of the director whose death, resignation or removal has created the vacancy and until his successor has been appointed.

Director Independence

The Board has determined that three of its five current members are “independent directors” as defined under the applicable rules of NYSE American and the Securities and Exchange Commission (the “SEC”). The three independent directors currently serving on the Board are Hongfei Zhang, Mohammad Hasham, and George Chuang. In making its determination of independence, the Board considered questionnaires completed by directors and any relationships and transactions between the Company and all entities with which the directors are involved. NYSE American’s listing rules require that the Board be comprised of a majority of independent directors.

Board Leadership Structure

Mr. Jerry Tang serves as Chairman of the Board of Directors and the Company’s Chief Executive Officer and President.

The Chairman of the Board typically presides at all meetings of the Board. The Chairman’s role also includes providing feedback on the direction and performance of the Company, setting the agenda of meetings of the Board of Directors and leading the Board of Directors in anticipating and responding to changes in our business.

Our Board of Directors has not established a policy on whether the same person should serve as both the principal executive officer of the Company and the Chairman of the Board or, if the roles are separate, whether the Chairman should be selected from the non-employee directors or should be an employee. Our Board believes that it should have the flexibility to periodically determine the leadership structure that it believes is best for the Company. Given the specific characteristics and circumstances of the Company, the Board believes that its current leadership structure will enhance and facilitate the implementation of the Company’s business strategy, including effective monitoring and objective evaluation of the Chief Executive Officer’s performance. Mr. Tang has been closely involved in developing the Company’s business strategy and has extensive management experience. The Board believes that these qualities uniquely qualify Mr. Tang to lead and facilitate informed Board discussions about the Company’s policies and operations and enable him to communicate effectively with the Board on strategic developments and other critical matters facing the Company, while also serving as the Chief Executive Officer and President, Mr. Tang is also responsible for developing the Company’s business strategy and managing its day-to-day leadership and performance.

The Board has not appointed a lead independent director at this time. Currently, the Board consists of five directors, three of whom are independent. All independent directors serve on one or more committees of the Board, are able to closely monitor the activities of the Company and meet in executive sessions without management present to discuss the Company’s business strategy and operations. Given the active involvement of all of the independent directors in the Company’s matters, the Board has determined that a lead independent director is not necessary at this time. Additionally, because the Company’s Chairman is appointed annually by the Company’s non-management directors, such directors are able to evaluate the leadership and performance of the Chairman each year.

Risk Oversight

Our Board is actively involved in oversight of risks that could affect the Company. This oversight is conducted primarily through the three standing committees of the Board, as disclosed in the descriptions of each of the committees herein, and in the charters of each of the committees, but the full Board has retained responsibility for overall supervision of risk management efforts as they relate to the key business risks we face. Management identifies, assesses and manages the risks most critical to our operations and will advise our Board regarding those matters. Areas of material risk may include operational, financial, legal and regulatory, human capital, information technology and security, and strategic and reputational risks. Our Board satisfies its oversight responsibility through the review and discussion, as needed, of regular reports directly from members of management responsible for oversight of particular risks within the Company. The Audit Committee considers and discusses financial risk exposures and business risk management. The Compensation Committee conducts an annual risk assessment and assesses and monitors whether any of the Company’s compensation policies and programs have the potential to encourage excessive risk-taking and remain consistent with the overall compensation philosophy and strategy of the Company. The Nominating and Corporate Governance Committee monitors the effectiveness of the Company’s corporate governance policies and the selection of prospective board members and their qualifications. The Board believes that the leadership structure described above facilitates the Board’s oversight of risks because it allows the Board, working through its committees, to participate actively in the oversight of management actions. The Board believes that its role in risk oversight does not affect the Board’s leadership structure.

Like all businesses, we also face threats to our cybersecurity, as we are reliant upon information systems and the internet to conduct our business activities. In light of the pervasive and increasing threat from cyberattacks, the Audit Committee, with input from management, assesses the Company’s cybersecurity and other information technology risks and threats and the measures implemented by the Company to mitigate and prevent cybersecurity risks and to respond to data breach, and the Board will receive reports from management on cybersecurity matters as part of its regular oversight of the Company’s risk management practices. In the event of a cybersecurity incident that management determines to be potentially material, the Audit Committee would be informed promptly, and the full Board would be notified as appropriate based on the nature and severity of the incident.

Board Committees and Committee Member Independence

Our Board of Directors has established an Audit Committee, a Compensation Committee, and a Nominating and Corporate Governance Committee. The composition of each committee as of the date of this Registration Statement is outlined in the table and footnote below. Our Board of Directors utilizes the NYSE American rules and independence standards in determining whether its members are independent.

	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
George Chuang	X	X	C
Mohammad Hasham	C	X	X
Hongfei Zhang	X	C	X

C — Indicates committee chair.

The Board of Directors has approved and adopted a written charter for each of the committees listed, copies of which are posted on the Company’s website, under the heading “Corporate Governance.” The Board of Directors may also establish from time to time any other committees that it deems necessary or desirable. Members serve on these committees until their resignation or until otherwise determined by the Board of Directors.

Audit Committee

BlockchAIn’s audit committee consists of Hongfei Zhang, Mohammad Hasham, and George Chuang. The BlockchAIn Board has determined that each member of the audit committee satisfies the independence requirements under the NYSE American’s rules and Rule 10A-3(b)(1) of the Exchange Act. The chairperson of the audit committee is Mr. Mohammad Hasham. The BlockchAIn Board has determined that Mr. Mohammad Hasham qualifies as an “audit committee financial expert,” as defined under rules and regulations of the SEC. Each member of our audit committee can read and understand fundamental financial statements in accordance with applicable requirements. In arriving at these determinations, the BlockchAIn Board has examined each audit committee member’s scope of experience and the nature of their employment.

Compensation Committee

The compensation committee consists of Hongfei Zhang, Mohammad Hasham, and George Chuang. The chair of the compensation committee is Hongfei Zhang. The BlockchAIn Board has determined that each member of the compensation committee is independent under the NYSE American’s listing standards and a “non-employee director” as defined in Rule 16b-3 promulgated under the Exchange Act.

Nominating and Corporate Governance Committee

The nominating and corporate governance committee consists of Hongfei Zhang, Mohammad Hasham, and George Chuang. The chair of the nominating and corporate governance committee is George Chuang. The BlockchAIn Board has determined that each member of the nominating and corporate governance committee is independent under the NYSE American’s listing standards.

Compensation Committee Interlocks and Insider Participation

We are a smaller reporting company as defined by Rule 12b-2 of the Securities Exchange Act of 1934 and are not required to provide the information under this item.

Code of Ethics

We have adopted a code of business conduct and ethics which is applicable to all officers, employees and directors of the Company. Our code of business conduct and ethics has been posted on our corporate website, under the heading “Corporate Governance.”

Corporate Governance Charter

We have adopted a Nominating and Corporate Governance Committee Charter that addresses the composition of the Board, criteria for Board membership and other Board governance matters. These guidelines are available on our website at https://oneblockchain.ai/www.dih.com on the “Corporate Governance” page.

Audit Committee Charter

We have adopted an Audit Committee Charter that addresses the Company’s accounting and financial reporting processes. These guidelines are available on our website at https://oneblockchain.ai/ on the “Corporate Governance” page.

Compensation Committee Charter

We have adopted a Compensation Committee Charter that addresses the Company’s compensation structure. These guidelines are available on our website at https://oneblockchain.ai/ on the “Corporate Governance” page.

Insider Trading Policy

We have adopted an insider trading policy available on our website at https://oneblockchain.ai/ on the “Corporate Governance” page.

Policy Prohibiting Hedging or Pledging of Securities

Under the Company’s Insider Trading Policy, all directors, officers and employees of the Company and its subsidiaries are prohibited from engaging in any hedging transactions involving Company securities, holding Company securities in a margin account or pledging Company securities as collateral.

Clawback Policy

We have adopted a Clawback Policy which is available on our website at https://oneblockchain.ai/ on the “Corporate Governance” page.

Conflicts of Interest

●	None of our officers or directors is required to commit his or her full time to our affairs and, accordingly, may have conflicts of interest in allocating his or her time among various business activities.

●	In the course of their other business activities, our officers and directors may become aware of investment and business opportunities which may be appropriate for presentation to us as well as the other entities with which they are affiliated. Our management may have conflicts of interest in determining to which entity a particular business opportunity should be presented.

The conflicts described above may not be resolved in our favor.

Indemnification of Directors and Officers

The Company’s charter and bylaws provide that the Company will indemnify its directors and officers to the fullest extent permitted by Delaware law. In addition, the Company has entered into indemnification agreements with its directors and executive officers.

EXECUTIVE AND DIRECTOR COMPENSATION

Executive Compensation

Our current named executive officers and employees include: Jerry Tang, our Chief Executive Officer, President and Chairman of the Board, Jolienne Halisky, our Chief Financial Officer, Eyal Rozen, our Chief Operating Officer, and Gary Heitz, our Vice President of Sales.

Prior to the consummation of the Business Combination, One Blockchain engaged Tiger Cloud, a One Blockchain Securityholder, to provide comprehensive management services, including operations management, strategic leadership, human resources, administrative workflow management, and other related management activities. Pursuant to our Management Fee Agreement with Tiger Cloud, dated February 8, 2024 (the “2024 Management Fee Agreement”), we paid an annual management fee of $318,700 for these services and for the year ended December 31, 2024; the labor allocation expense was included in the annual management fee. The fees paid pursuant to the 2024 Management Fee Agreement were allocated to compensate Mr. Tang and Ms. Halisky as officers of One Blockchain. Pursuant to our Management Fee Agreement with Tiger Cloud, dated February 13, 2026 (the “2025 Management Fee Agreement”), we paid an annual management fee of $284,000 for these services and for the year ended December 31, 2025, we incurred $239,000 of labor allocation expense. The fees paid pursuant to the 2025 Management Fee Agreement were allocated to compensate Mr. Tang, Ms. Halisky and Mr. Rozen, as officers of One Blockchain.

Pursuant to the terms of an agreement with Jolienne Halisky for the position of Chief Financial Officer, effective August 11, 2025, Ms. Halisky receives an annual base salary of $225,000 (payable in Canadian dollars), with eligibility for performance-based bonuses as determined by the Board, and potential equity or option awards if applicable. Ms. Halisky receives four weeks of paid vacation and five paid sick days per calendar year. Ms. Halisky is responsible for all Canadian tax obligations, and the company does not withhold or remit Canadian source deductions. If terminated without cause, she is entitled to six months of continued pay and any earned but unpaid bonus for the prior fiscal year. The agreement includes confidentiality, non-competition, and non-solicitation covenants, and provides for indemnification and D&O insurance coverage at commercially reasonable levels. The agreement is governed by Delaware law and includes an arbitration provision for dispute resolution.

Pursuant to the terms of an employment agreement with Eyal Rozen for the position of Chief Operating Officer, effective January 15, 2026, Mr. Rozen will receive an initial annual base salary of $250,000, which was increased to $300,000 effective April 15, 2026, payable semi-monthly, plus a one-time salary adjustment bonus of $12,500, which has been paid. He is eligible to receive an equity award of up to 4% of One Blockchain in at-the-money stock options, contingent on achievement of mutually agreed key performance indicators (KPIs) and subject to four-year vesting, as well as an annual discretionary cash bonus. Mr. Rozen also receives employee benefits, fifteen days paid time off and five sick days per year, and is subject to standard confidentiality and restrictive covenants. His employment is at-will, subject to execution of a Non-Disclosure and Restrictive Covenant Agreement and may be terminated by either party at any time, with or without cause or notice.

Pursuant to the terms of an offer letter with Gary Heitz for the position of Vice President of Sales, effective May 21, 2026, Mr. Heitz will receive an annual base salary of $210,000, payable semi-monthly, subject to adjustment at the company’s discretion. He is eligible for a commission bonus based on closed lease agreements: 0.5% of base rent actually collected for new deals directly originated and closed by him (payable over up to seven years from the rent commencement date), and 0.25% for existing pipeline deals at the negotiation stage as of his start date, both structured as 35% upon contract execution and 65% paid proportionally according to installation and customer acceptance. Mr. Heitz will participate in company medical benefit programs and receive fifteen days of paid time off and five sick days per year, both subject to pro-ration and carryover limitations. His employment is at-will and contingent upon execution of a Non-Disclosure and Restrictive Covenant Agreement, compliance with prior restrictive obligations, and authorization to work in the United States.

Following the consummation of the Business Combination, our Board may develop an executive compensation program that is designed to align compensation with the Company’s business objectives and the creation of stockholder value, while enabling the Company to attract, retain, incentivize and reward individuals who contribute to the long-term success of the Company. With respect to executive compensation, the primary goal of the Compensation Committee is to retain and motivate highly skilled executives by aligning their pay with the Company’s performance and stockholder returns.

Once our compensation program is established, our Board expects to review director and executive compensation periodically to ensure that its director and executive compensation remains competitive such that the Company is able to recruit and retain qualified directors and executives. Once the terms of executive compensation have been finalized, we will file the appropriate disclosures with the Securities Exchange Commission.

The Company anticipates that the compensation program will primarily consist of (i) base salary, (ii) a discretionary cash bonus, (iii) equity-based incentive awards, (iv) retirement benefits in the form of Company paid matching and profit sharing contributions to the Company’s 401(k) retirement plan, and (v) premiums paid by the Company on the behalf of our employees for health, dental, life and other ancillary insurance coverage.

Summary Compensation Table

Prior to the Business Combination, certain of our named executive officers were engaged as consultants during 2025 and were compensated through the Management Fee Agreements disclosed above. They did not receive compensation from the Company during that time.

Employment Agreements

The Company has not entered into employment agreements with any of its executive officers. Each executive officer is employed on an at-will basis and serves at the discretion of the Board of Directors.

Outstanding Equity Awards at Fiscal Year-End

There are no outstanding equity awards at the end of the fiscal year.

	OUTSTANDING EQUITY AWARDS AT 2025 FISCAL YEAR END
	OPTION AWARDS					STOCK AWARDS
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Option (#)(1)	Option exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested ($)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Jerry Tang, CEO and President	0	0	0	—	—	—	—	—	—

Jolienne Halisky, CFO	0	0	0	—	—	—	—	—	—

Eyal Rozen, COO	0	0	0	—	—	—	—	—	—

Compensation Committee Interlocks and Insider Participation

We are a smaller reporting company as defined by Rule 12b-2 of the Securities Exchange Act of 1934 and are not required to provide the information under this item.

Pension Benefits

None of our named executive officers participate in or have account balances in qualified or nonqualified defined benefit plans sponsored by it.

Nonqualified Deferred Compensation

None of our named executive officers participate in or have account balances in nonqualified defined contribution plans or other deferred compensation plans maintained by it.

Equity Incentive Plans

The Company has adopted the 2026 Equity Incentive Plan (the “2026 Plan”), to promote the long-term success of the Company by attracting, motivating and retaining employees, directors, consultants and other service providers and aligning their interests with those of the Company’s stockholders. The 2026 Plan provides the Company with the flexibility to grant equity-based and cash-based incentive awards designed to encourage long-term value creation and promote ownership in the Company.

Types of Awards

The 2026 Plan authorizes the grant of a broad range of equity and incentive-based awards, including incentive stock options, SARs, performance stock awards, performance unit awards, distribution equivalent right awards, restricted stock awards, restricted stock unit awards, unrestricted stock awards and non-qualified stock options or any combination of the foregoing. Awards granted under the 2026 Plan may be subject to vesting schedules, transfer restrictions, continued service requirements and/or the achievement of performance goals, as determined by the administrator of the 2026 Plan. Awards may be settled in shares of the Company’s common stock, cash or a combination thereof.

Eligible Participants

Employees, non-employee directors, officers, employees, nonemployee consultants and other non-service providers of BlockchAIn or its affiliates may be eligible to receive Awards under the 2026 Plan. Incentive stock options may only be granted to employees of the Company or certain of its subsidiaries. The Compensation Committee of the Board of Directors determines the participants who will receive awards under the 2026 Plan and the terms and conditions of such awards.

Share Reserve

As of the date of this prospectus, the aggregate number of shares of common stock reserved and available for grant and issuance under the plan is 7,526,299. The number of common stock reserved and available under the plan is subject to adjustment in the event of certain changes in the Company’s capitalization.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Unless the context otherwise requires, references in this section to (i) the “Company” refers to BlockchAIn Digital Infrastructure, Inc. and, with respect to periods prior to the consummation of the Business Combination, its predecessor, One Blockchain LLC (“One Blockchain”), and (ii) One Blockchain refers to the Company’s predecessor prior to the Business Combination.

Each of Atlas Cloud AI LLC, Tiger AIDC LLC, Tiger AIDC SC1 LLC, Tiger Cloud LLC (“Tiger Cloud”), VCV Digital Solutions LLC (“VCV Digital Solutions”), and VCV Digital Infrastructure Holdings LLC (“VCV Digital Infrastructure”) is an entity controlled by, or affiliated with, Jerry Tang, who is the Chief Executive Officer, President and a director of the Company.

Since January 1, 2025, the Company has engaged in the following transactions in which the amount involved exceeded $120,000 and in which any of our directors, executive officers or beneficial owners of more than 5% of our capital stock, or their respective affiliates, had a direct or indirect material interest.

Management Fee Agreements

2025 Management Fee Agreement

The Company engages Tiger Cloud to provide comprehensive management services for our CLT-01 facility, including operations management, strategic leadership, research and development, human resources, administrative workflow management, and other related management activities. Pursuant to our Management Fee Agreement with Tiger Cloud, dated February 13, 2026 (the “2025 Management Fee Agreement”), we pay an annual management fee of $284,000 for these services and for the year ended December 31, 2025 we incurred $239,000 of labor allocation expense.

2024 Management Fee Agreement

Pursuant to the Management Fee Agreement with Tiger Cloud, dated February 8, 2024, the Company engaged Tiger Cloud to provide certain management services, including operations management, strategic leadership, accounting, finance, budgeting, forecasting, human resources and audit and compliance services, among other. The Company paid an annual management fee of $318,700.

Surety Bond

As of December 31, 2025, the Company had a loan receivable of $1,083,460 which relates to funds loaned to VCV Digital Infrastructure to support its surety bond requirements. Specifically, One Blockchain provided funds for a commercial deposit (“CD”) in VCV Digital Solutions and to increase the LOC and surety bond. The loan is non-interest-bearing and is expected to be repaid based on contractual agreements between the parties. Specifically, under an Intercompany Loan Agreement, dated as of April 1, 2024, between One Blockchain and VCV Digital Infrastructure, One Blockchain provided a $1,045,315 loan to VCV Digital Solutions for a certificate of deposit that was issued to the Company by VCV Digital Solutions, a wholly-owned subsidiary of VCV Digital Infrastructure, and to support the financial guarantees under a letter of credit (the “LOC”) and the coverage amount under a surety bond, each of which are described further below. The loan is non-interest bearing and is expected to be repaid based on contractual agreements between the parties.

The LOC, as amended, provided for a credit balance of $3 million. The insurer reduced the required balance amount to $2,060,000 in December 2025. The parties to the LOC are Tiger Cloud as the account party; International Fidelity Insurance Company and/or Alleghany Casualty Company and/or HARCO National Insurance Company as the beneficiary; and JPMorgan Chase Bank, N.A. as the issuer. The LOC is irrevocable, and was originally scheduled to expire on August 31, 2025, but has been extended and is subject to automatic extension for additional one-year periods unless terminated at least 60 days prior to the applicable expiration date. The Surety Bond binds the Company, as principal, and HARCO National Insurance Company, as surety, to our local utility provider as beneficiary, in the amount of $8 million. The Surety Bond was required by our local utility provider to guarantee all obligations of payment pursuant to the Electric Service Agreement. The Surety Bond has terms with automatic annual renewal and can be terminated 60 days after receipt of written notice of cancellation.

Loans and Accounts Receivable

Blue Ridge Digital Mining

In May 2025, VCV Digital Infrastructure Holdings, a related party, entered into a purchase agreement to acquire 100% of the equity interest in Blue Ridge Digital Mining, making it a wholly owned subsidiary. Concurrently with the transaction, the Company entered into a Purchase and Sale Agreement with Blue Ridge Digital Mining to acquire 60 Antbox containers for a total contractual consideration of $2,332,000, payable in 24 equal monthly installments of $97,167, beginning August 15, 2025, and ending July 15, 2027.

Under a Co-Location Agreement dated as of September 27, 2022 between Blue Ridge Digital Mining and the Company (the “Co-Location Agreement”), we provided hosting services to Blue Ridge Digital Mining, including approximately 9,600 square feet of space within 60 Antboxes and up to 40 MW of reserved power capacity at our CLT-01 facility. The agreement had a term of 44 months with options for renewal upon mutual agreement. The Co-Location Agreement provided for Blue Ridge Digital Mining to pay a base license fee (the “Base License Fee”) consisting of $153,069 for first month, $1,956,400 per month for months 2 through 41, and, in the subsequent three months, to $1,467,300, $978,200 and $489,100, respectively, based on use of 30 MW, 20 MW and 10 MW, respectively, and corresponding reduced square footage for the equipment, for such months. The license obligations under the Co-Location Agreement were superseded by the Co-Location Agreement Amendment and the Blue Ridge Digital Mining Settlement Agreement. Under Amendment No. 1 to the Co-Location Agreement, dated as of May 15, 2025 (the “Co-Location Agreement Amendment”), and the Related Party Revenue Transfer Agreement, dated as of May 15, 2025, between Blue Ridge Digital Mining and the Company (the “Related Party Revenue Transfer Agreement”), we became entitled to all revenues of Blue Ridge Digital Mining derived from a Service Framework Agreement between Blue Ridge Digital Mining and Bitmain Technologies Georgia Limited, dated as of August 15, 2022 (the “Bitmain Agreement”).

From October 18, 2023, the payment obligations and related legal rights under the Co-Location Agreement and the MS Guarantee Agreement were made subject to a series of standstill agreements (collectively, the “Standstill Agreements”). Each of the Standstill Agreements generally provided for the scheduled payment of certain payment obligations of Blue Ridge Digital Mining under the Co-Location Agreement and the guarantee obligations of Merkle Standard LLC (“MS”) under the MS Guarantee Agreement, and deferred legal action by any of the parties under the Co-Location Agreement for a certain period, typically consisting of approximately one to three months. The following is a description of the three most recent Standstill Agreements. Under a Standstill Agreement, dated as of January 27, 2025, among Blue Ridge Digital Mining, MS, and One Blockchain, due to certain performance issues under the Co-Location Agreement and the MS Guarantee Agreement, the parties agreed not to file a lawsuit or exercise certain remedies under the Co-Location Agreement before 5:00 PM Eastern Time on February 28, 2025 (the “Standstill Period”). This Standstill Agreement provided, among other things, that Blue Ridge Digital Mining and MS were jointly and severally obligated to pay a total of $1,312,640 to One Blockchain by January 27, 2025. As of January 23, 2025, $656,320 had already been paid. The remaining $656,320 was due by January 27, 2025. One Blockchain was also obligated to pay Blue Ridge Digital Mining for all curtailment credits accrued from January 26, 2025 to the end of the Standstill Period except for a setoff right for any claim based on Blue Ridge Digital Mining having used more than an average of 32 MW of power over the entire Standstill Period. Under a Standstill Agreement, dated as of February 28, 2025, the parties extended the Standstill Period to end at 5:00 PM Eastern Time on March 31, 2025, which was automatically renewable through April 2025. This Standstill Agreement provided, among other things, that Blue Ridge Digital Mining and MS were jointly and severally obligated to pay a total of $1.1 million to One Blockchain by February 28, 2025, and an additional payment of $550,640, by March 5, 2025. If renewed, the payment rate for power would be $0.06/kwH for all capacity, to be paid by Blue Ridge and MS by March 28, 2025. Under a Standstill Agreement, dated as of April 25, 2025, Blue Ridge Digital Mining and MS jointly and severally agreed to make a final payment of $1.414 million to One Blockchain by April 28, 2025.

Under a Confidential Settlement Agreement, Mutual Release, and Separation Agreement, effective as of May 20, 2025, among Blue Ridge Digital Mining, MS), One Blockchain, VCV Digital Infrastructure, and Tiger Cloud (the “Blue Ridge Digital Mining Settlement Agreement”), VCV Digital Infrastructure was required to purchase Blue Ridge Digital Mining from MS and to pay MS $97,167 per month for 24 months, for a total of $2,332,000, pursuant to the Blue Ridge Equity Purchase Agreement (as defined below). The Blue Ridge Digital Mining Settlement Agreement further provided for, (1) a Contribution Agreement by and among MS, VCV Digital Infrastructure Holdings, Tiger Cloud, and Blue Ridge Digital Mining pursuant to which MS contributed a certain promissory note, dated September 29, 2022, executed by VCV Digital Infrastructure Holdings and Tiger Cloud to MS (the “MS Promissory Note”); (2) the Blue Ridge Equity Purchase Security Agreement (as defined below); (3) the Blue Ridge Equity Purchase Agreement Guaranty; and (4) a Bad Boy Personal Guaranty made by Jerry Tang in favor of MS, pursuant to which Tang agreed to certain guarantees with respect to VCV Digital Infrastructure Holdings, Tiger Cloud, and One Blockchain. The Blue Ridge Digital Mining Settlement Agreement further provided that the only assets held by Blue Ridge Digital Mining at the time of closing would be its rights under the Bitmain Agreement and the MS Promissory Note. Pursuant to the Blue Ridge Digital Mining Settlement Agreement, as of May 20, 2025, the Co-Location Agreement, the MS Guarantee Agreement, and the Standstill Agreements were terminated.

On May 15, 2025, VCV Digital Infrastructure Holdings entered into a Purchase and Sale Agreement with MS to acquire 100% of the equity interests in Blue Ridge Digital Mining for $2,332,000 total to be paid in equal monthly installments of $97,167 from August 15, 2025 through July 15, 2027 (the “Blue Ridge Equity Purchase Agreement”).

Under the Co-Location Agreement Amendment and the Related Party Revenue Transfer Agreement, each dated as of May 15, 2025, we became entitled to all revenues of Blue Ridge Digital Mining derived from the Bitmain Agreement. Blue Ridge Digital Mining derives revenues under the Bitmain Agreement for server hosting, maintenance and/or operation services of $0.075 per kWh, subject to certain adjustments, which, pursuant to the Co-Location Agreement Amendment, will be passed directly to One Blockchain. In addition, One Blockchain will be entitled to 50% of certain credits received by Blue Ridge Digital Mining pursuant to the Bitmain Agreement related to the period prior to the date of the Co-Location Agreement Amendment.

One Blockchain

As of December 31, 2025, One Blockchain had accounts receivable from related parties totaling $2,144,506, arising from operational activities. These amounts are expected to be settled in the normal course of business. These related party receivables include $1,640,171 due from Tiger Cloud LLC and $504,335 due from VCV Digital Solutions. These balances reflect transactions related to the Company’s ongoing business operations and financial arrangements with related entities.

Equity Ownership

Tiger Cloud and VCV Digital Solutions, LLC, each of which is controlled by Mr. Tang, beneficially own an aggregate of 26,297,214 shares of the Company’s common stock.

Indemnification

The Company’s charter and bylaws provide that the Company will indemnify its directors and officers to the fullest extent permitted by Delaware law. In addition, the Company has entered into indemnification agreements with its directors and executive officers.

Related Party Policy

The Company has adopted a written related party transaction policy requiring that any related party transaction be reviewed and approved by the Audit Committee. In approving such transactions, the Audit Committee considers, among other factors, whether the transaction is on terms comparable to those that could be obtained at arm’s-length dealings with an unrelated third party and whether the transaction is in the best interests of the Company and its stockholders.

A “related person transaction” is a transaction, arrangement or relationship or any series of similar transactions, arrangements or relationships, in which: (i) the Company or any of its subsidiaries is or will be a participant; (ii) any Related Party has or will have a direct or indirect material interest; and (iii) the amount involved exceeds, or is expected to exceed, the then-applicable threshold for potential disclosure under Item 404 of Regulation S-K adopted by the SEC. This also includes any material amendment or modification to an existing Related Party Transaction.

A “Related Party” means any person who is or was (since the beginning of the last fiscal year for which the Company was required to file an Annual Report on Form 10-K, even if such person does not presently serve in that role) an executive officer, director or nominee for director of the Company, any stockholder owning more than 5% of any class of the company’s voting securities, or an Immediate Family Member of any such person. “Immediate Family Member” means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law of a person, and any person (other than a tenant or an employee) sharing the household of such person.

PRINCIPAL SECURITYHOLDERS

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information with respect to the beneficial ownership of our common stock as of June 4, 2026 for:

●	each of our named executive officers;

●	each of our directors;

●	all of our executive officers and directors as a group; and

●	each stockholder known by us to be the beneficial owner of more than 5% of our outstanding common stock.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days and shares of common stock underlying restricted stock units that may be settled within 60 days of the date of the table.

The percentage ownership columns in the table is based on 37,646,133 shares of our common stock issued and outstanding as of June 4, 2026.

We have determined beneficial ownership in accordance with the rules and regulations of the SEC. Except as indicated in the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the table below have sole voting and investment power with respect to all common stock that they beneficially own, subject to applicable community property laws.

Except as otherwise set forth below, the business address of each of the directors and executive officers is c/o BlockchAIn Digital Infrastructure, Inc., 1540 Broadway, Suite 1010, New York, NY 10036.

Name of Beneficial Owner	Common Stock Beneficially Owned(1)	% of Class Beneficially Owned
More than 5% Stockholders:
Tiger Cloud LLC(1)	15,100,970	40.11%
VCV Digital Solutions LLC(2)	11,196,244	29.74%
COAT Family LLC(3)	3,188,220	8.46%

Named Executive Officers and Directors
Jerry Tang(4)	26,297,214	69.85%
Jolienne Halisky	—	*
Eyal Rozen	—	*
George Chuang	—	*
Mohammad Hasham	—	*
Daniel Nelson(5)	40,444	*
Hongfei Zhang	—	*
All Directors and Executive Officers as a group (7 persons)	26,337,658	69.96%

*	Represents beneficial ownership of less than 1%
(1)	Tiger Cloud LLC is the record holder of 15,100,970 shares of common stock. Jerry Tang is the managing member of Tiger Cloud LLC and, as such, may be deemed to have voting and dispositive power over the shares held by Tiger Cloud LLC.
(2)	VCV Digital Solutions LLC is the record holder of 11,196,244 shares of common stock. Jerry Tang is the managing member of VCV Digital Solutions LLC and, as such, may be deemed to have voting and dispositive power over the shares held by VCV Digital Solutions LLC.
(3)	The address of COAT Family LLC is 300 W 43rd St, New York, NY 10036. JTC Trust Company (Delaware) Limited (formerly First Republic Trust Company of Delaware) is the Trustee of the Trust.
(4)	Consists of (1) 11,196,244 shares of common stock held of record by VCV Digital Solutions LLC and (ii) 15,100,970 shares of common stock held of record by Tiger Cloud LLC. Mr. Tang is the managing member of each of Tiger Cloud LLC and VCV Digital Solutions LLC and, as such, may be deemed to have beneficial ownership of the shares held by each such entity. Mr. Tang disclaims any beneficial ownership of the securities held by VCV Digital Solutions LLC and Tiger Cloud LLC other than to the extent of any pecuniary interest he may have therein, directly or indirectly.
(5)	Consists of (i) 37,527 shares of common stock held of record by Mr. Nelson and (ii) 2,917 shares of common stock held of record by The Nelson Revocable Living Trust and, as such, Mr. Nelson may be deemed to have beneficial ownership of the shares held by such entity.

UNDERWRITING

Lucid Capital Markets, LLC (the “representative”) is acting as the representative of the underwriters and the book-running manager of this Offering. We have entered into an underwriting agreement dated June 5, 2026 with the representative. Under the terms of the underwriting agreement, which is filed as an exhibit to the registration statement, of which this prospectus forms a part, the representative has agreed to purchase from us the number of shares of common stock shown opposite its name below:

Underwriter	Number of Shares
Lucid Capital Markets, LLC	33,333,334
Total	33,333,334

The underwriters are committed to purchase all shares of common stock offered by us other than those covered by the option described below, if any are purchased. The obligations of the underwriters may be terminated upon the occurrence of certain events specified in the underwriting agreement. Furthermore, pursuant to the underwriting agreement, the underwriters’ obligations are subject to customary conditions, representations and warranties contained in the underwriting agreement, such as receipt by the underwriters of officers’ certificates and legal opinions.

Securities sold by the underwriters to the public will initially be offered at the public offering prices set forth on the cover of this prospectus. In addition, the underwriters may offer some of the shares to other securities dealers at such price less a concession of $0.0594 per share. After the initial offering of the shares, the public offering price or any other term of the Offering may be changed by the underwriters.

Delivery of the securities is expected on or about June 8, 2026, against payment in immediately available funds and subject to customary closing conditions.

Option to Purchase Additional Shares

We have granted to the underwriters an option to purchase up to 4,999,999 additional shares of our common stock, at the public offering price, less the underwriting discounts and commissions. This option is exercisable for a period of 45 days from the date of this prospectus. The underwriters may exercise this option solely for the purpose of covering overallotments, if any, made in connection with the sale of common stock offered hereby.

Discounts, Commissions and Expenses

The following table shows the public offering price, underwriting discounts and commissions and proceeds, before expenses, to us. These amounts are shown assuming both no exercise and full exercise of the underwriter’s option to purchase additional shares.

		Total
	Per Share	Without Over-Allotment Option	With Over Allotment Option
Public offering price	$1.65	$55,000,001.10	$63,249,999.45
Underwriting discounts and commissions (6.0%)	$0.099	$3,300,000.07	$3,794,999.97
Proceeds to us, before expenses	$1.551	$51,700,001.03	$59,454,999.48

In connection with the sale of the securities to be purchased by the underwriters, the underwriters will be deemed to have received compensation in the form of underwriting commissions, discounts, and fees. We have agreed to an underwriting discount of 6.0%. We have also agreed to reimburse the representative for legal and other out-of-pocket expenses incurred in connection with the offering, up to a maximum of $100,000, payable at the closing of this Offering. We estimate that our total expenses of this Offering, excluding the estimated underwriting discounts and commissions and out-of-pocket expenses, will be approximately $308,200.

Indemnification

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

Lock-Up Agreements

We and each of our officers, directors and holders of 5% or more of our common stock and common stock equivalents on a fully-diluted basis have agreed to be subject to a lock-up period of 90 days following the closing of the Offering. This means that, during the applicable lock-up period, subject to certain exceptions, we may not issue, enter into an agreement to issue or announce the issuance or proposed issuance of the shares or any other securities convertible into, or exercisable or exchangeable for, shares of Common Stock, and such persons may not offer for sale, contract to sell, sell, distribute, grant any option, right or warrant to purchase, pledge, hypothecate or otherwise dispose of, directly or indirectly, any of our shares of Common Stock or any securities convertible into, or exercisable or exchangeable for, shares of Common Stock. The representative may, in its sole discretion and without notice, waive the terms of any of these lock-up agreements.

Representative Warrants

The Company has agreed to issue to the representative, or its designees, warrants (“Representative Warrants”) to purchase up to a total of four percent (4%) of the shares of common stock sold in this Offering (including any shares sold through the exercise of the underwriters’ option). The Representative Warrants are immediately exercisable upon issuance at an exercise price of $1.815 per share for a period of five (5) years from the commencement of sales of the offering in compliance with FINRA Rule 5110.

Pursuant to FINRA Rule 5110(e), the Representative Warrants and any shares of common stock issued upon exercise of the Representative Warrants shall not be sold, transferred, assigned, pledged, or hypothecated, or be the subject of any hedging, short sale, derivative, put or call transaction that would result in the effective economic disposition of the securities by any person for a period of 180 days immediately following the date of commencement of sales of this offering, except the transfer of any security: (i) by operation of law or by reason of reorganization of the issuer; (ii) to any FINRA member firm participating in the offering and the officers, partners, registered persons or affiliates thereof, if all securities so transferred remain subject to the lock-up restriction set forth above for the remainder of the time period; (iii) if the aggregate amount of our securities held by the representative or related persons does not exceed 1% of the securities being offered; (iv) that is beneficially owned on a pro-rata basis by all equity owners of an investment fund, provided that no participating member manages or otherwise directs investments by the fund and the participating members in the aggregate do not own more than 10% of the equity in the fund; (v) the exercise or conversion of any security, if all securities remain subject to the lock-up restriction set forth above for the remainder of the time period; (vi) if we meet the registration requirements of Forms S-3, F-3 or F-10; or (vii) back to us in a transaction exempt from registration with the SEC. The Representative Warrants and the shares of common stock underlying the Representative Warrants are registered on the registration statement of which this prospectus forms a part.

Tail Fee

We have also agreed to pay the representative a tail fee equal to the compensation received in this offering if certain investors, first introduced in writing by the representative to the Company, purchase securities from the Company during the term of the representative’s engagement or within six (6) months following the expiration of its engagement with the Company, subject to certain conditions and exceptions.

Other Relationships

In the ordinary course of their business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. The underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Electronic Offer, Sale and Distribution of Shares

A prospectus in electronic format may be made available on the websites maintained by the underwriters, if any, participating in this offering and the underwriters participating in this offering may distribute prospectuses electronically. The underwriters may agree to allocate a number of shares for sale to its online brokerage account holders. Internet distributions will be allocated by the underwriters that will make internet distributions on the same basis as other allocations. Other than the prospectus in electronic format, the information on these websites is not part of, nor incorporated by reference into, this prospectus or the registration statement of which this prospectus forms a part, has not been approved or endorsed by us or the underwriters in their capacity as underwriters, and should not be relied upon by investors.

Stabilization

In connection with this offering, the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate-covering transactions, penalty bids and purchases to cover positions created by short sales.

-	Stabilizing transactions permit bids to purchase shares so long as the stabilizing bids do not exceed a specified maximum and are engaged in for the purpose of preventing or retarding a decline in the market price of the shares while the offering is in progress.

-	Over-allotment transactions involve sales by the underwriters of shares in excess of the number of shares the underwriters are obligated to purchase. This creates a syndicate short position which may be either a covered short position or a naked short position. In a covered short position, the number of shares over-allotted by the underwriters is not greater than the number of shares that they may purchase in the over-allotment option. In a naked short position, the number of shares involved is greater than the number of shares in the over-allotment option. The underwriters may close out any short position by exercising their over-allotment option and/or purchasing shares in the open market.

-	Syndicate covering transactions involve purchases of shares in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared with the price at which they may purchase shares through exercise of the over-allotment option. If the underwriters sell more shares than could be covered by exercise of the over-allotment option and, therefore, have a naked short position, the position can be closed out only by buying shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that after pricing there could be downward pressure on the price of the shares in the open market that could adversely affect investors who purchase in the offering.

-	Penalty bids permits the underwriters to reclaim a selling concession from a syndicate member when the shares originally sold by that syndicate member are purchased in stabilizing or syndicate covering transactions to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of the Company’s common stock or preventing or retarding a decline in the market price of its common stock. As a result, the price of the Company’s common stock in the open market may be higher than it would otherwise be in the absence of these transactions. Neither the Company nor the underwriters make any representation or prediction as to the effect that the transactions described above may have on the price of the Company’s common stock.

Determination of Offering Price

The public offering price was determined through negotiations between us and the underwriters. In addition to prevailing market conditions, the factors considered in determining the public offering price included the following:

●	the information set forth in this prospectus and otherwise available to the underwriters;

●	the history and prospects for our Company and the industry in which we compete;

●	our management, its past and present operations, and the prospects for, and timing of, our future revenues;

●	our financial and operating information;

●	our present state of development;

●	valuation multiples of publicly traded companies that the underwriters believe are comparable to ours;

●	general conditions of the securities markets at the time of the offering and such other factors as were deemed relevant; and

●	the above factors in relation to market values and various valuation measures of other companies engaged in activities similar to ours.

Neither we nor the underwriters can assure investors that an active trading market will continue to exist for shares of our common stock, or that our common stock will trade at or above the public offering price.

DESCRIPTION OF SECURITIES

The Company’s capital stock is governed by the Company’s Amended and Restated Certificate of Incorporation, the Company’s Amended and Restated Bylaws and the Delaware General Corporation Law (“DGCL”). This description is a summary and is not complete. We urge you to read the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, which are filed as Exhibits 3.1 and 3.2, respectively to the registration statement of which this prospectus forms a part.

General

The authorized capital stock of the Company consists of 1,000,000,000 shares of Common Stock and 100,000,000 shares of preferred stock.

Dividend Rights

The DGCL permits a corporation to declare and pay dividends out of “surplus” or, if there is no “surplus”, out of its net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year. “Surplus” is defined as the excess of the net assets of the corporation over the amount determined to be the capital of the corporation by the board of directors. The capital of the corporation is typically calculated to be (and cannot be less than) the aggregate par value of all issued shares of capital stock. Net assets equals the fair value of the total assets minus total liabilities. The DGCL also provides that dividends may not be paid out of net profits if, after the payment of the dividend, capital is less than the capital represented by the outstanding stock of all classes having a preference upon the distribution of assets. Delaware common law also imposes a solvency requirement in connection with the payment of dividends.

Subject to preferences that may apply to any shares of the Company’s preferred stock outstanding at the time, the holders of the Company’s common stock will be entitled to receive dividends out of funds legally available therefor if the Company’s board of directors, in its discretion, determines to authorize the issuance of dividends and then only at the times and in the amounts that the Company’s board of directors may determine.

Voting Rights

Holders of the Common Stock are entitled to one vote for each share held as of the record date for the determination of the stockholders entitled to vote on such matters, including the election and removal of directors, except as otherwise required by law. Under Delaware law, the right to vote cumulatively does not exist unless the certificate of incorporation specifically authorizes cumulative voting. The Company’s Amended and Restated Certificate of Incorporation does not authorize cumulative voting and provides that no shareholder is permitted to cumulate votes at any election of directors.

Right to Receive Liquidation Distributions

If the Company becomes subject to a liquidation, dissolution, or winding-up, the assets legally available for distribution to the Company’s stockholders would be distributable ratably among the holders of the Common Stock and any participating series of the Company’s preferred stock outstanding at that time, subject to prior satisfaction of all outstanding debt and liabilities and the preferential rights of, and the payment of any liquidation preferences on, any outstanding shares of the Company’s preferred stock.

Other Matters

All outstanding shares of the Company’s Common Stock are fully paid and nonassessable. The Company’s common stock is not entitled to preemptive rights and is not subject to redemption or sinking fund provisions.

Preferred Stock

There are no shares of preferred stock outstanding. The BlockchAIn Amended and Restated Certificate of Incorporation authorizes the issuance of 100,000,000 shares of preferred stock with such designation, rights and preferences as may be determined from time to time by the BlockchAIn Board. Accordingly, the BlockchAIn Board will be empowered, without stockholder approval, to issue preferred stock with dividend, liquidation, conversion, voting or other rights which could adversely affect the voting power or other rights of the holders of common stock. The preferred stock could be utilized as a method of discouraging, delaying or preventing a change in control of us. Although we do not currently intend to issue any shares of preferred stock, we cannot assure you that we will not do so in the future.

Board of Directors

The Company’s board of directors consists of five directors. The Amended and Restated Certificate of Incorporation provides that the number of directors shall be fixed exclusively by one or more resolutions adopted from time to time by the majority of the board of directors. Directors are elected by a plurality of all of the votes cast in the election of directors at an annual meeting of the stockholders of the Company.

Takeover Defense Provisions

Certain provisions of Delaware law may have the effect of delaying, deferring, or discouraging another person from acquiring control of the Company. They are also designed, in part, to encourage persons seeking to acquire control of the Company to negotiate first with the Company’s board of directors.

Section 203 of the DGCL

The Company is governed by the provisions of Section 203 of the DGCL. In general, Section 203 of the DGCL prohibits a public Delaware corporation from engaging in a “business combination” with an “interested stockholder” (as those terms are defined in Section 203 of the DGCL) for a period of three years after the date of the transaction in which the person became an interested stockholder, unless:

●	either the merger or the transaction which resulted in the stockholder becoming an interested stockholder was approved by the board of directors prior to the time that the stockholder became an interested stockholder;

●	upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding shares owned by directors who are also officers of the corporation and shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

●	at or subsequent to the time the stockholder became an interested stockholder, the merger was approved by the Company’s board of directors and authorized at an annual or special meeting of the stockholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder.

In general, Section 203 defines a “business combination” to include mergers, asset sales, and other transactions resulting in financial benefit to a stockholder and an “interested stockholder” as a person who, together with affiliates and associates, owns, or, within the prior three years, did own, 15% or more of the corporation’s outstanding voting stock. These provisions may have the effect of delaying, deferring, or preventing changes in control of the Company.

Classified Board of Directors

The Amended and Restated Certificate of Incorporation provides that the Company’s board of directors is divided into three classes, designated as Class I, Class II and Class III. The Board is authorized to assign members of the Board already in office to Class I, Class II and Class III. The Class I Directors were re-elected at the 2026 annual meeting of stockholders for a term expiring at the 2029 annual meeting, the Class II Directors have been elected for a term expiring at the 2027 annual meeting and the Class III Directors stand appointed for a term expiring at the 2028 annual meeting. At each annual meeting of stockholders, successors to the class of directors whose term expires at that annual meeting will be elected for a three-year term.

Removal of Directors

The Amended and Restated Certificate of Incorporation provides that, subject to the special rights of the holders of one or more outstanding series of preferred stock to elect directors, the Company’s board of directors or any individual director may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least a majority of the voting power of all of the then outstanding shares of voting stock of the Company entitled to vote at an election of directors.

Board of Directors Vacancies

The Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws authorize only a majority of the remaining members of the Company’s board of directors, although less than a quorum, to fill vacant directorships, including newly created directorships. In addition, subject to the rights of holders of any series of the Company’s preferred stock, the number of directors constituting the Company’s board of directors is permitted to be set only by a resolution of the Company’s board of directors. These provisions prevent a stockholder from increasing the size of the Company’s board of directors and then gaining control of the Company’s board of directors by filling the resulting vacancies with its own nominees. This will make it more difficult to change the composition of the Company’s board of directors and will promote continuity of management.

Stockholder Action; Special Meeting of Stockholders

The Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws provide that the Company’s stockholders may not take action by written consent but may only take action at annual or special meetings of the stockholders. As a result, a holder controlling a majority of the Company’s capital stock will not be able to amend the Amended and Restated Bylaws, amend the Amended and Restated Certificate of Incorporation or remove directors without holding a meeting of the Company’s stockholders called in accordance with the Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws. The Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws further provide that special meetings of stockholders of the Company may be called only by the Company’s board of directors, the Chairperson of the Company’s board of directors, or the Chief Executive Officer or the President of the Company, thus prohibiting stockholder action to call a special meeting. These provisions might delay the ability of the Company’s stockholders to force consideration of a proposal or for stockholders controlling a majority of the Company’s capital stock to take any action, including the removal of directors.

Advance notice requirements for stockholder proposals and director nominations

The Amended and Restated Certificate of Incorporation provides that advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Company must be given in the manner and to the extent provided in the bylaws of the Company. The Amended and Restated Bylaws provide that, with respect to an annual meeting of the Company’s stockholders, nominations of persons for election to the board of directors and the proposal of other business to be transacted by the stockholders may be made only (i) pursuant to the Company’s notice of the meeting (or any supplement thereto), (ii) by or at the direction of the Company’s board of directors, (iii) as provided in the certificate of designation for any class or series of preferred stock or (iv) by any stockholder who was a stockholder of record at the time of giving the notice required by the Amended and Restated Amended and Restated Bylaws, at the record date(s) set by the board of directors for the purpose of determining stockholders entitled to notice of, and to vote at, the meeting, and at the time of the meeting, and who complies with the advance notice provisions of the Amended and Restated Bylaws.

With respect to special meetings of stockholders, only the business specified in the Company’s notice of meeting may be brought before the meeting. Nominations of persons for election to the board of directors may be made only (i) by or at the direction of the Company’s board of directors or (ii) if the meeting has been called for the purpose of electing directors, by any stockholder who was a stockholder of record at the time of giving the notice required by the Amended and Restated Bylaws, at the record date(s) set by the board of directors for the purpose of determining stockholders entitled to notice of, and to vote at, the meeting, and at the time of the meeting, and who complies with the advance notice provisions of the Amended and Restated Bylaws.

The advance notice procedures of the Amended and Restated Bylaws provide that, to be timely, a stockholder’s notice with respect to director nominations or other proposals for an annual meeting must be delivered to the Company’s Secretary at the principal executive office of the Company not earlier than 8:00 a.m., local time, on the 150th day and no later than 5:00 p.m., local time, on the 120th day prior to the first anniversary of the date of the proxy statement (as defined in this Section 2.4(a)(ii)) for the preceding year’s annual meeting of stockholders (which anniversary date shall, for purposes of the Company’s first annual meeting after its shares of stock are first publicly traded, be deemed to be March 17, 2027). However, if no annual meeting of stockholders was held in the preceding year, or if the date of the applicable annual meeting is more than 30 days before or more than 60 days after the first anniversary of the preceding year’s annual meeting, then to be timely such notice must be received by the secretary at the principal executive offices of the Company no earlier than 8:00 a.m., local time, on the 120th day prior to the day of the annual meeting and no later than the later of (A) 5:00 p.m., local time, on the 90th day before the meeting or (B) 5:00 p.m., local time, on the 10th day following the day on which public announcement of the date of the annual meeting was first made by the Company.

These provisions might preclude stockholders of the Company from bringing matters before the annual meeting of stockholders or from making nominations for directors at the annual meeting of stockholders if the proper procedures are not followed. These provisions may also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of the Company.

No cumulative voting

The DGCL provides that stockholders are not entitled to cumulate votes in the election of directors unless a corporation’s certificate of incorporation provides otherwise. The Amended and Restated Certificate of Incorporation does not provide for cumulative voting and provides that no stockholder is permitted to cumulate votes at any election of directors.

Amendments to Certificate of Incorporation and Bylaws

Except for those amendments permitted to be made without stockholder approval under Delaware law or the Amended and Restated Certificate of Incorporation, the Amended and Restated Certificate of Incorporation generally may be amended only if the amendment is first declared advisable by the board of directors and thereafter approved by holders of a majority of the outstanding stock of the Company entitled to vote thereon. Any amendment of certain provisions in the Amended and Restated Certificate of Incorporation will require approval by holders of a majority of the total voting power of all the then outstanding shares of stock of the Company entitled to vote thereon, voting together as a single class. These provisions include, among others, provisions related to the classified board structure, board composition, removal of directors, indemnification and exculpation, cumulative voting rights, preferred stock, exclusive forum provisions, provisions related to stockholder action and advance notice, corporate opportunities and amendments to the charter, in each case as summarized in this registration statement.

The Company’s board of directors have the power to adopt, amend or repeal any provision of the Amended and Restated Bylaws. The bylaws may be adopted, amended or repealed by the stockholders entitled to vote; provided, however, that the affirmative vote of the holders of at least two-thirds of the total voting power of outstanding voting securities, voting together as a single class, shall be required for the stockholders of the Company to alter, amend or repeal, or adopt any bylaw inconsistent with, certain provisions of the bylaws.

.

Authorized but Unissued Capital Stock

Delaware law does not require stockholder approval for any issuance of authorized shares. However, the listing requirements of the NYSE American, which would apply if and so long as the common stock remains listed on the NYSE American require stockholder approval of certain issuances equal to or exceeding 19.99% of the then-outstanding voting power or then-outstanding number of shares of common stock. Additional shares that may be issued in the future may be used for a variety of corporate purposes, including future public offerings, to raise additional capital or to facilitate acquisitions.

One of the effects of the existence of unissued and unreserved common stock may be to enable the Company’s board of directors to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of the Company by means of a merger, tender offer, proxy contest or otherwise and thereby protect the continuity of management and possibly deprive stockholders of opportunities to sell their shares of common stock at prices higher than prevailing market prices.

Exclusive Forum

Section 12.1 of the Amended and Restated Certificate of Incorporation provides that, unless otherwise consented to by the Company in writing, the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have jurisdiction, another State court in Delaware or the federal district court for the District of Delaware) will, to the fullest extent permitted by law, be the sole and exclusive forum for the following types of actions or proceedings: (i) any derivative action or proceeding brought on behalf of the Company; (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Company to the Company or the Company’s stockholders, (iii) any action asserting a claim against the Company, its directors, officers or employees arising pursuant to any provision of the DGCL or the Amended and Restated Certificate of Incorporation or the Amended and Restated Bylaws, or (iv) any action asserting a claim against the Company, its directors, officers or employees governed by the internal affairs doctrine and, if brought outside of Delaware, the stockholder bringing the suit will be deemed to have consented to service of process on such stockholder’s counsel except any action (A) as to which the Court of Chancery in the State of Delaware determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), (B) which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, or (C) for which the Court of Chancery does not have subject matter jurisdiction. Notwithstanding the foregoing, (i) the foregoing will not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction and (ii) unless the Company consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall, to the fullest extent permitted by law, be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder.

Although the Amended and Restated Certificate of Incorporation contains the choice of forum provisions described above, it is possible that a court could rule that such provisions are inapplicable for a particular claim or action or that such provisions are unenforceable.

The Amended and Restated Certificate of Incorporation further provides that if any action the subject matter of which is within the scope of Section 12.1 of the Amended and Restated Certificate of Incorporation is filed in a court other than a court located within the State of Delaware (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to (i) the personal jurisdiction of the state and federal courts located within the State of Delaware in connection with any action brought in any such court to enforce Section 11.1 of the Amended and Restated Certificate of Incorporation (an “FSC Enforcement Action”) and (ii) having service of process made upon such stockholder in any such FSC Enforcement Action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder. In addition, Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder, and, therefore, the exclusive forum provisions described above do not apply to any actions brought under the Exchange Act.

Although we believe these provisions benefit us by limiting costly and time-consuming litigation in multiple forums and by providing increased consistency in the application of applicable law, these exclusive forum provisions may limit the ability of our stockholders to bring a claim in a judicial forum that such stockholders find favorable for disputes with us or our directors, officers or employees, which may discourage such lawsuits against us and our directors, officers and other employees.

Limitations on Liability and Indemnification of Directors and Officers

The DGCL authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties, subject to certain exceptions. The Company’s Amended and Restated Certificate of Incorporation includes a provision that eliminates the personal liability of directors for monetary damages for any breach of fiduciary duty as a director to the fullest extent permitted by the DGCL as the same exists or as may hereafter be amended from time to time. The effect of these provisions is to eliminate the rights of the Company and its stockholders, through stockholders’ derivative suits on the Company’s behalf, to recover monetary damages from a director for breach of fiduciary duty as a director, including breaches resulting from grossly negligent behavior. However, exculpation does not apply to any director if the director has acted in bad faith, knowingly or intentionally violated the law, authorized illegal dividends or redemptions or derived an improper benefit from his or her actions as a director.

The Company’s Amended and Restated Certificate of Incorporation permits and the Amended and Restated Bylaws obligate the Company to indemnify, to the fullest extent permitted by the DGCL, any director or officer of the Company who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”) by reason of the fact that he or she is or was a director or officer of the Company or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, other enterprise or non-profit entity, including service with respect to an employee benefit plan, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent, or in any other capacity while serving as a director, officer, employee or agent, against all liability and loss suffered and expenses (including, without limitation, attorneys’ fees, judgments, fines, ERISA excise taxes and penalties and amounts paid in settlement) against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any such Proceeding. The Company will not be obligated to indemnify a person in connection with a Proceeding (or part thereof) initiated by such person unless the Proceeding (or part thereof) was, or is, authorized by the board of directors, the Company determines to provide the indemnification or is otherwise required by applicable law. In addition, the Amended and Restated Bylaws require the Company, to the fullest extent permitted by law, to pay, in advance of the final disposition of a Proceeding, expenses (including attorneys’ fees) actually and reasonably incurred by an officer or director of the Company in defending any Proceeding, upon receipt of a written request therefor (together with documentation reasonably evidencing such expenses) and an undertaking by or on behalf of the person to repay such amounts if it shall ultimately be determined that the person is not entitled to be indemnified under the Amended and Restated Bylaws or the DGCL.

The Company entered into an indemnification agreement with each of its directors and executive officers that provide for indemnification to the maximum extent permitted by Delaware law.

The Company believes that these indemnification and advancement provisions and insurance are useful to attract and retain qualified directors and executive officers. The limitation of liability and indemnification provisions in the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit the Company and its stockholders. In addition, your investment may be adversely affected to the extent the Company pays the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors or executive officers, we have been informed that in the opinion of the SEC such indemnification is against public policy and is therefore unenforceable.

Transfer Agent

The Transfer Agent for our securities is Securities Transfer Corporation.

Listing of Common Stock and Warrants

The Common Stock of the Company trades on the NYSE American under the symbol “AIB.”

Representative Warrants

The following description is a summary of some of the terms of the Representative Warrants that are being offered hereby. The descriptions in this prospectus of the Representative Warrants do not purport to be complete and are subject to, and qualified in their entirety by reference to, the provisions of the Representative Warrant, the form of which has been filed as an exhibit to this registration statement. Prospective investors should carefully review the terms and provisions of the form of Representative Warrant for a complete description of the terms and conditions of the Representative Warrants.

Duration and Exercise Price

Each Representative Warrant offered hereby will have an initial exercise price equal to $1.815 per share of common stock. The Representative Warrants will be immediately exercisable upon issuance and will expire five years from the commencement of sales in this offering. The exercise price and number of shares of common stock issuable upon exercise is subject to appropriate adjustment in the event of stock dividends, stock splits, reorganizations or similar events affecting our common stock and the exercise price.

Exercisability

The Representative Warrants will be exercisable, at the option of each holder, in whole or in part, by delivering to us a duly executed exercise notice accompanied by payment in full for the number of shares of our common stock purchased upon such exercise (except in the case of a cashless exercise as discussed below). A holder (together with its affiliates) may not exercise any portion of the Representative Warrants to the extent that the holder would own more than 4.99% of the outstanding common stock immediately after exercise, except that upon at least 61 days’ prior notice from the holder to us, the holder may increase the amount of beneficial ownership of outstanding stock after exercising the holder’s Representative Warrant up to 9.99% of the number of shares of our common stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the Representative Warrants and in accordance with the rules and regulations of the SEC.

Cashless Exercise

In lieu of making the cash payment otherwise contemplated to be made to us upon such exercise in payment of the aggregate exercise price, the holder may elect instead to receive upon such exercise (either in whole or in part) the net number of shares of common stock determined according to a formula set forth in the Representative Warrants.

Fractional Shares

No fractional shares of common stock will be issued upon the exercise of the Representative Warrants. Rather, the number of shares of common stock to be issued will be rounded up to the nearest whole number.

Transferability

Subject to applicable laws and certain exceptions, the Representative Warrants may not be sold, transferred, assigned, pledged, or hypothecated, or be the subject of any hedging, short sale, derivative, put or call transaction that would result in the effective economic disposition of the securities by any person for a period of 180 days immediately following the date of commencement of sales of this offering.

Trading Market

There is no trading market available for the Representative Warrants on any securities exchange or nationally recognized trading system, and we do not expect a trading market to develop. We do not intend to list the Representative Warrants on any securities exchange or other trading market. Without a trading market, the liquidity of the Representative Warrants will be extremely limited. The common stock issuable upon exercise of the Representative Warrants will be listed on the NYSE American in connection with this offering.

LEGAL MATTERS

The validity of the securities being offered by this registration statement will be passed upon for us by Loeb & Loeb LLP. Ellenoff Grossman & Schole LLP is acting as counsel to the underwriters.

EXPERTS

The consolidated financial statements of One Blockchain LLC (formerly known as BV Power Alpha LLC) as of December 31, 2024 for the fiscal year then ended, included in this prospectus have been so included in the reliance on the report of Berkowitz Pollack Brant Advisors + CPAs., an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of BlockchAIn Digital Infrastructure, Inc. as of December 31, 2025 for the fiscal year then ended, included in this prospectus have been so included in the reliance on the report of Carr Riggs & Ingram, LLC, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form S-1, including exhibits, under the Securities Act, with respect to the securities offered by this prospectus. This prospectus does not contain all of the information included in the registration statement. For further information pertaining to us and our securities, you should refer to the registration statement and our exhibits.

In addition, we file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public on a website maintained by the SEC located at www.sec.gov. We also maintain a website at https://oneblockchain.ai/. statements and other information as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. The information contained on, or that may be accessed through, our website is not part of, and is not incorporated into, this prospectus.

BlockchAIn Digital Infrastructure, Inc.

Condensed Consolidated Balance Sheets

	March 31,	December 31,
	2026	2025
	(Unaudited)	(Audited)
Assets

Current assets:
Cash	$1,251,712	$15,265
Accounts receivable	20,706	7,720
Due from related party, net (Note 12)	1,130,879	2,144,506
Loan receivable - related party (Note 12)	1,083,460	1,083,460
Prepaid expenses	193,852	-
Other current assets	-	218,698

Total current assets	3,680,609	3,469,649

Property and equipment, net (Note 3)	8,622,532	8,865,019
Intangible assets (Note 4)	18,978,190	-
Goodwill (Note 4)	4,851,136	4,851,136
Operating lease right-of-use assets, net (Note 6)	82,511	81,712
Other assets	42,200	-

Total assets	$36,257,178	$17,267,516

Liabilities and stockholders’ equity:

Current liabilities:
Accounts payable and accrued expenses	$3,471,661	$3,304,012
Contract liabilities (Note 5)	1,997,074	2,330,584
Consideration payable, current portion (Note 3)	1,166,001	1,166,001
Operating lease liabilities, current portion (Note 6)	86,240	81,712
Other current liabilities	1,970,295	1,845,760

Total current liabilities	8,691,271	8,728,069

Consideration payable, net of current portion (Note 3)	388,666	680,166

Total liabilities	9,079,937	9,408,235

Commitments and contingencies (see Note 11)
Stockholders’ equity:
Preferred stock, $0.0001 par value; 100,000,000 shares authorized; no shares issued and outstanding as of March 31, 2026 and December 31, 2025 (Note 10)	-	-
Common stock, $0.0001 par value; 1,000,000,000 shares authorized; 37,646,133 shares issued and outstanding as of March 31, 2026; no shares issued and outstanding as of December 31, 2025 (Note 10)	3,765	-
Additional paid in capital	27,446,674	-
Retained earnings (accumulated deficit)	(273,198)	7,859,281

Total stockholders’ equity	27,177,241	7,859,281

Total liabilities and stockholders’ equity	$36,257,178	$17,267,516

The accompanying notes are an integral part of these condensed consolidated interim financial statements

BlockchAIn Digital Infrastructure, Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

	Three Months Ended March 31,
	2026	2025
Revenues (Note 5)	$4,913,201	$4,499,641

Costs and operating expenses:
Cost of revenues	4,343,442	3,273,322
Depreciation and amortization (Note 3)	250,101	163,172
Selling, general and administrative expenses (Note 4)	596,984	636,723
Total costs and operating expenses	5,190,527	4,073,217

(Loss) income from operations	(277,326)	426,424

Other income (expense)
Gain on disposal of assets held for sale (Note 3)	-	67,714
Other income (expense)	4,128	(5,360)
Total other income	4,128	62,354

Net (loss) income attributable to common stockholders	$(273,198)	$488,778
Basic and diluted net (loss) income per share (Note 9)	$(0.01)	$0.01
Weighted average shares outstanding – basic and diluted (Note 9)	37,646,133	37,646,133

The accompanying notes are an integral part of these condensed consolidated interim financial statements

BlockchAIn Digital Infrastructure, Inc.

Condensed Consolidated Statements of Changes in Stockholders’ Equity

(Unaudited)

	Preferred Stock		Common Stock		Additional Paid-in Capital	Retained Earnings (Accumulated Deficit)	Total Stockholders’ Equity
	(Shares)	(Amount)	(Shares)	(Amount)
Balance at December 31, 2024 (pre-Business Combination)	-	$-	-	$-	$-	$10,696,858	$10,696,858
Contributions	-	-	-	-	-	296,085	296,085
Distributions	-	-	-	-	-	(744,000)	(744,000)
Net income	-	-	-	-	-	488,778	488,778
Balance at March 31, 2025	-	$-	-	$-	$-	$10,737,721	$10,737,721

Balance at December 31, 2025 (pre-Business Combination)	-	-	-	-	-	$7,859,281	$7,859,281
Recapitalization: One Blockchain members’ equity into BlockchAIn common stock	-	-	33,225,888	3,323	7,855,958	(7,859,281)	-
Shares issued to SGN stockholders	-	-	3,215,576	322	18,940,194	-	18,940,516
Maxim Group advisory shares	-	-	1,204,669	120	650,522	-	650,642
Net loss	-	-	-	-	-	(273,198)	(273,198)
Balance at March 31, 2026	-	$-	37,646,133	$3,765	$27,446,674	$(273,198)	$27,177,241

The accompanying notes are an integral part of these condensed consolidated interim financial statements

BlockchAIn Digital Infrastructure, Inc.

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	Three Months Ended March 31,
	2026	2025

Cash flows from operating activities:

Net (loss) income	$(273,198)	$488,778
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization	250,101	163,172
Gain on disposal of assets held for sale (Note 3)	-	(67,714)
Non-cash advisory shares (Note 4)	650,642	-
Changes in operating assets and liabilities:
Accounts receivable	1,010,187	(1,075,292)
Prepaid and other current assets	34,714	24,461
Operating lease right of use assets	(799)	-
Accounts payable and accrued expenses	(191,041)	184,884
Contract liabilities	(334,936)	444,958
Lease liabilities	4,528	-
Other current liabilities	124,535	247,623
Net cash provided by operating activities	1,274,733	410,870

Cash flows from investing activities:

Cash acquired in reverse merger (Note 4)	253,214	-
Proceeds from sale of assets held for sale (Note 3)	-	132,000
Net cash provided by investing activities	253,214	132,000

Cash flows from financing activities:

Contributions	-	296,085
Distributions	-	(744,000)
Repayments of consideration payable	(291,500)	-
Net cash used in financing activities	(291,500)	(447,915)

Net increase in cash	1,236,447	94,955

Cash, beginning of period	15,265	131,107

Cash, end of period	$1,251,712	$226,062

The accompanying notes are an integral part of these condensed consolidated interim financial statements

BLOCKCHAIN DIGITAL INFRASTRUCTURE, INC.

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

1.	ORGANIZATION AND DESCRIPTION OF BUSINESS

BlockchAIn Digital Infrastructure, Inc. (the “Company” or “BlockchAIn” or “we”) is a Delaware corporation formed as a holding company. The Company operates through its wholly owned subsidiary, One Blockchain LLC (“One Blockchain” or “OBC”), which is engaged in data center operations and digital asset infrastructure services. One Blockchain primarily operates a high-performance computing facility in Spartanburg County, South Carolina, providing power infrastructure, hosting services, and equipment leasing to customers engaged in blockchain computing, artificial intelligence (“AI”), and high-performance data processing.

The Company’s core operations include hosting services, and leasing space, power capacity, and equipment within its data center facility to customers requiring computing power.

On May 27, 2025, the Company entered into a Business Combination Agreement (“BCA”) with Signing Day Sports, Inc. (“SGN” or “Signing Day Sports”), One Blockchain, and the other parties thereto, as amended on November 10, 2025, and as further amended on December 22, 2025.

Effective March 16, 2026 (the “transaction date”), the Company and SGN announced the successful completion of the business combination under the previously announced BCA. Under the BCA the Company is now the parent entity of both SGN and One Blockchain. The Company commenced trading on NYSE American on March 17, 2026, under the ticker symbol “AIB”. For additional details regarding the acquisition and the fair value measurements, refer to “Note 4 - Business Combination and Control Obtained by a Related Party.” See Note 11 - Commitments and Contingencies.

On September 5, 2025, One Blockchain formed a wholly owned subsidiary, One Blockchain Nolan LLC, to support the expansion of its operations into the Texas market. The One Blockchain Nolan LLC subsidiary is now a sub-subsidiary (wholly owned by One Blockchain, which is wholly owned by BlockchAIn). The sub-subsidiary is expected to facilitate the development of new data center infrastructure.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying consolidated financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and the rules of the SEC. In the opinion of management, the accompanying condensed consolidated financial statements reflect all adjustments, consisting of normal recurring adjustments, considered necessary for a fair statement of the Company’s financial position, results of operations and cash flows for the periods indicated.

All intercompany transactions with consolidated entities have been eliminated in consolidation.

Emerging Growth Company

The Company is an emerging growth company, as defined in Section 2(a) of the Securities Act of 1933 (“Securities Act”), as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). As a result, the Company may take advantage of certain exemptions from various reporting requirements that are applicable to public companies not considered emerging growth companies. These exemptions include, but are not limited to, (i) not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, (ii) reduced disclosure requirements regarding executive compensation in its periodic reports and proxy statements, and (iii) exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Securities Exchange Act of 1934) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies, but any such option is irrevocable. The Company has decided against opting out of such an extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with those of another public company that is neither an emerging growth company, nor an emerging growth company that has opted out of using the extended transition period, difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of the condensed consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the condensed consolidated financial statements, and the reported amounts of revenues and expenses during the reporting period.

Significant items subject to such estimates include (i) useful lives assigned to property and equipment, (ii) the discount rate used for operating leases, (iii) estimates used to assess goodwill impairment, (iv) estimates of value of acquired intangible assets, (v) estimates of value to assess impairment of long-lived assets, (vi) the initial measurement of lease liabilities, and (vii) estimated energy costs used for the utility true-up adjustment. Management evaluates its estimates and assumptions on an ongoing basis using historical experience and other factors, including the current economic environment, and adjusts its estimates when facts and circumstances dictate. These estimates are based on information available as of the date of the condensed consolidated financial statements; therefore, actual results could materially differ from those estimates.

Segment Information

Operating segments are defined as components of an enterprise about which separate discrete information is available for evaluation by the chief operating decision maker in assessing performance and allocating resources. The Company, through its Chief Executive Officer in his role as chief operating decision-maker (“CODM”), views Company operations and manages the business as one operating segment.

Revenue Recognition

The Company recognizes revenue in accordance with Accounting Standards Codification (“ASC”) 606. Substantially all of the Company’s revenues are generated from hosting services.

Hosting Services

The Company generates revenue from contracts with customers for hosting services, enabling customers to engage in blockchain computing, AI and high-performance data processing. Hosting services include providing its customers with secure rack space, power capacity, security, and equipment within its data center facility. The Company has a stand-ready obligation to provide continuous access to power and cooling capacity. Under most of the Company’s contracts, this service is provided for an agreed upon period of time and for a set price. The Company recognizes the related revenue ratably over the contract period as it satisfies its performance obligations. This revenue does not include amounts collected on behalf of third parties, including sales and indirect taxes.

The Company has certain hosting service contracts for which revenue is recognized as services are performed on a variable basis. The Company recognizes revenue for services that are performed on a consumption basis, such as the amount of electricity used in a period, based on the customer’s use of such resources. The Company recognizes variable consumption usage hosting revenue each month as the uncertainty related to the consideration is resolved, collection is probable, hosting services are provided to our customers, and our customers utilize the hosting services (the customer simultaneously receives and consumes the benefits of the Company’s satisfaction of the performance obligation). The Company generally bills its customers monthly, in advance of services provided, based on the terms and consideration under the contract.

Additionally, the Company’s hosting service agreements may include provisions for variable consideration in the form of service level credits, performance bonuses, retroactive price adjustments (“true-ups”) or price concessions agreed upon with customers. These concessions may take the form of reductions in contractual amounts, curtailment credits, or other price adjustments. Adjustments are generally related to guaranteed uptime availability, power usage effectiveness targets, or curtailment events. The Company estimates the amount of variable consideration at the inception of the contract and updates the estimate at the end of each reporting period. Variable consideration is included in the transaction price only to the extent that it is probable that a significant reversal in the amount of cumulative revenue recognized will not occur when the uncertainty associated with the variable consideration is subsequently resolved. Credits due to customers for true-ups that will be applied against future invoices are recorded as a refund liability and included within other current liabilities on the condensed consolidated balance sheet.

The Company recognizes revenue based on actual consumption in the period and invoices adjustments in subsequent periods or retains credits toward future consumption. The term between invoicing and when payment is due typically does not exceed 30 days. Billings are typically collected within 30 days. The timing of revenue recognition, billings, and cash collections results in deferred revenue in the accompanying condensed consolidated balance sheets. Certain customers are billed in advance and true-ups are billed in arrears of services provided, in accordance with the agreed-upon contractual terms. The Company requires a security deposit that is subject to increases based upon the customer’s energy usage.

Contract Balances and Accounts Receivable

The timing of revenue recognition, invoicing and cash collections results in accounts receivables, contract assets and contract liabilities (deferred revenue) on the condensed consolidated balance sheets.

The Company estimates an allowance for credit losses based on a lifetime loss methodology in accordance with ASC 326, Measurement of Credit Losses on Financial Instruments (“ASC 326”). This allowance reflects the Company’s estimate of the net amount expected to be collected from its customers. The Company analyzes current economic conditions, customer creditworthiness, historical loss rates, and specific customer concentrations. A specific reserve is established for individual accounts where collection is deemed doubtful due to the customer’s financial condition or insolvency. Account balances are written off against the allowance after all means of collection have been exhausted and management determines the potential for recovery is remote. To mitigate credit risk, the Company generally requires security deposits for power consumption and, in certain cases, retains a security interest in the customer’s computer equipment located within the Company’s data center facilities until payment obligations are met. As of March 31, 2026 and December 31, 2025, there was no allowance for credit losses.

Distinct from the allowance for expected credit losses, the Company records a provision for estimated service level agreement credits, billing disputes, and price concessions. These provisions are based on an analysis of historical credit issuance and known service events. These amounts are recorded as a reduction of revenue and a corresponding reduction of accounts receivable (or as a refund liability), rather than as bad debt expense.

Deferred revenue represents the Company’s obligation to transfer services to a customer for which it has received consideration from the customer. This primarily consists of prepaid hosting fees. Revenue is recognized as the related performance obligations are satisfied over the contract term. Deferred revenue is included in other current liabilities in the condensed consolidated balance sheets.

Concentration of Credit Risk

Financial instruments may expose the Company to concentrations of credit risk, and consist of cash, accounts receivable, and loan receivable – related party. The carrying value of all these financial instruments approximates fair value.

The Company maintains cash balances at financial institutions in excess of federally insured limits. The Company has not experienced any losses related to these balances. The Federal Deposit Insurance Corporation insures eligible accounts up to $250,000 per depositor at each financial institution. The Company holds cash at well-known banks and does not believe that it is exposed to any significant credit risks on its cash.

The Company’s accounts receivable are derived from revenue earned from customers located in the United States. Substantially all of the Company’s revenues for the three months ended March 31, 2026 were derived from two customers and 93% for the three months ended March 31, 2025 were derived from a single customer, Blue Ridge. Blue Ridge provides services to multiple subtenants, resulting in indirect diversification of the revenue stream. Approximately 50% of this revenue concentration is derived from a subcontract between Blue Ridge and a separate unrelated customer.

Approximately 99% of the Company’s cost of revenues for the three months ended March 31, 2026 and 2025 were from one energy provider, respectively. Approximately 58% and 57% of the Company’s accounts payable and accrued expenses as of March 31, 2026 and December 31, 2025, respectively, were due to this energy provider.

As of March 31, 2026 and December 31, 2025, the Company had a loan receivable of $1,083,460 and $1,083,460, respectively, from VCV Digital (a related party of the Company), which the Company believes is fully collectible. This balance is presented in loan receivable – related party on the Company’s condensed consolidated balance sheets. See Note 12 – Related Party Transactions for additional information.

The Company has no significant off-balance sheet concentrations of credit risk such as foreign exchange contracts, options contracts, or other foreign hedging arrangements.

Cost of Revenues and Utility True-Up Adjustment

The Company procures electricity through a local utility provider and is subject to an annual true-up process that reconciles estimated energy costs with actual consumption and final rates. Management must estimate the true-up accrual at each reporting period, which directly impacts cost of revenues. This estimate involves significant judgment, particularly in forecasting usage patterns, rate changes, and timing of adjustments. The annual true-up credit or charge is typically invoiced in Q3 of the following year.

The true-up expense was $262,906 for the three months ended March 31, 2026 and a reduction in expense of $291,717 for the three months ended March 31, 2025. The true-up estimated cost accrual was $734,325 as of March 31, 2026 which is comprised of $471,329 related to the estimated true-up as of December 31, 2025 and the estimated true-up of $262,906 recorded as of March 31, 2026. Since the true-up credit or charge had not yet been received, there had not yet been an actual true-up credit adjustment or charge for the three months ended March 31, 2026 or 2025. Other costs included in cost of revenues include fees for network services and water fees.

Cash

Cash consists of cash on hand and demand deposits maintained with high-credit-quality financial institutions. The Company does not currently hold money market funds, commercial paper, or other cash equivalents. The Company maintains its cash in bank deposit accounts which, at times, may exceed federally insured limits. The Company monitors the financial health of these institutions and believes it is not exposed to significant credit risk.

Accounts Receivables

Accounts receivable are recorded at the invoiced amount and do not bear interest. A receivable is recognized in the period when the Company has transferred services to its customers and its right to consideration is unconditional. Payment terms and conditions vary by contract type but generally require payment within 30 days of the invoice date.

Property and Equipment

Property and equipment are stated at original cost or initial fair value for property and equipment acquired through business combinations or asset acquisition, net of depreciation. Depreciation for computer equipment, infrastructure equipment, transformers, and leasehold improvements commences once they are ready for their intended use. Major improvements that enhance the functionality or extend the asset’s useful life are capitalized, while routine maintenance and repairs are expensed as incurred. Leasehold improvements and integral equipment at leased locations are amortized over the shorter of the lease term or the estimated useful life of the asset or improvement. Upon disposal or retirement, the cost and accumulated depreciation are removed from the accounts, and any resulting gain or loss is recognized in the condensed consolidated statement of operations.

During the year ended December 31, 2025, the Company acquired Antbox containers for total consideration of $2,332,000. See Note 3 – Property and Equipment, Net for additional information. These assets are classified as infrastructure equipment within Property and Equipment. The Antbox containers are capitalized at acquisition cost, which approximates their fair value, and are assigned a useful life of approximately 7 years.

Depreciation is calculated on a straight-line basis over the estimated useful lives of asset as follows:

Property and equipment	Useful life (years)
Compute equipment	3
Infrastructure equipment	7-10
Transformers	13
Leasehold improvements	Shorter of lease term or useful life

The Company reviews its property and equipment for impairment, together with lease right-of-use assets, at the asset group level; the lowest level at which the asset group generates identifiable cash flows. We reassess whether a change to an asset group is necessary when we experience a significant change in our operations or in the way we utilize long-lived assets that causes a change to the interdependency of cash flows. We review an asset group for potential impairment whenever events or changes in circumstances indicate that the carrying amount of an asset group may not be recoverable, such as a significant decrease in market price of an asset, a significant adverse change in the extent or manner in which an asset or an asset group is being used or its physical condition, a significant adverse change in legal factors or business climate that could affect the value of an asset or an asset group, or a continuous deterioration of our financial condition. Recoverability of asset groups to be held and used is assessed by comparing the carrying amount of an asset group to estimated undiscounted future net cash flows expected to be generated by the asset group. If the carrying amount of the asset group exceeds its estimated undiscounted future cash flows, an impairment charge is recognized in the amount by which its carrying amount exceeds its fair value. No impairment charges were recorded during the three months ended March 31, 2026 and 2025.

Goodwill

Goodwill represents the excess purchase consideration of an acquired business over the fair value of its net tangible and identifiable intangible assets. Goodwill is not amortized and is tested for impairment at least annually or more often if and when circumstances indicate that goodwill is not recoverable. Triggering events that may indicate impairment include, but are not limited to, a significant adverse change in customer demand or business climate, or a significant decrease in expected cash flows. No impairment charges were recorded with respect to goodwill for the three months ended March 31, 2026 and 2025.

Leases

The Company enters into lease arrangements primarily for land, data center spaces, and equipment. In accordance with ASC 842, Leases, the Company assesses whether an arrangement contains a lease at contract inception. When an arrangement contains a lease, the Company categorizes leases with contractual terms longer than twelve months as either operating or finance.

The Company records right-of-use (“ROU”) assets and lease liabilities on the condensed consolidated balance sheets for all leases with a term for longer than 12 months, including renewal options that the Company is reasonably certain to exercise. ROU assets represent our right to use an underlying asset for the lease term. Lease liabilities represent our obligation to make lease payments arising from the lease. ROU assets and lease liabilities are classified and recognized at the lease commencement date. When there is a lease modification or a change in lease term triggered by a reassessment event, we reassess its classification and remeasure the ROU asset and lease liability.

Lease liabilities are initially measured based on the present value of fixed lease payments over the term of the lease. As the rate implicit in the Company’s lease is not easily determinable, the Company’s applicable incremental borrowing rate is used in calculating the present value of the sum of the lease payments.

The majority of our lease arrangements include options to extend the lease. If we are reasonably certain to exercise such options, the periods covered by the options are included in the lease term. The depreciable lives of leasehold improvements are limited by the expected lease term and the Company performs an assessment annually to determine if renewal options in leases are certain to be exercised. For leases with a term of 12 months or less, the Company has elected not to recognize any ROU asset or lease liability on the consolidated balance sheet. Where there are lease agreements with lease and non-lease components, the Company has elected to account for the lease and non-lease components as a single lease component for all classes of underlying assets that are identified as lease arrangements.

As described above, we perform a review at least annually of all long-lived assets, including ROU assets, at the asset group level for impairment by assessing events or changes in circumstances that indicate the carrying amount of an asset group may not be recoverable. Recoverability of asset groups to be held and used is assessed by comparing the carrying amount of an asset group to estimated undiscounted future net cash flows expected to be generated by the asset group. If the carrying amount of the asset group exceeds its estimated undiscounted future cash flows, an impairment charge is recognized by the amount by which its carrying amount exceeds its fair value. No impairment charges were recorded during the three months ended March 31, 2026 and 2025. See Note 6 – Leases for additional information.

Fair Value of Financial Instruments

The carrying values of cash represents fair value. The carrying values of accounts receivable, accrued revenues, accounts payable, and accrued expenses approximate their fair values primarily due to the short-term maturity of the related instruments. The fair value of loan receivable is estimated by discounting the contractual cash flows, using indicative pricing from third parties for similar instruments and asset-specific yield adjustments for elements such as credit risk.

Stockholders’ Equity (As of the transaction date)

As of March 16, 2026, the Company was authorized to issue 1,100,000,000 shares consisting of: (i) 1,000,000,000 shares of common stock, par value $0.0001 per share; and (ii) 100,000,000 shares of preferred stock, par value $0.0001 per share. As of March 31, 2026, 37,646,133 shares of common stock were issued and outstanding, and no shares of preferred stock were issued and outstanding. As of December 31, 2025, no shares of common stock were issued and outstanding, and no shares of preferred stock were issued and outstanding.

Earnings Per Share

Basic earnings (loss) per share is computed by dividing net income (loss) attributable to common stockholders by the weighted-average number of shares of common stock outstanding during the period. Diluted earnings (loss) per share is computed by adjusting the weighted-average number of shares outstanding for the dilutive effect of potential common shares, such as stock options and warrants, using the treasury stock method. In periods of net loss, diluted loss per share equals basic loss per share, as the inclusion of potential common shares would be anti-dilutive. For the three months ended March 31, 2026 and 2025, earnings per share is calculated based on outstanding shares acquired from the transaction.

Income Taxes

The Company accounts for income taxes under the asset and liability method in accordance with ASC 740, Income Taxes. Under this method, deferred tax assets and liabilities are recognized for the expected future tax consequences of temporary differences between the carrying amounts of assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. A valuation allowance is established when it is more likely than not that some or all of the deferred tax assets will not be realized.

No interest or penalties were recognized for the three months ended March 31, 2026 and 2025.

Recent Accounting Pronouncements

Accounting Standards Not Yet Adopted

Accounting Standards Update (“ASU”) No. 2024-03, Disaggregation of Income Statement Expenses

In November 2024, the Financial Accounting Standards Board (“FASB”) issued ASU No. 2024-03, Disaggregation of Income Statement Expenses. Under the standard, the accounting guidance improves the disclosures about a public business entity’s expenses and addresses requests from investors for more detailed information about the types of expenses in commonly presented expense captions. ASU No. 2024-03 is effective for annual reporting periods beginning after December 15, 2026, and interim reporting periods beginning after December 15, 2027. Management is still evaluating the impact on the Company’s condensed consolidated financial statements.

ASU No. 2025-11, Interim Reporting (Topic 270): Narrow-Scope Improvements

In December 2025, the FASB issued ASU No. 2025-11, Interim Reporting (Topic 270): Narrow-Scope Improvements. The amendments are intended to improve the guidance related to interim financial reporting by enhancing the clarity and organization of required interim disclosures and clarifying when such guidance is applicable. The update provides additional guidance on the form and content of interim financial statements, compiles a comprehensive list of interim disclosure requirements within Topic 270, and introduces a disclosure principle requiring entities to disclose events and changes that occur after the most recent annual reporting period that materially affect the entity.

The amendments in ASU No. 2025-11 do not change the fundamental nature of interim reporting and are not intended to expand or reduce existing disclosure requirements, but rather are intended to provide greater clarity and consistency in the application of current guidance.

ASU No. 2025-11 is effective for interim reporting periods within fiscal years beginning after December 15, 2027 for public business entities. Early adoption is permitted. The Company is currently evaluating the impact of this standard on its condensed consolidated financial statements and related disclosures.

Accounting Standards Recently Adopted

In July 2025, the FASB issued ASU 2025-05, Financial Instruments—Credit Losses (Topic 326): Measurement of Credit Losses for Accounts Receivable and Contract Assets. The amendments clarify certain aspects of the current expected credit loss model as it applies to trade receivables and contract assets. The guidance is effective for public business entities for fiscal years beginning after December 15, 2025, including interim reporting periods within those fiscal years. The Company adopted ASU 2025-05 effective January 1, 2026. The adoption of this standard did not have a material impact on the Company’s condensed consolidated financial statements.

3.	PROPERTY AND EQUIPMENT, NET

Property and equipment consisted of the following:

	March 31, 2026	December 31, 2025
Compute equipment	$172,589	$172,589
Infrastructure equipment	5,787,459	5,787,460
Leasehold improvements	2,867,776	2,846,345
Transformers	1,554,534	1,554,533
	10,382,358	10,360,927
Less: Accumulated depreciation	(1,759,826)	(1,495,908)
Total	$8,622,532	$8,865,019

Depreciation expense was $250,101 and $163,172 for the three months ended March 31, 2026 and 2025, respectively.

Asset acquisition

On May 15, 2025, the Company entered into a Purchase and Sale Agreement with Blue Ridge Digital Mining, LLC to acquire 60 Antbox containers for a total contractual consideration of $2,332,000, payable in 24 equal monthly installments of approximately $97,167, beginning August 15, 2025 and ending July 15, 2027.

This transaction has been accounted for as an asset acquisition under common control in accordance with ASC 805-50, as both the Company and the seller are ultimately controlled by VCV Digital Infrastructure Holdings LLC. The Antboxes were delivered and accepted during the second quarter of 2025 and have been capitalized under equipment within property and equipment.

Future minimum payments as of March 31, 2026 related to this asset acquisition are as follows:

Future Minimum Payments
2026	$874,500
2027	680,167
Total future minimum payments	$1,554,667

As of March 31, 2026, eight installment payments of $97,167 each have been made.

The total remaining consideration payable of $1,554,667 as of March 31, 2026 is classified as follows in the condensed consolidated balance sheets:

March 31, 2026
Current liabilities	$1,166,001
Non-current liabilities	388,666
Total undiscounted cash flows	$1,554,667

Asset held for sale

As of December 31, 2024, the Company had nine mining containers classified as held for sale. These containers were measured at the lower of their carrying amount or fair value less costs to sell, in accordance with ASC 360-10, Property, Plant and Equipment – Overall.

During the first quarter of 2025, the Company sold the remaining nine mining containers for total proceeds of $132,000, resulting in a gain of $67,714 recorded in other income in the accompanying condensed consolidated statements of operations. As of March 31, 2026 and December 31, 2025, the Company had no mining containers classified as held for sale.

4.	BUSINESS COMBINATION AND CONTROL OBTAINED BY A RELATED PARTY

On March 16, 2026 (the “Closing Date”), BlockchAIn consummated the business combination (the “Business Combination”) pursuant to the BCA.

Upon closing of the Business Combination, Signing Day Sports and One Blockchain became wholly owned subsidiaries of the Company, and the Company’s common stock commenced trading on the NYSE American under the ticker symbol “AIB” on March 17, 2026.

Merger Consideration

As a result of the One Blockchain Merger, the membership interests of One Blockchain (“One Blockchain membership interests”) outstanding prior to the One Blockchain Merger were automatically cancelled, in exchange for the right of the holders thereof to receive the number of shares of common stock of the Company (“BlockchAIn common shares”) equal to (a) the product of (i) the number of fully-diluted shares of Signing Day Sports common stock outstanding immediately prior to the effective time of the Business Combination, not including certain out-of-the-money derivative securities (“SGN Outstanding Shares”), multiplied by (ii) 1/0.085, and multiplied by (iii) the Exchange Ratio, minus (b) the product of (i) the SGN Outstanding Shares multiplied by (ii) the Exchange Ratio (the “One Blockchain Merger Consideration”).

In connection with the Business Combination, Signing Day Sports stockholders received 3,215,576 BlockchAIn common shares and the securityholders of One Blockchain received 33,225,888 BlockchAIn common shares.

Earnout Shares

The BCA provides for the issuance of earnout shares (the “Earnout Shares”) to the members, as of immediately prior to the Closing, of One Blockchain (collectively, the “One Blockchain Securityholders”), consisting of BlockchAIn common shares, if the 2026 EBITDA equals or exceeds $25 million. The Earnout Shares will equal 11.628% of the One Blockchain Merger Consideration. One Blockchain Securityholders may receive up to 3,863,460 additional BlockchAIn common shares, respectively, if the Earnout Shares are issued. If the conditions for the issuance of the Earnout Shares are met, the Earnout Shares will be issued within ten calendar days following the date on which BlockchAIn files its annual report for its 2026 fiscal year with the SEC. Earnout shares were excluded from purchase consideration since the likelihood of meeting earnout was deemed remote at the measurement date.

Advisory Shares

BlockchAIn issued to Maxim Group LLC (“Maxim Group”), as the financial advisor to One Blockchain (as the agreed consideration for advisory services provided to One Blockchain) and the designee of Maxim Partners LLC (“Maxim Partners”), at the Closing 1,204,669 BlockchAIn common shares equal to 3.5% of the total transaction enterprise value, in accordance with the obligations of One Blockchain under the Advisory Agreement. This is reflected in administrative expenses in the amount of $650,642 for the current period. At such time the Earnout Shares, if any, are issued, a number of BlockchAIn common shares equal to 3.5% of the Earnout Shares will be issued at such time. Maxim Group may receive up to 140,126 additional BlockchAIn common shares if the Earnout Shares are issued. The number of BlockchAIn common shares issued to Maxim Group at the Closing, and if applicable, in connection with the Earnout Shares, will reduce only the equity ownership otherwise allocable to the holders of One Blockchain membership interests.

Consulting agreements

Included in the purchase consideration is $1,763,000 as compensation for services related to Executive Consulting Agreements, dated March 12, 2026 with certain former executive officers of Signing Day Sports. Of this amount, $100,000 was reserved and is in an interest-bearing escrow account to pay Outstanding Liabilities (as defined in the Executive Consulting Agreements) of Signing Day Sports, with any remaining portion to be paid back within 90 days, subject to any clawback or repayment obligation as set forth in the agreements. This $100,000 is included in accounts payable and accrued expenses in the accompanying condensed consolidated balance sheets.

Signing Day Sports advance of funds

As a closing condition of the Business Combination, Signing Day Sports agreed to send BlockchAIn $1,330,000 in advance of the close to reimburse transaction expenses that BlockchAIn incurred (inclusive of the $100,000 escrow from the consultant agreements noted above). Under ASC 805, an advance of funds from the accounting acquiree (Signing Day Sports) to the accounting acquirer (BlockchAIn) to reimburse transaction costs, where repayment is not expected, is viewed as a separate transaction from the business combination. Accordingly, the $1,330,000 effectively reduces the purchase consideration transferred and is excluded from the net identifiable assets acquired, rather than being recognized as an acquired asset of BlockchAIn at closing. This $1,330,000 was reflected as a credit to professional fees in selling, general, and administrative expenses in the accompanying condensed consolidated statement of operations.

Accounting treatment

The Business Combination was accounted for as a reverse merger in accordance with GAAP. Under this accounting treatment, One Blockchain was determined to be the accounting predecessor and accounting acquirer, and Signing Day Sports was treated as the acquired entity for accounting purposes.

The Company performed an assessment, as defined under ASC 805, Business Combinations, and concluded that the acquisition of Signing Day Sports is an acquisition of a business. The Company is still determining the purchase price allocation and as such is not presenting the excess of the consideration transferred over the net of the acquisition-date fair value of the identifiable assets acquired and the liabilities assumed as goodwill. Instead, this amount is included as intangible assets as of March 31, 2026. Since the allocation is still in progress, the intangible amount has not been amortized.

The preliminary purchase price allocation for Signing Day Sports is as follows:

March 31, 2026
Number of shares outstanding owned by Signing Day Sports stockholders	34,266,832
Multiplied by the price per share of Signing Day Sports common stock	$0.5401
Preliminary purchase consideration based on Signing Day Sports shares outstanding	$18,507,516
Consulting agreements	1,763,000
Less: Signing Day Sports advance of funds	(1,330,000)
Total preliminary purchase price	$18,940,516

When accounting for a reverse merger, the consideration transferred is measured using the most reliably measured fair value. As a publicly traded company on the NYSE American, Signing Day Sports shares are more reliably measurable than BlockchAIn common shares or One Blockchain membership interests. On March 16, 2026, the date of the transaction, the sale price of the Signing Day Sports common stock on the NYSE American was $0.5401 per share. Accordingly, a stock price of $0.5401 per share was used in accounting for the acquisition.

The following table summarizes the total consideration exchanged for Signing Day Sports and the allocation of purchase price to the estimated fair value of the assets acquired and liabilities assumed at the acquisition date:

Share purchase consideration	$18,507,516
Consulting agreements	1,763,000
Signing Day Sports advance of funds	(1,330,000)
Fair value of total purchase consideration	$18,940,516

Assets
Cash	$253,214
Accounts receivable	9,546
Property and equipment	7,614
Other Assets	52,068
Liabilities
Accounts payable	(358,690)
Deferred revenue	(1,426)

Total fair value of net liabilities assumed	$(37,674)
Intangible assets	$18,978,190

Preliminary fair value of the net liabilities assumed was determined in the three-month period ended March 31, 2026. Any measurement period adjustments will be recorded, if any, during future periods.

The following table presents the preliminary purchase price allocation for the acquisition. Any future measurement period adjustments will be based upon information obtained about facts and circumstances that existed at the acquisition date.

Preliminary purchase price allocation
Assets acquired
Cash	$253,214
Accounts receivable	9,546
Property and equipment	7,614
Other Assets	52,068
Liabilities assumed
Accounts payable	(358,690)
Deferred revenue	(1,426)

Total fair value of net liabilities assumed	$(37,674)
Fair value of total purchase consideration	18,940,516
Add: Net liabilities assumed	37,674
Intangible assets	$18,978,190

The equity recapitalization resulting from the Business Combination is reflected as of the Closing Date, including the issuance of shares of the Company’s common stock in exchange for the outstanding equity interests of One Blockchain and Signing Day Sports. The results of operations of Signing Day Sports are included in the condensed consolidated financial statements of the Company from the Closing Date forward.

As of March 31, 2026 and December 31, 2025, there was goodwill of $4,851,136 reflected in the condensed consolidated balance sheets for goodwill recognized as the excess of the purchase price over the fair value of net identifiable assets per an agreement dated February 7, 2024, in which One Blockchain underwent a change in control following a step acquisition by VCV Digital Solutions LLC (“VCV Digital Solutions”), effective as of February 8, 2024.

5.	REVENUE

Deferred Revenue (Contract Liabilities)

Deferred revenue represents consideration received in advance of satisfying performance obligations. The Company recognizes such amounts as revenue when the related obligations are satisfied.

The following table summarizes the deferred revenue activity during the three months ended March 31, 2026 and year ended December 31, 2025:

	Three Months Ended March 31, 2026	Year Ended December 31, 2025
Balance at the beginning of the year	$2,330,584	$1,666,580
Add: revenue deferred during the period	1,995,648	2,330,584
Less: Revenue recognized during the period	(2,329,158)	(1,666,580)
Balance at the end of the period	$1,997,074	$2,330,584

Current	$1,997,074	$2,330,584
Non-current	$-	$-

As of March 31, 2026 and December 31, 2025, the Company expects to realize substantially all the deferred revenue within 12 months and accordingly, these amounts are classified as current liabilities. There were no significant changes to contract terms, refund policies, or performance obligations during the periods presented. The Company did not have contract assets as of March 31, 2026 and December 31, 2025.

6.	LEASES

Ground Lease

The Company leases land under a ground lease agreement to support its data center facility. Lease payments are made in cash in accordance with the lease terms. The balance of the related ROU asset was $54,444 and $81,712 as of March 31, 2026 and December 31, 2025, respectively.

The lease agreement includes extension options, which may extend the lease beyond the original period. The Company has not included the potential impact of any additional extension options in the calculation of the lease term or related lease liability as of March 31, 2026 and December 31, 2025.

Office Lease

In November 2022, Signing Day Sports signed a 6-month short-term lease for office space which expired on April 30, 2023. Rent for the first month was $6,742 and was $7,491 plus rental tax for each subsequent month through April 2023. Signing Day Sports amended and renewed this office space lease under a long-term operating lease which commenced on May 4, 2023 and ends on August 3, 2026. Monthly rent ranged from $7,359 to $8,042 per month plus tax. The lease contains escalating rental payments and one option to renew for up to three years. The exercise of the lease renewal option is at the Company’s sole discretion. The lease agreement does not include any material residual value guarantees or material restrictive covenants. This lease was assumed as part of the Business Combination. The balance of the related ROU asset was $28,067 as of March 31, 2026.

As of March 31, 2026, the weighted-average remaining lease term for both operating leases was 0.42 years and the weighted-average discount rate for operating leases was 2.14%.

During the three months ended March 31, 2026 the Company made cash payments towards both leases to reduce its operating lease liabilities of approximately $47,896 and $26,715 towards the ground lease during the three months ended March 31, 2025.

Future minimum non-cancelable lease commitments under this lease are as follows:

Future Minimum Payments
2026	$87,010
2027	-
2028	-
2029	-
2030	-
Thereafter	-
Total undiscounted cash flows	87,010
Less: Present value discount	(770)
Total lease obligations	$86,240

7.	FAIR VALUE MEASUREMENTS

Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly, hypothetical transaction between market participants at the measurement date, or exit price. ASC 820, Fair Value Measurement, which establishes three levels of inputs that are used to measure fair value:

●	Level 1: quoted prices in active markets for identical assets or liabilities.

●	Level 2: observable inputs other than quoted market prices included within Level 1 that are observable, either directly or indirectly, for the assets or liabilities.

●	Level 3: unobservable inputs to the valuation methodology that are significant to the measurement of the fair value of assets or liabilities, including indicative pricing from third parties for similar instruments and asset-specific yield adjustments for elements such as credit risk.

8.	INCOME TAXES

Income tax expense during interim periods is based on applying an estimated annualized effective income tax rate applied to the respective quarterly periods, adjusted for discrete tax items in the period in which they occur. The computation of the annualized estimated effective tax rate for each interim period requires certain estimates and significant judgment including, but not limited to, the expected operating results for the year, projections of the proportion of income earned and taxed in various jurisdictions, permanent and temporary differences, and the likelihood of recovering deferred income tax assets generated in the current year. The accounting estimates used to compute the provision for income taxes may change as new events occur, more experience is obtained, additional information becomes known, or as the tax environment changes.

For the three months ended March 31, 2026, the Company did not recognize any income tax benefit due to a full valuation allowance on its deferred income tax assets. The Company did not have any material changes to its conclusions regarding valuation allowances for deferred income tax assets or uncertain tax positions for the three months ended March 31, 2026. The Company was a pass through entity for the three months ended March 31, 2025.

9.	EARNINGS PER SHARE

Basic earnings (loss) per share (“EPS”) is computed by dividing net income (loss) attributable to common stockholders by the weighted-average number of shares of common stock outstanding during the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock, unless inclusion would be antidilutive.

In connection with the Business Combination completed on March 16, 2026, the Company issued shares of common stock in exchange for the outstanding equity interests of One Blockchain and Signing Day Sports. Earnings per share are computed based on the weighted average number of shares of common stock outstanding during the period. Shares issued in connection with the business combination completed on March 16, 2026 are included in the weighted average shares outstanding retroactively for both periods presented.

For the three months ended March 31, 2026, diluted earnings per share equaled basic earnings per share, as the Company incurred a net loss and the inclusion of potentially dilutive securities would have been antidilutive.

	Three Months Ended March 31,
	2026	2025
Net (loss) income attributable to common stockholders	$(273,198)	$488,778

Basic and diluted net (loss) income per share	$(0.01)	$0.01
Weighted average shares outstanding – basic and diluted	37,646,133	37,646,133

10.	CAPITAL STRUCTURE / STOCKHOLDERS’ EQUITY

As of the transaction date, the Company’s capital structure is as follows. The total number of shares of all classes of capital stock that the Corporation is authorized to issue is 1,100,000,000 shares, each with a par value of $0.0001 per share, consisting of (a) 1,000,000,000 shares of common stock (“Common Stock”) and (b) 100,000,000 shares of preferred stock (“Preferred Stock”). The number of authorized shares of any class may be increased or decreased (but not below the number of shares then outstanding) by the affirmative vote of the Company’s stockholders.

Common Stock

Voting- Each share of Common Stock is entitled to one vote on each matter properly submitted to the stockholders on which holders of Common Stock are entitled to vote. Subject to the rights of any series of Preferred Stock, holders of Common Stock exclusively possess all voting power of the Company.

Dividends- Subject to applicable law and the rights of any outstanding series of Preferred Stock, holders of Common Stock are entitled to receive such dividends and other distributions (payable in cash, property, or capital stock) as may be declared by the Board of Directors from time to time, sharing equally on a per-share basis. No dividends have been declared or paid by the Company for any period presented.

Liquidation- Subject to the rights of any outstanding series of Preferred Stock, in the event of any voluntary or involuntary liquidation, dissolution, or winding up of the Company, holders of Common Stock are entitled to receive all remaining assets available for distribution to stockholders, ratably in proportion to shares held.

Holders of Common Stock have no preemptive rights, cumulative voting rights, or rights of redemption. Shares of Common Stock are not subject to any sinking fund provisions. All issued and outstanding shares of Common Stock are fully paid and non-assessable.

As of March 31, 2026, 37,646,133 shares of common stock were issued and outstanding, and no shares of preferred stock were issued and outstanding. As of December 31, 2025, no shares of common stock or preferred stock were issued or outstanding.

Preferred Stock

The Board of Directors is authorized to provide, out of the unissued shares of Preferred Stock, for one or more series of Preferred Stock and to establish from time to time the number of shares to be included in each such series and to fix the voting rights (if any), designations, powers, preferences, and relative, participating, optional, special, and other rights of each such series and any qualifications, limitations, and restrictions thereof.

The Board’s authority with respect to each series of Preferred Stock includes, without limitation, the authority to determine: (i) the number of shares constituting that series and the distinctive designation of that series; (ii) the dividend rate, whether dividends shall be cumulative and, if cumulative, the date from which dividends shall accumulate; (iii) whether that series shall have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights; (iv) whether that series shall have conversion privileges and, if so, the terms and conditions of such conversion; (v) whether or not the shares of that series shall be redeemable and, if so, the terms and conditions of such redemption; (vi) whether that series shall have a sinking fund for the redemption or purchase of shares of that series and, if so, the terms and amount of such sinking fund; and (vii) the rights of the shares of that series in the event of the voluntary or involuntary liquidation, dissolution, or winding-up of the Company. Any series of Preferred Stock may be superior to, rank equally with, or be junior to any other series of Preferred Stock to the extent permitted by law.

11.	COMMITMENTS AND CONTINGENCIES

Energy Contract

The Company has an energy services contract with a third party, which expires in October 2026. Under the terms of the agreement, the Company is committed to pay a minimum of $256,000 monthly for energy used in the previous month. Usage in excess of $256,000 is invoiced to the Company in arrears on a monthly basis. The Company may terminate this agreement prior to its expiration date for an early termination fee of $400,000. The energy services contract does not qualify as a lease under ASC 842 and therefore follows ASC 340-40 “take or pay” type contract.

Letter of Credit

During 2022, a related party of the Company entered into a stand-by letter of credit (“LOC”) arrangement with its financial institution on behalf of the Company to provide $3,000,000 in funding for the benefit of the third party that the Company has its energy services contract with. In 2025, the LOC was reduced to $2,060,000. The LOC is automatically renewed annually and is secured by a certificate of deposit (“CD”), which also supports the Company’s surety bond obligations. As of the issuance date of these condensed consolidated financial statements, the LOC remains in effect.

Other litigations

The Company is involved, from time to time, in litigation, other legal claims, and proceedings involving matters associated with or incidental to its business, including, among other things, matters involving credit card fraud, trademarks and other intellectual property, licensing, taxation, and employee relations. The Company believes at present that the resolution of currently pending matters will not, individually or in aggregate, have a material adverse effect on its condensed consolidated financial statements. However, the Company’s assessment of any current litigation or other legal claims could potentially change in light of the discovery of facts not presently known or determinations by judges, juries, or other finders of fact that are not in accord with management’s evaluation of the possible liability or outcome of such litigation or claims.

In the normal course of business, the Company may enter into certain guarantees or other agreements that provide general indemnifications. The Company has not made any significant indemnification payments under such agreements in the past and does not currently anticipate incurring any material indemnification payments.

12.	RELATED PARTY TRANSACTIONS

The Company reimburses one its related parties, Tiger Cloud LLC for management fees and administrative expenses incurred on behalf of the Company. Total fees under this arrangement were approximately $325,000 and $80,000 for the three months ended March 31, 2026 and 2025, respectively.

As of March 31, 2026 and December 31, 2025, the Company had a loan receivable of $1,083,460 which relates to funds loaned to VCV Digital Infrastructure Holdings to support its surety bond requirements. Specifically, One Blockchain provided funds for a commercial deposit (“CD”) in VCV Digital Solutions and to increase the LOC and surety bond. The loan is non-interest-bearing and is expected to be repaid based on contractual agreements between the parties. The Company considers the credit risk to be mitigated by the collateral value of the CD and the increased surety bond securing the loan. The Company evaluates the recoverability of loan receivables on an ongoing basis, considering factors such as the financial condition of the borrower and collateral value. As of March 31, 2026 and December 31, 2025, no allowance for credit losses has been recorded, as management believes the loan is fully recoverable.

As of March 31, 2026 and December 31, 2025, the Company had amounts due from related parties, net totaling $1,131,000 and $2,145,000, respectively, arising from operational activities. These amounts are expected to be settled in the normal course of business. As of March 31, 2026 related party receivables include $1,740,000 due from Tiger Cloud LLC partially offset by $609,000 due to VCV Digital Solutions LLC (“VCV Digital Solutions”). As of December 31, 2025, related party receivables include $1,640,000 due from Tiger Cloud LLC and $505,000 due from VCV Digital Solutions. These balances reflect transactions related to the Company’s ongoing business operations and financial arrangements with related entities.

13.	SUBSEQUENT EVENTS

The Company has evaluated subsequent events and transactions that occurred up to the date the condensed consolidated financial statements were issued. Based upon this review the Company did not identify any subsequent events that would have required adjustment or disclosure in the condensed consolidated financial statements.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and

Stockholders of BlockchAIn Digital Infrastructure, Inc. and Subsidiaries

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheet of BlockchAIn Digital Infrastructure, Inc. and Subsidiaries (the “Company”) as of December 31, 2025, and the related consolidated statement of operations, changes in stockholders’ equity, and cash flows for the year then ended, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2025, and the results of its operations and its cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

The financial statements of the Company as of and for the year ended December 31, 2024, were audited by other auditors whose report dated September 24, 2025, expressed an unqualified opinion on those statements.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audit provides a reasonable basis for our opinion.

Critical Audit Matters

Critical audit matters are matters arising from the current period audit of the financial statements that were communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. We determined that there are no critical audit matters.

We identified the Company’s annual true-up adjustment of utility costs from its third-party energy provider, which is billed after year-end and described in Note 2, as a critical audit matter. This determination was driven by the significant measurement uncertainty associated with estimating the utility true-up adjustment. Management exercised considerable judgment in determining the appropriate inputs and assumptions used in the calculation, which in turn resulted in a high degree of auditor judgment, subjectivity, and effort in performing procedures and evaluating those significant inputs and assumptions. The primary procedures we performed to address this critical matter included:

●	Verifying the mathematical accuracy of the Company’s estimate calculation and the key inputs used to determine such estimate

●	Assessing the reasonableness of assumptions and inputs used to determine such estimate

We identified the transaction related to the Purchase and Sale Agreement with a related entity under common control to acquire Antbox containers, as described in Note 3 as a critical audit matter. The principal considerations for our determination was the significant and unusual nature of the transaction. Management involved a third-party valuation expert to assess the fair value of the acquired Antbox containers. All of this in turn led to a high degree of auditor judgment, subjectivity, and effort with respect to both the appropriate accounting treatment and the determination of the fair value of the acquired assets. The primary procedures we performed to address this critical matter included:

●	Obtaining the Purchase and Sale Agreement to understand the nature of the transaction and acquired assets

●	Reviewing the third-party valuation of acquired assets and performing procedures under AS 2501 to assess appropriateness of valuation

/s/ Carr, Riggs & Ingram, L.L.C. PCAOB ID 213

We have served as the Company’s auditor since 2026.

Palm Beach Gardens, FL

March 31, 2026

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and

Members of BV Power Alpha, LLC

Opinion on the Financial Statements

We have audited the accompanying balance sheets of BV Power Alpha, LLC (the” Company”) as of December 31, 2024 (Successor) and 2023 (Predecessor), and the related statements of income, members equity and cash flows for the successor period from February 8, 2024 to December 31, 2024, the Predecessor period from January 1, 2024 to February 7, 2024 and the year ended December 31, 2023 (Predecessor), and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2024 and 2023, and the results of its operations and its cash flows for the periods from February 8, 2024 through December 31, 2024 (Successor), January 1, 2024 through February 7, 2024 (Predecessor), and the years ended December 31, 2023 (Predecessor), in conformity with accounting principles generally accepted in the United States of America.

Restatement of the Financial Statements

As discussed in Note 2 to the financial statements, the accompanying financial statements have been restated to correct for misstatements.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matters

The critical audit matters communicated below are matters arising from the current period audit of the financial statements that were communicated or required to be communicated to those charged with governance and that:

(1) relate to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the financial statements, taken as a whole, and we are not, by communicating the critical audit matters below, providing separate opinions on the critical audit matters or on the accounts or disclosures to which they relate.

As described in Note 5, the Company underwent a change in control that resulted in pushdown accounting and required the Company to assess the fair value of the assets and liabilities of the Company and resulting goodwill on the date of the change in control transaction.

The primary procedures we performed to address this critical matter included:

●	Obtaining the accounting memorandum for such transaction and concluding on the accounting treatment and relevant assets and liabilities subject to fair value

●	Verifying the reasonableness of the fair value of the Company on the date of the acquisition as well as the fair value of the assets and liabilities to determine goodwill recognized with the transaction

●	Assessing the reasonableness of the valuation performed on the Company’s property and equipment, as well as the skills, knowledge and expertise the third-party valuation expert who prepared such valuation

As described in Note 3, the Company has a complex estimate related to an annual true-up adjustment of utility costs from the Company’s third-party utility provider that is billed well after year-end.

The primary procedures we performed to address this critical matter included:

●	Verifying the mathematical accuracy of the Company’s estimate calculation and the key inputs used to determine such estimate

●	Assessing the reasonableness of assumptions and inputs used to determine such estimate

/s/ Berkowitz Pollack Brant Advisors + CPAs

PCAOB ID 52

We have served as the Company’s auditor since 2025.

West Palm Beach, FL

May 27, 2025 (September 23, 2025 as to the effects of the restatement discussed in Note 2)

BlockchAIn Digital Infrastructure, Inc.

Consolidated Balance Sheets

	Successor	Successor
	December 31,
	2025	2024 (Restated)
Assets

Current assets:
Cash	$15,265	$131,107
Accounts receivable	7,720	359,361
Accounts receivable - related party (Note 12)	2,144,506	370,405
Loan receivable - related party (Note 12)	1,083,460	1,045,315
Assets held for sale (Note 3)	-	64,286
Other current assets	218,698	60,071

Total current assets	3,469,649	2,030,545

Property and equipment, net (Note 3)	8,865,019	7,356,397
Goodwill (Note 4)	4,851,136	4,851,136
Operating lease right-of-use asset (Note 6)	81,712	188,936

Total assets	$17,267,516	$14,427,014

Liabilities and stockholders’ equity:

Current liabilities:
Accounts payable and accrued expenses	$3,304,012	$1,855,889
Contract liabilities (Note 5)	2,330,584	1,666,580
Loans payable - related party (Note 12)	-	18,750
Consideration payable, current portion (Note 3)	1,166,001	-
Operating lease liability, current portion (Note 6)	81,712	107,409
Other current liabilities	1,845,760	-
Total current liabilities	8,728,069	3,648,628

Consideration payable, net of current portion (Note 3)	680,166	-
Operating lease liability, net of current portion (Note 6)	-	81,528

Total liabilities	9,408,235	3,730,156

Commitments and contingencies (see Note 11)
Stockholders’ equity:
Preferred stock, $0.0001 par value; 100,000,000 shares authorized; no shares issued and outstanding as of December 31, 2025 and 2024 (Note 10)	-	-
Common stock, $0.0001 par value; 1,000,000,000 shares authorized; no shares issued and outstanding as of December 31, 2025 and 2024 (Note 10)	-	-
Additional paid in capital	-	-
Retained earnings	7,859,281	10,696,858

Total stockholders’ equity	7,859,281	10,696,858

Total liabilities and stockholders’ equity	$17,267,516	$14,427,014

See accompanying notes to the consolidated financial statements

BlockchAIn Digital Infrastructure, Inc.

Consolidated Statements of Operations

	Successor		Predecessor
	Year ended December 31, 2025	Period from February 8, 2024 to December 31, 2024 (Restated)	Period from January 1, 2024 to February 7, 2024 (Restated)
Revenues (Note 5)	$18,516,612	$20,820,003	$2,084,320

Costs and operating expenses:
Cost of revenues	15,001,351	13,152,550	1,567,058
Depreciation and amortization (Note 3)	862,305	589,516	239,330
Selling, general and administrative expenses	3,550,742	1,571,753	134,525
Total costs and operating expenses	19,414,398	15,313,819	1,940,913

(Loss) income from operations	(897,786)	5,506,184	143,407

Other income (expense)
Gain on disposal of assets held for sale (Note 3)	67,714	-	-
Other (expense) income	(5,359)	720	-
Total other income	62,355	720	-

Net (loss) income attributable to common stockholders	$(835,431)	$5,506,904	$143,407
Basic and diluted (loss) earnings per share	-	-	-

See accompanying notes to the consolidated financial statements.

BlockchAIn Digital Infrastructure, Inc.

Consolidated Statements of Changes in Stockholder’s Equity

	Predecessor
	Preferred Stock		Common Stock		Additional Paid-in	Retained
	(Shares)	(Amount)	(Shares)	(Amount)	Capital	Earnings	Total
Balance at January 1, 2024	-	$-	-	$-	$-	$9,981,396	$9,981,396
Net income	-	-	-	-	-	143,407	143,407
Contributions	-	-	-	-	-	3,024,242	3,024,242
Distributions	-	-	-	-	-	(6,686,808)	(6,686,808)
Balance at February 7, 2024	-	$-	-	$-	$-	$6,462,237	$6,462,237

	Successor
	Preferred Stock		Common Stock		Additional Paid-in	Retained	Total Stockholders’
	(Shares)	(Amount)	(Shares)	(Amount)	Capital	Earnings	Equity
Balance at February 8, 2024	-	-	-	-	$-	$6,462,237	$6,462,237
Net income	-	-	-	-	-	5,506,904	5,506,904
Contributions	-	-	-	-	-	81,452	81,452
Distributions	-	-	-	-	-	(8,015,429)	(8,015,429)
Impact of push down accounting	-	-	-	-	-	6,661,694	6,661,694
Balance at December 31, 2024	-	$-	-	$-	$-	$10,696,858	$10,696,858
Net loss	-	-	-	-	-	(835,431)	(835,431)
Contributions	-	-	-	-	-	3,889,834	3,889,834
Distributions	-	-	-	-	-	(5,891,980)	(5,891,980)
Balance at December 31, 2025	-	$-	-	$-	$-	$7,859,281	$7,859,281

See accompanying notes to the consolidated financial statements

 BlockchAIn Digital Infrastructure, Inc.

Consolidated Statements of Cash Flows

	Successor		Predecessor
	Year Ended December 31, 2025	Period from February 8, 2024 to December 31, 2024	Period from January 1, 2024 to February 7, 2024
		(Restated)	(Restated)
Cash flows from operating activities:

Net (loss) income	$(835,431)	$5,506,904	$143,407
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization	862,305	589,516	239,330
Gain on disposal of assets held for sale (Note 3)	(67,714)	-	-
Changes in operating assets and liabilities:
Accounts receivable	(1,422,460)	2,275,486	(1,230,416)
Other current assets	(158,627)	1,344,752	(1,382,772)
Accounts payable and accrued expenses	1,448,123	(264,003)	645,683
Contract liabilities	664,004	(289,820)	567,400
Other current liabilities	1,845,759	(80,000)	15,000
Net cash provided by (used in) operating activities	2,335,959	9,082,835	(1,002,368)

Cash flows from investing activities:

Proceeds from sale of assets held for sale (Note 3)	132,000	100,000	-
Purchase of property, plant and equipment (Note 3)	(38,927)	(91,216)	(57,940)
Investment in loan receivable - related party (Note 12)	(38,145)	(1,045,315)	-
Net cash provided by (used in) investing activities	54,928	(1,036,531)	(57,940)

Cash flows from financing activities:

Proceeds from (repayment of) a related party loan	(18,750)	18,750	-
Contributions from members	3,889,834	81,452	3,024,242
Distributions to members	(5,891,980)	(8,015,429)	(6,686,808)
Repayments of consideration payable	(485,833)	-	-
Net cash used in financing activities	(2,506,729)	(7,915,227)	(3,662,566)

Net (decrease) increase in cash and cash equivalents	(115,842)	131,077	(4,722,874)

Cash and cash equivalents, beginning of period	131,107	30	4,722,904

Cash and cash equivalents, end of period	$15,265	$131,107	$30

Supplemental disclosure of cash flow information:
Goodwill recognized due to change in control transaction	$-	$4,851,136	$-
Property, plant, and equipment revaluation due to change in control transaction	$-	$1,810,558	$-
Acquisition of property and equipment through consideration payable (Note 3)	$2,332,000	$-	$-

See accompanying notes to the consolidated financial statements.

BLOCKCHAIN DIGITAL INFRASTRUCTURE, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

1.	ORGANIZATION AND DESCRIPTION OF BUSINESS

BlockchAIn Digital Infrastructure, Inc. (the ‘Company’ or ‘BlockchAIn’) is a Delaware corporation formed as a holding company. The Company operates through its wholly owned subsidiary, One Blockchain LLC (‘One Blockchain’ or ‘OBC’), which is engaged in data center operations and digital asset infrastructure services. One Blockchain primarily operates a high-performance computing facility in Spartanburg County, South Carolina, providing power infrastructure, hosting services, and equipment leasing to customers engaged in blockchain computing, artificial intelligence (“AI”), and high-performance data processing.

The Company’s core operations include hosting services, and leasing space, power capacity, and equipment within its data center facility to customers requiring computing power.

Effective May 19, 2025, the subsidiary legally changed its name from BV Power Alpha LLC to One Blockchain LLC. This change was made to reflect the Company’s evolving strategic focus and branding. The name change is administrative in nature and does not have a material impact on the Company’s financial position, results of operations, or cash flows.

On May 27, 2025, the Company entered into a Business Combination Agreement (“BCA”) with Signing Day Sports, Inc. (“SGN”), as amended on November 10, 2025, and as further amended on December 22, 2025. On July 11, 2025, the Company announced that One Blockchain had confidentially submitted a draft registration statement on Form S-4 (the “Registration Statement”) to the U.S. Securities and Exchange Commission (“SEC”).

Effective March 16, 2026 (“the transaction date”), the Company and SGN announced the successful completion of the business combination under the previously announced BCA. Under the BCA the Company is now the parent entity of both SGN and One Blockchain. The Company commenced trading on NYSE American on March 17, 2026, under the ticker symbol “AIB”. See Note 11 - Commitments and Contingencies.

On September 5, 2025, One Blockchain formed a wholly owned subsidiary, One Blockchain Nolan LLC, to support the expansion of its operations into the Texas market. The One Blockchain Nolan LLC subsidiary is now a sub-subsidiary (wholly owned by One Blockchain, which is wholly owned by BlockchAIn). The sub-subsidiary is expected to facilitate the development of new data center infrastructure.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying consolidated financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and the rules of the SEC.

Restatement of Audited Financial Information

During the prior year, the Company revised its financial statement presentation to reflect both predecessor and successor periods, providing a clearer view of financial performance following a significant structural change. This change was driven by the Company’s election to apply pushdown accounting in accordance with Accounting Standards Codification (“ASC”) 805-50-25-4 through 25-7, resulting in a new basis of accounting and the creation of a new reporting entity as of February 7, 2024. Accordingly, the predecessor period (January 1, 2024 - February 7, 2024) is presented under the historical cost basis and the successor period as of February 8, 2024 is presented under the fair value basis.

Additionally, the Company reassessed the presentation of certain customer-related credits and price concessions in accordance with ASC 606, Revenue from Contracts with Customers. Historically, these amounts were recorded separately as part of the provision for credit losses under the CECL model. Upon further evaluation, management determined that such concessions represent a form of variable consideration under ASC 606 and should be reflected as a reduction in revenue when the Company expects to accept less than the stated contract price.

As a result, the Consolidated Statements of Operations have been restated to present these amounts as a direct reduction of revenue, thereby more accurately reflecting the economic substance of the transactions. This change in presentation did not impact net income for any of the periods presented. Additionally, the Consolidated Statements of Cash Flows were updated to remove the provision for credit losses, with a corresponding offset reducing the change in accounts receivable. This change did not impact cash provided by operating activities. These changes were made to ensure the consolidated financial statements more accurately represent the Company’s financial position and results of operations.

For additional details regarding the acquisition and the fair value measurements, refer to “Note 4 - Business Combination and Control Obtained by a Related Party.”

All intercompany transactions with consolidated entities have been eliminated in consolidation.

Emerging Growth Company

The Company is an emerging growth company, as defined in Section 2(a) of the Securities Act of 1933 (“Securities Act”), as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). As a result, the Company may take advantage of certain exemptions from various reporting requirements that are applicable to public companies not considered emerging growth companies. These exemptions include, but are not limited to, (i) not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, (ii) reduced disclosure requirements regarding executive compensation in its periodic reports and proxy statements, and (iii) exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Securities Exchange Act of 1934) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies, but any such option is irrevocable. The Company has decided against opting out of such an extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with those of another public company that is neither an emerging growth company, nor an emerging growth company that has opted out of using the extended transition period, difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of the consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the consolidated financial statements, and the reported amounts of revenues and expenses during the reporting period.

Significant items subject to such estimates include (i) useful lives assigned to property and equipment, (ii) the discount rate used for operating leases, (iii) estimates used to assess goodwill impairment, (iv) estimates of value of acquired intangible assets, (v) estimates of value to assess impairment of long-lived assets, (vi) the initial measurement of lease liabilities, and (vii) estimated energy costs used for the utility true-up adjustment. Management evaluates its estimates and assumptions on an ongoing basis using historical experience and other factors, including the current economic environment, and adjusts its estimates when facts and circumstances dictate. These estimates are based on information available as of the date of the consolidated financial statements; therefore, actual results could materially differ from those estimates.

Segment Information

Operating segments are defined as components of an enterprise about which separate discrete information is available for evaluation by the chief operating decision maker in assessing performance and allocating resources. The Company, through its Chief Executive Officer in his role as chief operating decision-maker, views Company operations and manages the business as one operating segment.

Revenue Recognition

The Company recognizes revenue in accordance with ASC 606. The Company’s sole revenue stream is hosting services.

Hosting Services

The Company generates revenue through revenue from contracts with customers for hosting services, enabling customers to engage in blockchain computing, AI and high-performance data processing. Hosting services include providing its customers with secure rack space, power capacity, security, and equipment within its data center facility. The Company has a stand-ready obligation to provide continues access to power and cooling capacity. Under most of the Company’s contracts, this service is provided for an agreed upon period of time and for a set price. The Company recognizes the related revenue ratably over the contract period as it satisfies its performance obligations. This revenue does not include amounts collected on behalf of third parties, including sales and indirect taxes.

The Company has certain hosting service contracts for which revenue is recognized as services are performed on a variable basis. The Company recognizes revenue for services that are performed on a consumption basis, such as the amount of electricity used in a period, based on the customer’s use of such resources. The Company recognizes variable consumption usage hosting revenue each month as the uncertainty related to the consideration is resolved, collection is probable, hosting services are provided to our customers, and our customers utilize the hosting services (the customer simultaneously receives and consumes the benefits of the Company’s satisfaction of the performance obligation). The Company generally bills its customers monthly, in advance of services provided, based on the terms and consideration under the contract.

Additionally, the Company’s hosting service agreements may include provisions for variable consideration in the form of service level credits, performance bonuses, retroactive price adjustments (“true-ups”) or price concessions agreed upon with customers. These concessions may take the form of reductions in contractual amounts, curtailment credits, or other price adjustments. Adjustments are generally related to guaranteed uptime availability, power usage effectiveness targets, or curtailment events. The Company estimates the amount of variable consideration at the inception of the contract and updates the estimate at the end of each reporting period. Variable consideration is included in the transaction price only to the extent that it is probable that a significant reversal in the amount of cumulative revenue recognized will not occur when the uncertainty associated with the variable consideration is subsequently resolved. Credits due to customers for true-ups that will be applied against future invoices are recorded as a refund liability (included within other current liabilities) on the consolidated balance sheet.

The Company recognizes revenue based on actual consumption in the period and invoices adjustments in subsequent periods or retains credits toward future consumption. The term between invoicing and when payment is due typically does not exceed 30 days. Billings are typically collected within 30 days. The timing of revenue recognition, billings, and cash collections results in deferred revenue in the accompanying consolidated balance sheets. Certain customers are billed in advance and true-ups are billed in arrears of services provided, in accordance with the agreed-upon contractual terms. The Company requires a security deposit that is subject to increases based upon the customer’s energy usage.

Contract Balances and Accounts Receivable

The timing of revenue recognition, invoicing and cash collections results in accounts receivables, contract assets and contract liabilities (deferred revenue) on the consolidated balance sheets.

The Company estimates an allowance for credit losses based on a lifetime loss methodology in accordance with ASC 326, Measurement of Credit Losses on Financial Instruments (“ASC 326”). This allowance reflects the Company’s estimate of the net amount expected to be collected from its customers. The Company analyzes current economic conditions, customer creditworthiness, historical loss rates, and specific customer concentrations. A specific reserve is established for individual accounts where collection is deemed doubtful due to the customer’s financial condition or insolvency. Account balances are written off against the allowance after all means of collection have been exhausted and management determines the potential for recovery is remote. To mitigate credit risk, the Company generally requires security deposits for power consumption and, in certain cases, retains a security interest in the customer’s computer equipment located within the Company’s data center facilities until payment obligations are met. As of December 31, 2025 (Successor) and 2024 (Successor), there was no allowance for credit losses.

Distinct from the allowance for expected credit losses, the Company records a provision for estimated service level agreement credits, billing disputes, and price concessions. These provisions are based on an analysis of historical credit issuance and known service events. These amounts are recorded as a reduction of revenue and a corresponding reduction of accounts receivable (or as a refund liability), rather than as bad debt expense.

Deferred revenue represents the Company’s obligation to transfer services to a customer for which it has received consideration from the customer. This primarily consists of prepaid hosting fees. Revenue is recognized as the related performance obligations are satisfied over the contract term. Deferred revenue is included in other current liabilities in the consolidated balance sheets.

Concentration of Credit Risk

Financial instruments, which potentially subject the Company to concentrations of credit risk, consist of cash, accounts receivable, and loan receivable – related party. The carrying value of all these financial instruments approximates fair value. The Company has not experienced any losses in such accounts and management believes it is not exposed to any significant credit risk on its cash.

The Company’s accounts receivable are derived from revenue earned from customers located in the United States. Approximately 93% of the Company’s revenues for the year ended December 31, 2025 (Successor) were derived from three customers, 97% of the Company’s revenues for the period from February 8, 2024 to December 31, 2024 (Successor), and 97% for the period from January 1, 2024 to February 7, 2024 (Predecessor), respectively, were derived from a single customer, Blue Ridge. Blue Ridge provides services to multiple subtenants, resulting in indirect diversification of the revenue stream. Approximately 50% of this revenue concentration is derived from a subcontract between Blue Ridge and a separate unrelated customer.

Approximately 99% of the Company’s cost of services for the year ended December 31, 2025 (Successor), 100% of the Company’s cost of services for the period from February 8, 2024 to December 31, 2024 (Successor), and 99% for the period from January 1, 2024 to February 7, 2024 (Predecessor), respectively, were from one energy provider. Approximately 57% and 69% of the Company’s accounts payable and accrued expenses as of December 31, 2025 (Successor) and 2024 (Successor), respectively, were due to this energy provider.

As of December 31, 2025 (Successor) and 2024 (Successor), the Company had a loan receivable of $1,083,460 and $1,045,315, respectively, from VCV Digital (a related party of the Company), which the Company believes is fully collectible. This balance is presented in loan receivable – related party on the Company’s consolidated balance sheets. See Note 12 – Related Party Transactions for additional information.

The Company has no significant off-balance sheet concentrations of credit risk such as foreign exchange contracts, options contracts, or other foreign hedging arrangements.

Cost of Revenues

The Company includes energy costs in cost of revenues. Included in the energy costs is an accrual updated quarterly which estimates the annual true up credit or charge anticipated to be received in July of the following year. The true-up estimated cost accrual for the year ended December 31, 2025 (Successor) was $471,329 whereas the actual true-up credit adjustment for the year ended December 31, 2024 (Successor) was $128,586. Other costs included in cost of revenues include fees for network services and water fees.

Utility True-Up Adjustment

The Company procures electricity through a local utility provider and is subject to an annual true-up process that reconciles estimated energy costs with actual consumption and final rates. Management must estimate the true-up accrual at each reporting period, which directly impacts cost of revenues. This estimate involves significant judgment, particularly in forecasting usage patterns, rate changes, and timing of adjustments.

Cash

Cash consists of cash on hand and demand deposits maintained with high-credit-quality financial institutions. The Company does not currently hold money market funds, commercial paper, or other cash equivalents. The Company maintains its cash in bank deposit accounts which, at times, may exceed federally insured limits. The Company monitors the financial health of these institutions and believes it is not exposed to significant credit risk.

Accounts Receivables

Accounts receivable are recorded at the invoiced amount and do not bear interest. A receivable is recognized in the period when the Company has transferred services to its customers and its right to consideration is unconditional. Payment terms and conditions vary by contract type but generally require payment within 30 days of the invoice date.

Property and Equipment

Property and equipment are stated at original cost or initial fair value for property and equipment acquired through business combinations or asset acquisition, net of depreciation. Depreciation for computer equipment, infrastructure equipment, transformers, and leasehold improvements commences once they are ready for their intended use. Major improvements that enhance the functionality or extend the asset’s useful life are capitalized, while routine maintenance and repairs are expensed as incurred. Leasehold improvements and integral equipment at leased locations are amortized over the shorter of the lease term or the estimated useful life of the asset or improvement. Upon disposal or retirement, the cost and accumulated depreciation are removed from the accounts, and any resulting gain or loss is recognized in the consolidated statement of operations.

During the year ended December 31, 2025 (Successor), the Company acquired Antbox containers for total consideration of $2,332,000. See Note 3 – Property and Equipment, Net for additional information. These assets are classified as infrastructure equipment within Property and Equipment. The Antbox containers are capitalized at acquisition cost, which approximates their fair value, and are assigned a useful life of approximately 7 years.

Depreciation is calculated on a straight-line basis over the estimated useful lives of asset as follows:

Property and equipment	Useful life (years)
Compute equipment	3
Infrastructure equipment	7-10
Transformers	13
Leasehold improvements	Shorter of lease term or useful life

The Company reviews its property and equipment for impairment, together with lease right-of-use assets, at the asset group level; the lowest level at which the asset group generates identifiable cash flows. We reassess whether a change to an asset group is necessary when we experience a significant change in our operations or in the way we utilize long-lived assets that causes a change to the interdependency of cash flows. We review an asset group for potential impairment whenever events or changes in circumstances indicate that the carrying amount of an asset group may not be recoverable, such as a significant decrease in market price of an asset, a significant adverse change in the extent or manner in which an asset or an asset group is being used or its physical condition, a significant adverse change in legal factors or business climate that could affect the value of an asset or an asset group, or a continuous deterioration of our financial condition. Recoverability of asset groups to be held and used is assessed by comparing the carrying amount of an asset group to estimated undiscounted future net cash flows expected to be generated by the asset group. If the carrying amount of the asset group exceeds its estimated undiscounted future cash flows, an impairment charge is recognized in the amount by which its carrying amount exceeds its fair value. No impairment charges were recorded during the year ended December 31, 2025 (Successor), the period from February 8, 2024 to December 31, 2024 (Successor), and the period from January 1, 2024 to February 7, 2024 (Predecessor).

Assets Held for Sale

Assets and liabilities to be disposed of that meet all of the criteria to be classified as held for sale are reported at the lower of their carrying amounts or fair values less costs to sell. The Company classifies long-lived assets as held for sale when management has approved and committed to a formal plan to sell the asset, the asset is available for immediate sale in its present condition, an active program to locate a buyer has been initiated, the sale is probable and expected to be completed within one year, the asset is being actively marketed at a price that is reasonable in relation to its fair value, and it is unlikely that significant changes to the plan will be made or withdrawn. Upon classification as held for sale, the asset is measured at the lower of its carrying amount or fair value less costs to sell, and depreciation ceases. If the carrying amount exceeds fair value less costs to sell, an impairment loss is recognized in the period the held for sale criteria are met, while gains on sale are recognized only upon completion of the transaction. The Company assesses the fair value of assets held for sale at each reporting period until the asset is sold or reclassified as an operating asset if it no longer meets the held-for-sale criteria.

The Company had nine mining containers classified as held for sale as of December 31, 2024 (Successor). These containers were sold during the year ended December 31, 2025 (Successor), and there were no assets held for sale as of December 31, 2025 (Successor). The containers were not deemed impaired while held for sale, and no impairment charges were recorded during the Predecessor or Successor periods in 2024.

Goodwill

Goodwill represents the excess purchase consideration of an acquired business over the fair value of its net tangible and identifiable intangible assets. Goodwill is not amortized and is tested for impairment at least annually or more often if and when circumstances indicate that goodwill is not recoverable. Triggering events that may indicate impairment include, but are not limited to, a significant adverse change in customer demand or business climate, or a significant decrease in expected cash flows. No impairment charges were recorded with respect to goodwill for the year ended December 31, 2025 (Successor), the period from February 8, 2024 to December 31, 2024 (Successor), and the period from January 1, 2024 to February 7, 2024 (Predecessor).

Leases

The Company enters into lease arrangements primarily for land, data center spaces, and equipment. In accordance with ASC 842, Leases, the Company assesses whether an arrangement contains a lease at contract inception. When an arrangement contains a lease, the Company categorizes leases with contractual terms longer than twelve months as either operating or finance.

The Company records right-of-use (“ROU”) assets and lease liabilities on the consolidated balance sheet for all leases with a term for longer than 12 months, including renewal options that the Company is reasonably certain to exercise. ROU assets represent our right to use an underlying asset for the lease term. Lease liabilities represent our obligation to make lease payments arising from the lease. ROU assets and lease liabilities are classified and recognized at the lease commencement date. When there is a lease modification or a change in lease term triggered by a reassessment event, we reassess its classification and remeasure the ROU asset and lease liability.

Lease liabilities are initially measured based on the present value of fixed lease payments over the term of the lease. As the rate implicit in the Company’s lease is not easily determinable, the Company’s applicable incremental borrowing rate is used in calculating the present value of the sum of the lease payments.

The majority of our lease arrangements include options to extend the lease. If we are reasonably certain to exercise such options, the periods covered by the options are included in the lease term. The depreciable lives of leasehold improvements are limited by the expected lease term and the Company performs an assessment annually to determine if renewal options in leases are certain to be exercised. For leases with a term of 12 months or less, the Company has elected not to recognize any ROU asset or lease liability on the consolidated balance sheet. Where there are lease agreements with lease and non-lease components, the Company has elected to account for the lease and non-lease components as a single lease component for all classes of underlying assets that are identified as lease arrangements.

As described above, we perform a review at least annually of all long-lived assets, including ROU assets, at the asset group level for impairment by assessing events or changes in circumstances that indicate the carrying amount of an asset group may not be recoverable. Recoverability of asset groups to be held and used is assessed by comparing the carrying amount of an asset group to estimated undiscounted future net cash flows expected to be generated by the asset group. If the carrying amount of the asset group exceeds its estimated undiscounted future cash flows, an impairment charge is recognized by the amount by which its carrying amount exceeds its fair value. No impairment charges were recorded during the year ended December 31, 2025 (Successor), the period from February 8, 2024 to December 31, 2024 (Successor), and the period from January 1, 2024 to February 7, 2024 (Predecessor). See Note 6 – Leases for additional information.

Fair Value of Financial Instruments

The carrying values of cash represents fair value. The carrying values of accounts receivable, accrued revenues, accounts payable, and accrued expenses approximate their fair values primarily due to the short-term maturity of the related instruments. The fair value of loan receivable is estimated by discounting the contractual cash flows, using indicative pricing from third parties for similar instruments and asset-specific yield adjustments for elements such as credit risk.

Stockholders’ Equity (As of the transaction date)

As of March 16, 2026, the Company is authorized to issue 1,100,000,000 shares consisting of: (i) 1,000,000,000 shares of common stock, par value $0.0001 per share; and (ii) 100,000,000 shares of preferred stock, par value $0.0001 per share. As of December 31, 2025 and 2024, no shares of common stock were issued and outstanding, and no shares of preferred stock were issued and outstanding.

Earnings Per Share

Basic earnings (loss) per share is computed by dividing net income (loss) attributable to common stockholders by the weighted-average number of shares of common stock outstanding during the period. Diluted earnings (loss) per share is computed by adjusting the weighted-average number of shares outstanding for the dilutive effect of potential common shares, such as stock options and warrants, using the treasury stock method. In periods of net loss, diluted loss per share equals basic loss per share, as the inclusion of potential common shares would be anti-dilutive.

Income Taxes

The Company accounts for income taxes under the asset and liability method in accordance with ASC 740, Income Taxes. Under this method, deferred tax assets and liabilities are recognized for the expected future tax consequences of temporary differences between the carrying amounts of assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. A valuation allowance is established when it is more likely than not that some or all of the deferred tax assets will not be realized.

No interest or penalties were recognized for the year ended December 31, 2025 (Successor), the period from February 8, 2024 to December 31, 2024 (Successor), and the period from January 1, 2024 to February 7, 2024 (Predecessor).

Recent Accounting Pronouncements

Accounting Standards Not Yet Adopted

Accounting Standards Update (“ASU”) No. 2024-03, Disaggregation of Income Statement Expenses

In November 2024, the FASB issued ASU No. 2024-03, Disaggregation of Income Statement Expenses. Under the standard, the accounting guidance improves the disclosures about a public business entity’s expenses and addresses requests from investors for more detailed information about the types of expenses in commonly presented expense captions. ASU No. 2024-03 is effective for annual reporting periods beginning after December 15, 2026, and interim reporting periods beginning after December 15, 2027. Management is still evaluating the impact on the Company’s consolidated financial statements.

Accounting Standards Recently Adopted

In December 2023, the FASB issued ASU 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures (“ASU 2023-09”), that addresses requests for improved income tax disclosures from investors that use the financial statements to make capital allocation decisions. Public entities must adopt the new guidance for fiscal years beginning after December 15, 2024. The amendments in ASU 2023-09 should be applied on a prospective basis. Retrospective application and early adoption is permitted. The Company adopted ASU 2023-09 on January 1, 2025, which did not have a material impact on its consolidated financial statements and related disclosures.

The Company was not subject to, nor did it adopt, any new accounting pronouncements during the year ended December 31, 2025 (Successor), the period from February 8, 2024 to December 31, 2024 (Successor), and the period from January 1, 2024 to February 7, 2024 (Predecessor), that had a material impact on its financial condition, results of operations, or cash flows.

3.	PROPERTY AND EQUIPMENT, NET

Property and equipment consisted of the following:

	Successor
	December 31, 2025	December 31, 2024
Compute equipment	172,589	164,751
Infrastructure Equipment	5,787,460	3,424,371
Leasehold improvements	2,846,345	2,846,345
Transformers	1,554,533	1,554,533
	10,360,927	7,990,000
Less: Accumulated depreciation	(1,495,908)	(633,603)
Total	8,865,019	7,356,397

Depreciation expense was $862,305 for the year ended December 31, 2025 (Successor), $589,516 for the period from February 8, 2024 to December 31, 2024 (Successor), and $239,330 for the period from January 1, 2024 to February 7, 2024 (Predecessor).

Asset acquisition

On May 15, 2025, the Company entered into a Purchase and Sale Agreement with Blue Ridge Digital Mining, LLC to acquire 60 Antbox containers for a total contractual consideration of $2,332,000, payable in 24 equal monthly installments of $97,167, beginning August 15, 2025 and ending July 15, 2027.

This transaction has been accounted for as an asset acquisition under common control in accordance with ASC 805-50, as both the Company and the seller are ultimately controlled by VCV Digital Infrastructure Holdings LLC. The Antboxes were delivered and accepted during the second quarter of 2025 and have been capitalized under equipment within property and equipment.

Future minimum payments as of December 31, 2025 (Successor) related to this asset acquisition are as follows:

Future Minimum Payments
2026	$1,166,001
2027	680,166
Total future minimum payments	$1,846,167

As of December 31, 2025 (Successor), five installment payments of $97,167 each have been made.

The total remaining consideration payable of $1,846,167 as of December 31, 2025 (Successor) is classified as follows in the consolidated balance sheets:

December 31, 2025
Current liabilities	$1,166,001
Non-current liabilities	680,166
Total undiscounted cash flows	$1,846,167

Asset held for sale

As of December 31, 2024 (Successor), the Company had nine mining containers classified as held for sale. These containers were measured at the lower of their carrying amount or fair value less costs to sell, in accordance with ASC 360-10, Property, Plant and Equipment – Overall.

During the first quarter of 2025, the Company sold the remaining nine mining containers for total proceeds of $132,000, resulting in a gain of $67,714 recorded in other income in the accompanying consolidated statements of operations. As of December 31, 2025 (Successor), the Company had no mining containers classified as held for sale.

During the period from February 8, 2024 to December 31, 2024 (Successor), the Company sold 14 mining containers, generating total proceeds of $100,000. No gain or loss was recognized on these sales.

4.	BUSINESS COMBINATION AND CONTROL OBTAINED BY A RELATED PARTY

Per an agreement dated February 7, 2024, One Blockchain underwent a change in control following a step acquisition by VCV Digital Solutions LLC (“VCV Digital Solutions”), which was effective as of February 8, 2024. VCV Digital Solutions acquired 50% of the issued and outstanding membership interests of One Blockchain from an unrelated third-party seller that previously held a 50% ownership interest, adding to its existing 45% indirect interest held through its subsidiary, Tiger Cloud LLC. As a result, VCV Digital Solutions, through Tiger Cloud LLC, obtained full control of the Company. One Blockchain is now a wholly owned subsidiary of BlockchAIn.

Although the transaction involved entities in which VCV Digital Solutions previously held significant influence, the Company evaluated the nature of the transaction and determined that it does not meet the criteria for a common control transaction under ASC 805. Prior to the acquisition, the seller was not under common control with VCV Digital Solutions and therefore was not considered a related party under ASC 850, Related Party Disclosures. The acquisition of the remaining 50% interest resulted in a substantive change in control and governance. Accordingly, this transaction is not considered a common control transaction.

The Company elected to apply pushdown accounting in accordance with ASC 805, resulting in a new basis of accounting and the creation of a new reporting entity as of February 8, 2024. The Company has revised its financial statement presentation to separately reflect the predecessor and successor periods in accordance with ASC 805. The period from January 1, 2024 to February 7, 2024 (Predecessor) is presented under the historical cost basis, and the period from February 8, 2024 to December 31, 2024 (Successor) is presented under the new fair value basis resulting from the application of pushdown accounting.

The total purchase consideration for the additional 50% interest was $7,684,150. As a result of the step acquisition, the assets and liabilities of the Company were revalued at fair value. The following adjustments were made:

●	Property and equipment, net: increased by $1,810,558 to reflect fair value.

●	Goodwill: Recognized at $4,851,136 as the excess of the purchase price over the fair value of net identifiable assets.

The impact of these adjustments is reflected in the accompanying consolidated balance sheets as of December 31, 2024 (Successor).

5.	REVENUE

Deferred Revenue (Contract Liabilities)

Deferred revenue consists of consideration received in advance of performance and recognizes them as revenue when the performance obligation is satisfied.

The following table summarizes the deferred revenue activity during the years ended December 31, 2025 (Successor) and 2024 (Successor):

	Successor
	Year Ended December 31, 2025	Year Ended December 31, 2024
Balance at the beginning of the year	$1,666,580	$1,389,000
Add: revenue deferred during the year	2,330,584	1,956,400
Less: Revenue recognized during the year	(1,666,580)	(1,678,820)
Balance at the end of the year	$2,330,584	$1,666,580

Current	$2,330,584	$1,666,580
Non-current	$-	$-

As of December 31, 2025 (Successor), the Company expects to realize substantially all the deferred revenue within 12 months and accordingly, these amounts are classified as current liabilities. There were no significant changes to contract terms, refund policies, or performance obligations during the periods presented. The Company did not have contract assets as of December 31, 2025 (Successor) and 2024 (Successor).

6.	LEASES

The Company leases land under a ground lease agreement to support its data center facility. Lease payments are made in cash in accordance with the lease terms. The balance of the related ROU asset was $81,712 and $188,936 as of December 31, 2025 (Successor) and December 31, 2024 (Successor), respectively.

As of December 31, 2025 (Successor) and December 31, 2024 (Successor), the weighted-average remaining lease term for operating leases was 0.75 years and 1.75 years, respectively. As of December 31, 2025 (Successor) and December 31, 2024 (Successor), the weighted-average discount rate for operating leases was 1.37% for both years.

The lease agreement includes extension options, which may extend the lease beyond the original period. The Company has not included the potential impact of any additional extension options in the calculation of the lease term or related lease liability.

During the year ended December 31, 2025 (Successor), the period from February 8, 2024 to December 31, 2024 (Successor), and the period from January 1, 2024 to February 7, 2024 (Predecessor), the Company made cash payments to reduce its operating lease liability of approximately $109,200, $97,652, and $11,348, respectively.

Future minimum non-cancelable lease commitments under this lease are as follows:

Future Minimum Payments
2026	$81,900
2027	-
2028	-
2029	-
2030	-
Thereafter	-
Total undiscounted cash flows	81,900
Less: Present value discount	(188)
Total lease obligations	$81,712

7.	FAIR VALUE MEASUREMENTS

Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly, hypothetical transaction between market participants at the measurement date, or exit price. ASC 820, Fair Value Measurement, which establishes three levels of inputs that are used to measure fair value:

●	Level 1: quoted prices in active markets for identical assets or liabilities.

●	Level 2: observable inputs other than quoted market prices included within Level 1 that are observable, either directly or indirectly, for the assets or liabilities.

●	Level 3: unobservable inputs to the valuation methodology that are significant to the measurement of the fair value of assets or liabilities, including indicative pricing from third parties for similar instruments and asset-specific yield adjustments for elements such as credit risk.

Assets and liabilities not measured and recorded at fair value

The Company’s consolidated financial instruments are not measured at fair value on a recurring basis, as the carrying values of the instruments approximate their fair values due to their liquid or short-term natures.

8.	INCOME TAXES

One Blockchain is a limited liability company and therefore substantially all of the Company’s income/loss in 2025 and 2024 was subject to pass-through taxes and not subject to income taxes. The members of One Blockchain include the Company’s taxable income or loss in their personal income tax returns. Accordingly, there is no income tax expense and/or deferred tax assets/liabilities recorded as of December 31, 2025 and 2024. Transactions for which tax deductibility or the timing of deductibility is uncertain are reviewed based on their technical merits in determining distribution of the Company’s income. Penalties and interest assessed by income taxing authorities are included in selling, general, and administrative expenses. No interest or penalties were recognized for the year ended December 31, 2025 (Successor), the period from February 8, 2024 to December 31, 2024 (Successor), and the period from January 1, 2024 to February 7, 2024 (Predecessor).

9.	EARNINGS PER SHARE

The Company had no shares issued or outstanding as of December 31, 2025 and 2024 and therefore no basic or diluted earnings per share have been calculated.

10.	CAPITAL STRUCTURE / STOCKHOLDERS’ EQUITY

As of the transaction date the Company’s capital structure will be as follows. The total number of shares of all classes of capital stock that the Corporation is authorized to issue is 1,100,000,000 shares, each with a par value of $0.0001 per share, consisting of (a) 1,000,000,000 shares of common stock (“Common Stock”) and (b) 100,000,000 shares of preferred stock (“Preferred Stock”). The number of authorized shares of any class may be increased or decreased (but not below the number of shares then outstanding) by the affirmative vote.

Common Stock

Voting- Each share of Common Stock is entitled to one vote on each matter properly submitted to the stockholders on which holders of Common Stock are entitled to vote. Subject to the rights of any series of Preferred Stock, holders of Common Stock exclusively possess all voting power of the Company.

Dividends- Subject to applicable law and the rights of any outstanding series of Preferred Stock, holders of Common Stock are entitled to receive such dividends and other distributions (payable in cash, property, or capital stock) as may be declared by the Board of Directors from time to time, sharing equally on a per-share basis. No dividends have been declared or paid by the Company for any period presented.

Liquidation- Subject to the rights of any outstanding series of Preferred Stock, in the event of any voluntary or involuntary liquidation, dissolution, or winding up of the Company, holders of Common Stock are entitled to receive all remaining assets available for distribution to stockholders, ratably in proportion to shares held.

Holders of Common Stock have no preemptive rights, cumulative voting rights, or rights of redemption. Shares of Common Stock are not subject to any sinking fund provisions. All issued and outstanding shares of Common Stock are fully paid and non-assessable.

Preferred Stock

The Board of Directors is authorized to provide, out of the unissued shares of Preferred Stock, for one or more series of Preferred Stock and to establish from time to time the number of shares to be included in each such series and to fix the voting rights (if any), designations, powers, preferences, and relative, participating, optional, special, and other rights of each such series and any qualifications, limitations, and restrictions thereof.

The Board’s authority with respect to each series of Preferred Stock includes, without limitation, the authority to determine: (i) the number of shares constituting that series and the distinctive designation of that series; (ii) the dividend rate, whether dividends shall be cumulative and, if cumulative, the date from which dividends shall accumulate; (iii) whether that series shall have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights; (iv) whether that series shall have conversion privileges and, if so, the terms and conditions of such conversion; (v) whether or not the shares of that series shall be redeemable and, if so, the terms and conditions of such redemption; (vi) whether that series shall have a sinking fund for the redemption or purchase of shares of that series and, if so, the terms and amount of such sinking fund; and (vii) the rights of the shares of that series in the event of the voluntary or involuntary liquidation, dissolution, or winding-up of the Company. Any series of Preferred Stock may be superior to, rank equally with, or be junior to any other series of Preferred Stock to the extent permitted by law.

As of December 31, 2025 and December 31, 2024, no shares of common stock or preferred stock have been issued or were outstanding.

11.	COMMITMENTS AND CONTINGENCIES

Business Combination with Signing Day Sports, Inc.

On May 27, 2025, the Company entered into a Business Combination Agreement (“BCA”) with Signing Day Sports, Inc. (“SGN”), as amended on November 10, 2025, and as further amended on December 22, 2025. Effective March 16, 2026, the Company and SGN announced the successful completion of the business combination under the previously announced BCA. Under the BCA the Company is now the parent entity of both SGN and One Blockchain. The Company commenced trading on NYSE American on March 17, 2026, under the ticker symbol “AIB”.

Management has evaluated the BCA and amendments and determined that no adjustments to the financial statements are required as of the reporting date. The financial impact of the transaction will be reflected in future periods.

Energy Contract

The Company has an energy services contract with a third party, which expires in October 2026. Under the terms of the agreement, the Company is committed to pay a minimum of $256,000 monthly for energy used in the previous month. Usage in excess of $256,000 is invoiced to the Company in arrears on a monthly basis. The Company may terminate this agreement prior to its expiration date for an early termination fee of $400,000. The energy services contract does not qualify as a lease under ASC 842 and therefore follows ASC 340-40 “take or pay” type contract.

Letter of Credit

During 2022, a related party of the Company entered into a stand-by letter of credit (“LOC”) arrangement with its financial institution on behalf of the Company to provide $3,000,000 in funding for the benefit of the third party that the Company has its energy services contract with. In 2025, the LOC was reduced to $2,060,000.  The financial effects of the completed transaction will be reflected in the period in which the closing occurred. The LOC is automatically renewed annually and is secured by a certificate of deposit (“CD”), which also supports the Company’s surety bond obligations. As of the issuance date of these financial statements, the LOC remains in effect. Subsequent to December 31, 2025, but prior to the issuance of these financial statements, the transaction was completed. As a recognized subsequent event under ASC 855, management has evaluated the closing and determined that no adjustment to the consolidated financial statements as of December 31, 2025 is required.

Other litigations

The Company is involved, from time to time, in litigation, other legal claims, and proceedings involving matters associated with or incidental to its business, including, among other things, matters involving credit card fraud, trademarks and other intellectual property, licensing, taxation, and employee relations. The Company believes at present that the resolution of currently pending matters will not, individually or in aggregate, have a material adverse effect on its consolidated financial statements. However, the Company’s assessment of any current litigation or other legal claims could potentially change in light of the discovery of facts not presently known or determinations by judges, juries, or other finders of fact that are not in accord with management’s evaluation of the possible liability or outcome of such litigation or claims.

In the normal course of business, the Company may enter into certain guarantees or other agreements that provide general indemnifications. The Company has not made any significant indemnification payments under such agreements in the past and does not currently anticipate incurring any material indemnification payments.

Consultant Agreement

The Company had a 5% profit share agreement with an unrelated third-party consultant. As part of this agreement, upon sale of the Company the consultant is also entitled to a payout based on the Company’s cash flows and a reasonable market multiple, as defined by the agreement. During the period from February 8, 2024 to December 31, 2024 (Successor), the Company fully settled its claims with the consultant for $300,000, resolving all outstanding obligations under the agreement and terminating the agreement. There are no liabilities or commitments related to this consultant agreement as of December 31, 2025 (Successor) and December 31, 2024 (Successor).

12.	RELATED PARTY TRANSACTIONS

The Company reimbursed one of its members $523,000 in related party expenses with Tiger Cloud LLC for the year ended December 31, 2025, and $286,000 during the period from February 8, 2024 to December 31, 2024 (Successor) and $33,000 during the period from January 1, 2024 to February 7, 2024 (Predecessor) for selling, general, and administrative expenses made on behalf of the Company. For the year ended December 31, 2025, this included $284,000 in management fees and $239,000 of labor allocation expense. During the periods from February 8, 2024 to December 31, 2024 (Successor) and January 1, 2024 to February 7, 2024 (Predecessor) the entire expense was for management fees and none attributable to labor allocation expense.

As of December 31, 2025 (Successor), no amounts were due to the related party. As of December 31, 2024 (Successor), $334,000 was due to a related party and included in accounts payable.

As of December 31, 2025 (Successor) and 2024 (Successor), the Company had a loan receivable of $1,083,460 and $1,045,315, respectively, which relates to funds loaned to VCV Digital Infrastructure Holdings to support its surety bond requirements. Specifically, One Blockchain LLC provided funds for a commercial deposit (“CD”) in VCV Digital Solutions and to increase the LOC and surety bond. The loan is non-interest-bearing and is expected to be repaid based on contractual agreements between the parties. The Company considers the credit risk to be mitigated by the collateral value of the CD and the increased surety bond securing the loan. The Company evaluates the recoverability of loan receivables on an ongoing basis, considering factors such as the financial condition of the borrower and collateral value. As of December 31, 2025 (Successor) and 2024 (Successor), no allowance for credit losses has been recorded, as management believes the loan is fully recoverable.

As of December 31, 2024 (Successor), the Company had a related party loan payable with a balance of $18,750. This loan was repaid during the year ended December 31, 2025 (Successor), and the balance of related party loans payable was zero as of December 31, 2025 (Successor).

As of December 31, 2025 (Successor), the Company had accounts receivable from related parties totaling $2,144,506, arising from operational activities. These amounts are expected to be settled in the normal course of business. These related party receivables include $1,640,171 due from Tiger Cloud LLC and $504,335 due from VCV Digital Solutions. These balances reflect transactions related to the Company’s ongoing business operations and financial arrangements with related entities. As of December 31, 2024 (Successor), the Company had accounts receivable from related parties totaling $370,405. These related party receivables include $35,500 due from Atlas Cloud AI LLC, $39,558 due from Tiger AIDC LLC, $26,315 due from Tiger Cloud LLC, and $269,033 due from VCV Digital Solutions.

13.	SUBSEQUENT EVENTS

The Company has evaluated subsequent events and transactions that occurred up to the date the financial statements were issued. Based upon this review, except for as noted below, the Company did not identify any subsequent events that would have required adjustment or disclosure in the financial statements.

Business Combination with Signing Day Sports, Inc.

Effective March 16, 2026, the Company and SGN announced the successful completion of the business combination under the previously announced BCA. Under the BCA the Company is now the parent entity of both SGN and One Blockchain. The Company commenced trading on NYSE American on March 17, 2026, under the ticker symbol “AIB”. See Note 11 - Commitments and Contingencies.

33,333,334 Shares of Common Stock

BLOCKCHAIN DIGITAL INFRASTRUCTURE, INC.

PROSPECTUS

Lucid Capital Markets

June 5, 2026